Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of December 6, 2010

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as the Lenders,

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent,

and

TRANSDIGM INC.

and

TRANSDIGM GROUP INCORPORATED

and

The subsidiaries of TransDigm Inc. from time to time party hereto

CREDIT SUISSE SECURITIES (USA) LLC and

UBS SECURITIES LLC,

as Joint Lead Arrangers

CREDIT SUISSE SECURITIES (USA) LLC,

UBS SECURITIES LLC,

BARCLAYS CAPITAL and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Bookrunners

UBS SECURITIES LLC,

as Syndication Agent

MIZUHO CORPORATE BANK, LTD. and

PNC CAPITAL MARKETS LLC,

as Co-Documentation Agents

i

SECTION 9.11. Headings	141
SECTION 9.12. Confidentiality	141
SECTION 9.13. Several Obligations; Nonreliance; Violation of Law	141
SECTION 9.14. USA PATRIOT Act	142
SECTION 9.15. Disclosure	142
SECTION 9.16. Appointment for Perfection	142
SECTION 9.17. Interest Rate Limitation	142

SCHEDULES:

Commitment Schedule

Schedule 1.01(a)	—	Immaterial Subsidiaries
Schedule 1.01(b)	—	Mortgaged Properties
Schedule 1.01(c)	—	Existing Letters of Credit
Schedule 1.01(d)	—	Existing Indebtedness
Schedule 1.01(e)	—	Existing Liens
Schedule 1.01(f)	—	Existing Investments
Schedule 3.05(a)	—	Properties
Schedule 3.05(g)	—	Intellectual Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 3.16	—	Mortgage Filing Offices
Schedule 3.17	—	Labor Disputes
Schedule 4.02(b)	—	Local Counsel
Schedule 5.12	—	Post-Closing Obligations
Schedule 6.08	—	Affiliate Agreements
Schedule 9.01	—	Borrower’s Website for Electronic Delivery

EXHIBITS:

Exhibit A—	Form of Administrative Questionnaire
Exhibit B—	Form of Assignment and Assumption
Exhibit C—	Form of Compliance Certificate
Exhibit D—	Joinder Agreement
Exhibit E—	Form of Borrowing Request
Exhibit F—	Form of Promissory Notes
Exhibit G—	Form of Closing Date Certificate
Exhibit H—	Form of Solvency Certificate

CREDIT AGREEMENT dated as of December 6, 2010 (this “Agreement”), among TRANSDIGM INC., a Delaware corporation (the “Borrower”), TRANSDIGM GROUP INCORPORATED, a Delaware corporation (“Holdings”), each subsidiary of the Borrower from time to time party hereto, the Lenders (as defined in Article I) and CREDIT SUISSE AG, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, the “Agent”).

The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) on the Closing Date in an aggregate principal amount not in excess of $1,550,000,000 and (b) Revolving Loans, Swingline Loans and Letters of Credit at any time and from time to time prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not in excess of $245,000,000. The proceeds of the Term Loans are to be used solely to finance, in part, the Existing Bank Debt Refinancing, the Acquisition and the other transactions contemplated by the Purchase Agreement (including the repayment in full of all Existing Company Indebtedness) and the Transaction Costs. The proceeds of the Revolving Loans, Swingline Loans and Letters of Credit are to be used solely for general corporate purposes.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the purchase by the Borrower of all outstanding Equity Interests in the Company in accordance with and pursuant to the terms of the Purchase Agreement.

“Additional Collateral” means the Collateral existing as of the Closing Date attributable to the Company or its subsidiaries, or that is otherwise not subject to a security interest or Lien under the Existing Borrower Credit Documents immediately prior to the Closing Date.

“Additional Obligations” means all obligations defined as “2010 Obligations” in the Guarantee and Collateral Agreement and the other Collateral Documents.

“Additional Revolving Credit Lender” has the meaning assigned thereto in Section 2.25(a).

“Additional Secured Parties” means the Persons defined as “2010 Secured Parties” in the Guarantee and Collateral Agreement and the other Collateral Documents.

“Adjusted LIBO Rate” means, for any Interest Period, the rate per annum equal to the greater of (a) 1.50% per annum and (b) the rate obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Agent.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.08.

“Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Agent Fee Letter” means that certain Fee Letter dated October 4, 2010, by and among Holdings, the Agent and Credit Suisse Securities (USA) LLC.

“Agent Fees” has the meaning assigned to such term in Section 2.11(b).

“Aggregate Revolving Credit Exposure” means the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) 2.50%, (b) the Prime Rate in effect on such day, (c) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (d) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of three months plus 1%; provided that, solely for purposes of the foregoing, the Adjusted LIBO Rate for any day shall be calculated using the LIBO Rate based on the rate per annum determined by the Agent on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to three months. If the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (c) or (d), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans (or, if no Loans are then outstanding, the Commitment) of such Lender and the denominator of which is the aggregate outstanding principal amount of the Loans (or, if no Loans are then outstanding, the Commitments) of all Lenders.

“Applicable Rate” means, for any day, (a) with respect to any LIBO Rate Revolving Loan, 3.75% per annum, (b) with respect to any ABR Revolving Loan (including any Swingline Loan), 2.75% per annum, (c) with respect to the Commitment Fees, (i) if the Consolidated Leverage Ratio is equal to or greater than 4.00 to 1.00, 0.50% per annum and (ii) if the Consolidated Leverage Ratio is less than 4.00 to 1.00, 0.375% per annum and (d) with respect to any LIBO Rate Term Loan or ABR Term Loan, the applicable rate set forth below under the caption “LIBO Spread - Term Loans” or “ABR Spread - Term Loans”, as the case may be, based upon the Consolidated Secured Debt Ratio as of the relevant date of determination.

Consolidated Secured Debt Ratio	LIBO Spread - Term Loans	ABR Spread - Term Loans
≥ 2.00 to 1.00	3.50% per annum	2.50% per annum
< 2.00 to 1.00 and ≥ 1.00 to 1.00	3.25% per annum	2.25% per annum
< 1.00 to 1.00	3.00% per annum	2.00% per annum

Each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio or the Consolidated Secured Debt Ratio of the Borrower shall be effective with respect to all Loans and Commitments outstanding on and after the date of delivery to the Agent of the financial statements and certificates required by Section

5.01(a) or (b) and Section 5.01(c), respectively, indicating such change, and until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, for the period ended December 31, 2010, the Consolidated Leverage Ratio shall be deemed to be greater than 4.00 to 1.00 and the Consolidated Secured Debt Ratio shall be deemed to be greater than 2.00 to 1.00 for the purposes of determining the Applicable Rate. In addition, (x) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, or (y) at any time after the occurrence and during the continuance of an Event of Default, the Consolidated Leverage Ratio shall be deemed to be greater than 4.00 to 1.00 and the Consolidated Secured Debt Ratio shall be deemed to be greater than 2.00 to 1.00 for the purposes of determining the Applicable Rate. In the event that any financial statement or certificate delivered pursuant to Section 5.01(a) or (b) and Section 5.01(c), respectively, is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Agent a corrected certificate required by Section 5.01(c) for such Applicable Period, (ii) the Applicable Rate for such Applicable Period shall be determined by reference to the Consolidated Leverage Ratio and Consolidated Secured Debt Ratio set forth in the corrected certificate and (iii) the Borrower shall immediately pay to the Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be applied by the Agent to the affected Obligations.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value (including by way of merger, amalgamation, casualty, condemnation or otherwise) by the Borrower or any of its Restricted Subsidiaries (including any Sale and Lease-Back Transaction) to any Person other than the Borrower or any Subsidiary Guarantor of:

(1) any Equity Interests of any Restricted Subsidiary of the Borrower, or

(2) any other property or assets of the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that Asset Sales or other dispositions shall not include:

(a) a transaction or series of related transactions for which the Borrower or its Restricted Subsidiaries receive aggregate consideration of less than $5,000,000;

(b) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(c) the sale, lease, transfer, conveyance, disposal or replacement of inventory and obsolete or unused or no longer useful equipment in the ordinary course of business;

(d) the sale, lease, conveyance, disposition or other transfer by the Borrower or any Restricted Subsidiary of assets or property in connection with any Permitted Investment or in connection with any Restricted Payment permitted pursuant to Section 6.02;

(e) dispositions of cash or Cash Equivalents;

(f) the sale, lease, conveyance, disposition or other transfer of any Equity Interests of an Unrestricted Subsidiary; and

(f) the creation of a Lien permitted under Section 6.06 (but not the sale or other disposition of the property subject to such Lien other than pursuant to the enforcement by the holder of such Lien in such property).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate then borne by the Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Available Liquidity” means, on any date, an amount equal to the sum of (a) the aggregate Unrestricted Cash of all Loan Parties on such date, as the same would be reflected on a consolidated balance sheet prepared in accordance with GAAP as of such date, and (b) only if each of the conditions set forth in Section 4.01 would be satisfied in connection with a Borrowing as of such date, the amount by which the aggregate Revolving Credit Commitments exceeds the aggregate Revolving Credit Exposures as of such date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person or any committee thereof.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means (a) any Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, or such other form as shall be approved by the Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries and (b) the value of all assets under Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced,

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Asset Sales that are not applied to prepay Term Loans, term loans under the Existing Borrower Credit Agreement or term loans under any Specified Secured Indebtedness, and that are reinvested, in accordance with Section 2.10,

(iv) expenditures that constitute Consolidated Lease Expense,

(v) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period),

(vi) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or

(vii) expenditures that constitute acquisitions of Persons or business units permitted hereunder.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person and

(2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”);

(2) the approval by the holders of Capital Stock of the Borrower of any plan or proposal for the liquidation or dissolution of the Borrower (whether or not otherwise in compliance with the provisions of this Agreement);

(3) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 35% of the total ordinary voting power represented by the issued and outstanding Capital Stock of Holdings;

(4) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors;

(5) Holdings shall beneficially own and control less than 100% on a fully diluted basis of the economic interest and voting power represented by the issued and outstanding Equity Interests of the Borrower; or

(6) any “change of control” (or similar event, however denominated) shall occur under the Existing Borrower Credit Agreement or the Existing Note Indentures or, following the issuance of the Senior Subordinated Notes, the Senior Subordinated Note Indenture.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Other Revolving Loans, Other Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a Term Loan Commitment, an Incremental Revolving Credit Commitment, an Incremental Term Loan Commitment, an L/C Commitment or a Swingline Commitment.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of a Person subject to a Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of Agent, on behalf of itself and for the ratable benefit of the Secured Parties, to secure the Obligations; provided, however, that Collateral shall not at any time include any Margin Stock or leased real property.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Mortgages, the Control Agreements, the Intellectual Property Security Agreements and any other documents granting a Lien upon the Collateral in favor of the Agent for the ratable benefit of the Secured Parties as security for payment of the Obligations.

“Commitment” means (a) with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment and Swingline Commitment as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Lender, as applicable, as such commitment may be (i) reduced from time to time pursuant to Section 2.06 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, which aggregate commitment shall be $1,200,000,000 on the Closing Date.

“Commitment Fee” has the meaning assigned to such term in Section 2.11(a).

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Company” means McKechnie Aerospace Holdings, Inc., a Delaware corporation.

“Company Indebtedness for Borrowed Money” has the meaning assigned to the term “Indebtedness for Borrower Money” in the Purchase Agreement.

“Company Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on or change in the financial condition, liabilities, business or results of operations of the Company and the Company Subsidiaries (as such term is defined in the Purchase Agreement), taken as a whole; provided, however, that no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any Effect affecting the aerospace industry generally, (ii) global, national or regional political conditions, including hostilities, political instability, acts of terrorism or war, (iii) any Effect affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any region in which the Company or any of the Company Subsidiaries conducts business, (iv) any failure, in and of itself, by the Company or any Company Subsidiary to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Purchase Agreement (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (v) compliance with, or any action required to be taken by the Seller, the Company or any Company

Subsidiary under, the terms of the Purchase Agreement, (vi) any Effect that results from any action taken at the express prior request of the Borrower or with Borrower’s prior consent, (vii) the announcement of the execution of the Purchase Agreement, or the pendency of the transactions contemplated thereby, including the effects of the transactions contemplated thereby on relationships with suppliers, Governmental Entities (as such term is defined in the Purchase Agreement), employees, or other third-party relationships, (viii) any change in Law (as such term is defined in the Purchase Agreement) or GAAP (as such term is defined in the Purchase Agreement) or interpretation thereof, (ix) any breach by the Borrower of its obligations under the Purchase Agreement, (x) any change in budget or appropriations policies or amounts of any Governmental Entity, or (xi) any change in the cost or availability or other terms of any financing, unless, in the case of clauses (i), (ii), (iii), (viii) and (x) above, such changes would reasonably be expected to have a materially disproportionate impact on the financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other affected Persons.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of such Person’s:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income Taxes and foreign withholding Taxes and Taxes based on capital and commercial activity (or similar Taxes) of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d) restructuring costs, facilities relocation costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions;

(e) any expenses or charges related to any Permitted Investment, offering of Equity Interests, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions;

(f) any write offs, write downs or other non-cash charges, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period and the write off or write down of current assets;

(g) the amount of any expense related to minority interests;

(h) [Intentionally Omitted];

(i) the amount of any earn out payments or deferred purchase price in conjunction with acquisitions;

(j) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Qualified Capital Stock of the Borrower (other than Qualified Capital Stock that is Preferred Stock);

(k) any Dividend Equivalent Payments; and

(l) solely for the purposes of computations under Section 6.14, a charge in any one period not to exceed $10,000,000 resulting from repurchases of inventory from distributors during such period; and

(3) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

“Consolidated Interest Coverage Ratio”, as of any date of determination, means the ratio of (a) the Consolidated EBITDA of the Borrower for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding such date, to (b) Consolidated Interest Expense for such period that is required to be paid in cash.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of all cash and non-cash interest expense (net of interest income) with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding (i) amortization or write-off of debt issuance costs, deferred financing fees, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees and (iii) any prepayment fee or premium paid in connection with the refinancing or repayment of any Indebtedness;

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Lease Expense” means for any period, all rental expenses of the Borrower and its Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Sale and Lease-Back Transactions permitted hereunder), excluding real estate Taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to an acquisition of a Person or business unit to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio”, as of any date of determination, means the ratio of (a) Consolidated Total Indebtedness of the Borrower as of such date to (b) the Consolidated EBITDA of the Borrower for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available on or immediately preceding such date. In any period of four consecutive fiscal quarters in which any Permitted Acquisition or Asset Sale occurs, the Consolidated Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.07.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication:

(1) gains and losses from Asset Sales (without regard to the $5,000,000 limitation set forth in the definition thereof) and the related tax effects according to GAAP;

(2) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3) all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Equity Interests), and the related tax effects according to GAAP;

(4) the net income (or loss) from disposed or discontinued operations or any net gains or losses on disposal of disposed or discontinued operations, and the related tax effects according to GAAP;

(5) any impairment charge or asset write-off (other than the write-off or write-down of current assets), in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(6) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged or consolidated with or into the Borrower or any Restricted Subsidiary of the Borrower;

(7) the net income (but not loss) of any Restricted Subsidiary of the Borrower (other than a Guarantor) to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Borrower of that income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(8) the net loss of any Person, other than a Restricted Subsidiary of the Borrower;

(9) the net income of any Person, other than a Restricted Subsidiary of the Borrower, except to the extent of cash dividends or distributions paid to the Borrower or a Restricted Subsidiary of the Borrower by such Person;

(10) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(11) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP; and

(12) inventory and backlog purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to acquisition transactions.

“Consolidated Net Leverage Ratio”, as of any date of determination, means the ratio of (a) Consolidated Total Indebtedness of the Borrower minus the Unrestricted Cash as of such date to (b) the Consolidated EBITDA of the Borrower for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available on or immediately preceding such date; provided, however, that, solely for purposes of this definition, after January 31, 2011, cash and Cash Equivalents shall not constitute Unrestricted Cash except to the extent they are held in one or more accounts subject to a Control Agreement. In any period of four consecutive fiscal quarters in which any Permitted Acquisition or Asset Sale occurs, the Consolidated Net Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.07.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory and backlog will be included in Consolidated Non-cash Charges.

“Consolidated Secured Debt” means, as at any date of determination, the Consolidated Total Indebtedness of the Borrower and the Restricted Subsidiaries that is secured by Liens on assets or property of Holdings, the Borrower and the Restricted Subsidiaries as of such date.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (a) Consolidated Secured Debt as of such date to (b) the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of the most recently ended consecutive four full fiscal quarters for which internal financial statements are available on or immediately preceding such date. In any period of four consecutive fiscal quarters in which any Permitted Acquisition or Asset Sale occurs, the Consolidated Secured Debt Ratio shall be determined on a pro forma basis in accordance with Section 1.07.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate principal amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding any undrawn letters of credit issued in the ordinary course of business), (b) the aggregate amount of all outstanding Disqualified Capital Stock of the Borrower and all Disqualified Capital Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, (c) guarantees and other contingent obligations of the Borrower and the Restricted Subsidiaries (excluding items eliminated in consolidation and only to the extent related to Indebtedness that would constitute “Consolidated Total Indebtedness” under clause (a) or (b)), with the amount of such guarantees or other contingent obligations deemed to be an amount equal to the maximum stated amount of the guarantee or contingent obligation or, if none, the stated or determinable amount of the primary Indebtedness in respect of which such guarantee or contingent obligation is made or, if there is no stated or determinable amount of the primary Indebtedness, the maximum reasonably anticipated liability in respect thereof (assuming the Borrower or such Restricted Subsidiary, as applicable, is required to perform thereunder) as determined by the Borrower in good faith and (d) Indebtedness that would constitute “Consolidated Total Indebtedness” under clause (a) or (b) which are secured by any Lien on any property or asset of the Borrower or any of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) the current portion of interest and (iii) the current portion of current and deferred income Taxes.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower or Holdings who:

(1) was a member of such Board of Directors on the Closing Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Control Agreement” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Credit Event” has the meaning assigned to such term in Section 4.01.

“Cumulative Credit” means, as of any date of determination, an amount, not less than zero, equal to (i) $400,000,000, plus (ii) the Cumulative Retained Excess Cash Flow on such date, plus (iii) to the extent not otherwise included in Consolidated Net Income, the aggregate amount of any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received on or prior to such date by the Borrower or any Restricted Subsidiary in respect of (x) any Unrestricted Subsidiary or (y) any Investments in any other Person that is not a Restricted Subsidiary of the type specified in clause (10) of the definition of Permitted Investment, minus (iv) the aggregate amounts expended by Holdings, the Borrower and the Restricted Subsidiaries on or prior to such date to make Restricted Payments pursuant to clause (8) of the first paragraph of Section 6.02 or to make Investments of the type specified in clause (19) of the definition of Permitted Investment.

“Cumulative Retained Excess Cash Flow” means, at any date, the aggregate cumulative amount, not less than zero, of Retained Excess Cash Flow for all fiscal years (commencing with the fiscal year ended September 30, 2012) ending on or prior to such date.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Borrower or any Restricted Subsidiary of the Borrower against fluctuations in currency values.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” means any Lender that (a) defaults in its obligation to extend credit required to be extended by it hereunder and such default continues for three Business Days, (b) has notified the Agent or any Loan Party in writing that it does not intend to satisfy any such obligations or has made a public statement with respect to any such obligations hereunder or generally with respect to all agreements in which it commits to extend credit or (c) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that if a Lender would be a “Defaulting Lender” solely by reason of events relating to a direct or indirect parent company of such Lender or solely because a Governmental Authority has been appointed as receiver, conservator, trustee or custodian for such Lender, such Lender shall not be a “Defaulting Lender” unless such Lender fails to confirm in writing, upon request by the Agent or the Borrower, that it will continue to comply with its obligations to make Loans required to be made by it hereunder.

“Derivative Transaction” means (a) an interest-rate derivative transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate derivative transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its subsidiaries shall be a Derivative Transaction.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Capital Stock” means with respect to any Person, any Capital Stock, which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock; or

(c) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Term Loan Maturity Date; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale”, “casualty event”, “fundamental change” or “change of control” occurring prior to the Term Loan Maturity Date shall not constitute Disqualified Capital Stock if:

(1) the “asset sale”, “casualty event”, “fundamental change” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Existing Notes as in effect on the date hereof or the Senior Subordinated Notes as in effect on the date such notes are issued; and

(2) any such requirement only becomes operative after compliance with the terms applicable under this Agreement, including the prepayment of Term Loans pursuant hereto.

The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

“Dividend Equivalent Payment” means a payment in cash or Cash Equivalents to any director, officer or employee of Holdings or any of its Subsidiaries that is a holder of unexercised warrants, options or other rights to acquire Qualified Capital Stock (other than Qualified Capital Stock that is Preferred Stock) of Holdings, which payment represents a dividend or distribution by Holdings that such holder would have received had such holder’s warrants, options or other rights to acquire been exercised on the date of such dividend or distribution.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than (a) a Foreign Subsidiary or (b) any Domestic Subsidiary of a Foreign Subsidiary, but, in each case, including any subsidiary that guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower.

“Eligible Assignee” means (i) a Lender, (ii) a commercial bank, insurance company, or company engaged in making commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $100,000,000, (iii) any Affiliate of a Lender under common control with such Lender, (iv) an Approved Fund of a Lender or (v) any other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses; provided that in any event, “Eligible Assignee” shall not include (w) any natural person, (x) Holdings or the Borrower or any Affiliate (which for this purpose shall not include the Agent or any of its branches or Affiliates engaged in the business of making commercial loans) thereof, (y) any Defaulting Lender or (z) any “creditor”, as defined in Regulation T, or “foreign branch of a broker-dealer”, within the meaning of Regulation X.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to climate change and/or greenhouse gas emissions, the environment, preservation or reclamation of natural resources, the management, disposal, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to meet the minimum funding standards within the meaning of Section 412 of the Code or

Section 302 of ERISA, in each case, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period), and

(iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income and cash charges included in clauses (1) through (12) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the

Borrower or its Restricted Subsidiaries or of the issuance or sale of Equity Interests of Holdings,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (x) the principal component of payments in respect of Capitalized Lease Obligations and (y) all scheduled payments of Loans pursuant to Section 2.08 but excluding any mandatory prepayment of Loans pursuant to Section 2.10 and any Voluntary Prepayments) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions of a Person or business unit by the Borrower and its Restricted Subsidiaries during such period),

(vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Investments and acquisitions made during such period to the extent permitted under Section 6.16, to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(viii) payments made in respect of the minority Equity Interests of third parties in any non-wholly owned Restricted Subsidiary in such period, including pursuant to dividends declared or paid on Equity Interests held by third parties in respect of such non-wholly-owned Restricted Subsidiary,

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash Taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period and the amount of any Taxes paid for the benefit of Holdings pursuant to any tax sharing agreement, and

(xiii) earnout payments and deferred purchase price payments made in cash during such fiscal year to the extent added back to Consolidated EBITDA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means, with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located, (c) in the case of a Lender, any U.S. Federal withholding Taxes attributable to such Lender’s failure to comply with Section 2.16(f), (d) except in the case of an assignee pursuant to a request by the Borrower under Section 2.18(b), any U.S. Federal withholding Tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding Tax pursuant to Section 2.16(a) and (e) any U.S. Federal withholding Taxes imposed by FATCA.

“Existing Bank Debt Refinancing” means the repayment of term loans under the Existing Borrower Credit Agreement in an aggregate principal amount not less than $250,000,000, the repayment of all revolving loans under the Existing Borrower Credit Agreement, the payment of accrued interest, fees, breakage costs and other amounts in connection therewith, and the termination of all commitments thereunder.

“Existing Borrower Credit Agreement” means the Credit Agreement dated as of June 23, 2006, as amended by Amendment No. 1 dated as of January 25, 2007, among the Borrower, Holdings, each subsidiary of the Borrower from time to time party thereto, the lenders party thereto and Credit Suisse, as administrative agent and collateral agent.

“Existing Borrower Credit Documents” means the Existing Borrower Credit Agreement and the other “Loan Documents” (as defined therein).

“Existing Collateral” means the Collateral existing as of the Closing Date that is subject to a security interest or Lien under the Existing Borrower Credit Documents immediately prior to the Closing Date.

“Existing Company Debt Agreements” means (i) the First Lien Credit Agreement dated as of May 11, 2007, by and among the Company, McKechnie Aerospace DE, Inc., the lenders from time to time party thereto, Bear Stearns Corporate Lending Inc., as administrative agent, and other agents and arrangers party thereto and (ii) the Second Lien Credit Agreement dated as of May 11, 2007, by and among the Company, McKechnie Aerospace DE, Inc., the lenders from time to time party thereto, Bear Stearns Corporate Lending Inc., as administrative agent, and other agents and bookrunners party thereto.

“Existing Company Indebtedness” means all Indebtedness of the Company and its Subsidiaries, including all Company Indebtedness for Borrowed Money (including all Indebtedness under the Existing Company Debt Agreements).

“Existing Letters of Credit” means the letters of credit outstanding as of the Closing Date that are issued under the Existing Borrower Credit Agreement and set forth on Schedule 1.01(c).

“Existing Mortgages” means each of the mortgages, deeds of trust or other agreements in effect immediately prior to the Closing Date made pursuant to the Existing Borrower Credit Documents by any Loan Party in favor of the Agent.

“Existing Notes” means the 7.75% Senior Subordinated Notes due 2014 of the Borrower.

“Existing Notes Documents” means the Existing Notes Indentures and all other instruments, agreements and other documents evidencing the Existing Notes or providing for any guarantee or other right in respect thereof.

“Existing Notes Indentures” means (i) the Indenture dated as of June 23, 2006, among the Borrower, as issuer, Holdings, certain of its subsidiaries, as guarantors, and The Bank of New York Trust Company, N.A., as trustee and (ii) the Indenture dated as of October 6, 2009, among the Borrower, as issuer, Holdings, certain of its subsidiaries, as guarantors, and The Bank of New York Trust Company, N.A., as trustee, pursuant to which the Existing Notes are issued.

“Existing Obligations” means all obligations defined as “Secured Obligations” under the Existing Borrower Credit Documents in effect immediately prior to the Closing Date.

“Existing Secured Parties” means Persons defined as “Secured Parties” under the Existing Borrower Credit Documents in effect immediately prior to the Closing Date.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Borrower acting reasonably and in good faith.

“Fastener and Distribution Assets” means the Equity Interests, property or assets of (including any Equity Interests held by) Valley-Todeco, Inc., Linread Ltd. and Aero Quality Sales, LTD.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means (i) that certain amended and restated Fee Letter dated December 6, 2010, by and among Holdings, Credit Suisse AG, Credit Suisse Securities (USA) LLC, UBS Securities LLC, UBS Loan Finance LLC, Barclays Bank PLC, Barclays Capital, the investment banking division of Barclays Bank, and Morgan Stanley Senior Funding, Inc. and (ii) the Agent Fee Letter.

“Fees” means the Commitment Fees, the Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” means the chief financial officer, treasurer or controller of the Borrower.

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Domestic Restricted Subsidiary.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, (a) except as otherwise expressly provided in this Agreement, as in effect as of the Closing Date, (b) with respect to all financial statements and reports required to be delivered under the Loan Documents, as in effect from time to time, and (c) solely with respect to computations of the financial covenants contained in Section 6.14 and the computation of the Consolidated Leverage Ratio, Consolidated Net Leverage Ratio and Consolidated Secured Debt Ratio as in effect from time to time but subject to the proviso in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Guarantee” means:

(1) the guarantee of the Obligations by Holdings and the Domestic Restricted Subsidiaries of the Borrower in accordance with the terms of the Loan Documents; and

(2) the guarantee of the Obligations by any Restricted Subsidiary required under the terms of Section 6.09.

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement, dated as of June 23, 2006, as amended and restated as of the date hereof, among the Loan Parties, the Agent, for the benefit of the Agent and the other Secured Parties, and Credit Suisse AG, as administrative agent and collateral agent under the Existing Borrower Credit Agreement, for the benefit of itself and the secured parties under the Existing Borrower Credit Agreement.

“Guarantor” means Holdings and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction.

“Hedging Agreement” means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of the Borrower and its Restricted Subsidiaries, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Historical Financial Statements” has the meaning assigned to such term in Section 3.04(a).

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary designated as such in writing by the Borrower that (i) contributed 2.5% or less of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination. The Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.01(a).

“Incremental Revolving Credit Amount” means, at any time, the excess, if any, of (a) $500,000,000 over (b) the aggregate amount of all Incremental Revolving Credit Commitments and Incremental Term Loan Commitments established prior to such time pursuant to Section 2.24.

“Incremental Revolving Credit Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement in form and substance reasonably satisfactory to the Agent, among the Borrower, the Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans of such Lender.

“Incremental Revolving Credit Lender” means a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Credit Loan.

“Incremental Revolving Credit Maturity Date” means the final maturity date of any Incremental Revolving Loan, as set forth in the applicable Incremental Revolving Credit Assumption Agreement.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Revolving Loans may be made in the form of additional Revolving Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Revolving Credit Assumption Agreement, Other Revolving Loans.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” means, at any time, the excess, if any, of (a) $500,000,000 over (b) the aggregate amount of all Incremental Revolving Credit Commitments and Incremental Term Loan Commitments established prior to such time pursuant to Section 2.24.

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Agent, among the Borrower, the Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” means Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“incur” has the meaning set forth in Section 6.01.

“Indebtedness” means with respect to any Person, without duplication:

(1) all obligations of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) and (9) below;

(7) all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured;

(8) all obligations under interest swap agreements and other Hedge Agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. For clarification purposes, the liability of the Borrower or any Restricted Subsidiary to make periodic payments to licensors in consideration for the license of patents and technical information under license agreements in existence on the Closing Date and any amount payable in respect of a settlement of disputes with respect to such payments thereunder shall not constitute Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning set forth in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum dated November 2010, relating to the Borrower and the Transactions.

“Intellectual Property” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreements” means each intellectual property security agreement executed and delivered by the applicable Loan Parties granting a security interest in the Intellectual Property of such Loan Parties to the Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period (or if such day is not a Business Day, the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case, the next preceding Business Day).

“Interest Period” means with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent agreed to by each relevant Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investments” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Equity Interests, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Borrower and its Restricted Subsidiaries in accordance with normal trade practices of the Borrower or such Restricted Subsidiary, as the case may be. Except as otherwise provided herein, the amount of an Investment shall be (i) the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital or repayment of principal received in respect of such Investment that, in each case, is received in cash or Cash Equivalents.

“Issuing Bank” means, as the context may require, (a) Credit Suisse AG, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” has the meaning assigned to such term in Section 2.11(c).

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“Joint Lead Arrangers” means Credit Suisse Securities (USA) LLC and UBS Securities LLC.

“L/C Commitment” means the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” has the meaning assigned to such term in Section 2.10(c).

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” means any letter of credit or bank guarantee issued or deemed issued pursuant to Section 2.23.

“LIBO Rate” means, with respect to any Interest Period, the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement and the Collateral Documents. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.

“Loan Parties” means Holdings, the Borrower, each Domestic Subsidiary (other than (i) subject to compliance with Section 5.11, any Domestic Subsidiary that is an Immaterial Subsidiary and (ii) any Unrestricted Subsidiary), and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement or becomes a party to the Guarantee and Collateral Agreement as a guarantor and/or grantor thereunder, and their respective successors and assigns.

“Loans” means the Revolving Loans, the Term Loans and the Swingline Loans.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of, or remedies available to, the Agent or the Lenders under, the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans) for borrowed money (including notes, bonds and other similar instruments) of any one or more of Holdings, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.

“Maturity Date” means the Term Loan Maturity Date, the Revolving Credit Maturity Date, the Incremental Term Loan Maturity Date or the Incremental Revolving Credit Maturity Date, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the ratable benefit of the Secured Parties, on real property of a Loan Party, including any amendment, modification or supplement thereto (including Existing Mortgages, as amended, modified and supplemented on or after the Closing Date).

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale or collecting the proceeds thereof (including, without limitation, legal, accounting and investment banking fees and sales commissions and title and recording tax expenses);

(2) all Federal, state, provincial, foreign and local Taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(3) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve and not applied to any such liabilities, such amounts shall constitute Net Cash Proceeds);

(4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale to the extent not available for distribution to or for the account of the Borrower as a result thereof; and

(5) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale (in each case, other than the loans under the Existing Borrower Credit Agreement and Specified Secured Indebtedness); and

(b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“obligations” means, for purposes of the definition of the term “Indebtedness”, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligations” means all obligations defined as “Obligations” in the Guarantee and Collateral Agreement.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the president, any vice president, the treasurer or the principal accounting officer of the Borrower.

“Other Information” has the meaning assigned to such term in Section 3.11(b).

“Other Revolving Loans” has the meaning assigned to such term in Section 2.24(a).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Other Term Loans” has the meaning assigned to such term in Section 2.24(a).

“Participant” has the meaning assigned to such term in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit B to the Guarantee and Collateral Agreement or any other form approved by the Agent.

“Permitted Acquisition” has the meaning assigned to such term in clause (18) of the definition of the term “Permitted Investments”.

“Permitted Business” means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Borrower and its Restricted Subsidiaries on the Closing Date and/or activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) (a) prior to the issuance of the Senior Subordinated Notes, Indebtedness under (i) the Existing Borrower Credit Agreement; provided that the aggregate principal amount under the Existing Borrower Credit Agreement shall not exceed $530,000,000 at any time outstanding, and (ii) the Existing Notes Documents (excluding any Additional Notes (as defined in the Existing Notes Indentures), other than the Additional Notes in an aggregate principal amount equal to $350,000,000 issued on January 25, 2007; provided that the aggregate principal amount under the Existing Notes Documents shall not exceed $1,000,000,000 at any time outstanding, along with Refinancing Indebtedness in respect of any Indebtedness in this clause (a), and (b) following the issuance of the Senior Subordinated Notes, Indebtedness under the Senior Subordinated Notes Documents (other than any Additional Notes (as defined in the Senior Subordinated Notes Indenture)); provided that the aggregate principal amount under the Senior Subordinated Notes Documents shall not exceed $1,550,000,000 at any time outstanding, along with Refinancing Indebtedness in respect of any Indebtedness in this clause (b);

(2) Indebtedness created hereunder and under the other Loan Documents; provided that the amount of Indebtedness permitted to be incurred under the Loan Documents in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to a credit facility in reliance on, and in accordance with, clauses (1), (7), (12), (13), (14) and (15) below;

(3) other indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the Closing Date as set forth on Schedule 1.01(d), reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon, and Refinancing Indebtedness in respect thereof;

(4) Interest Swap Obligations of the Borrower or any of its Restricted Subsidiaries covering Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under this Agreement; provided further, that such Interest Swap Obligations are entered into, in the judgment of the Borrower, to protect the Borrower or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

(5) Indebtedness of the Borrower or any Restricted Subsidiary under Hedging Agreements and Currency Agreements;

(6) the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among any such Persons; provided, however, that: (a) if the Borrower is the obligor on such Indebtedness and the payee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated on terms reasonably satisfactory to the Agent to the prior payment in full in cash of all Obligations and (b) (1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under this Agreement or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) Indebtedness (including Capitalized Lease Obligations) incurred by the Borrower or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets), and Refinancing Indebtedness in respect thereof, in an aggregate principal amount outstanding not to exceed $75,000,000;

(8) [Intentionally Omitted]

(9) guarantees by the Borrower and its Restricted Subsidiaries of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under this Agreement; provided further, that no Restricted Subsidiary may guarantee the Indebtedness of a Loan Party under this clause (9) unless such Restricted Subsidiary is also a Loan Party;

(10) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Borrower, other than guarantees of Indebtedness, incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(11) obligations in respect of performance and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business;

(12) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in a Permitted Acquisition, and Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness (other than any such Refinancing Indebtedness) exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired, (ii) immediately before and after such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired, no Default or Event of Default shall have occurred and be continuing, (iii) the aggregate principal amount of Indebtedness permitted by this clause (12) shall not exceed $150,000,000 at any time outstanding and (iv) neither the Borrower nor any Restricted Subsidiary (other than such Person or the Restricted Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;

(13) senior secured Indebtedness (which may have the same lien priority as, or a junior lien priority to, the Obligations) and senior unsecured Indebtedness, and Refinancing Indebtedness in respect thereof; provided that (i) at the time of such incurrence and after giving effect thereto, (a) except with respect to such Refinancing Indebtedness, the Consolidated Secured Debt Ratio would not exceed 4.0 to 1.0 (provided that, for the purposes of determining the compliance with the condition set forth in this clause (a), all senior unsecured Indebtedness incurred pursuant to this clause (13) shall be deemed to constitute Consolidated Secured Debt), (b) the Borrower shall be in Pro Forma Compliance and (c) no Default or Event of Default shall have occurred and be continuing, (ii) the final maturity of such Indebtedness at the time of incurrence thereof shall be no earlier than the latest final maturity of the Term Loans, (iii) the Weighted Average Life to Maturity of such Indebtedness at the time of incurrence thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans, (iv) such Indebtedness shall not constitute an obligation (including pursuant to a guarantee) of any Subsidiary that is not (or, in the case of after-acquired Subsidiaries, is not required to become) a Loan Party hereunder and (v) the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings, the Borrower or any Subsidiary other than any asset constituting Collateral;

(14) additional Indebtedness of the Borrower and the Guarantors (which amount may, but need not, be incurred in whole or in part under a credit facility) in an aggregate principal amount that does not exceed $100,000,000 at any one time outstanding;

(15) additional Indebtedness of the Foreign Restricted Subsidiaries in an aggregate principal amount which (when combined with the liquidation value of all series of outstanding Permitted Subsidiary Preferred Stock) does not exceed $75,000,000 at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a credit facility);

(16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(17) Indebtedness of the Borrower or any of its Restricted Subsidiaries represented by letters of credit for the account of the Borrower or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Borrower or such Restricted Subsidiary, including, without limitation, in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business; and

(18) Permitted Subordinated Indebtedness and Refinancing Indebtedness in respect thereof; provided that at the time thereof and after giving effect thereto, (i) the Borrower shall be in Pro Forma Compliance and (ii) no Default or Event of Default shall have occurred and be continuing.

For purposes of determining compliance with Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above, the Borrower shall, in its sole discretion, divide and classify such item of Indebtedness when such Indebtedness is incurred in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 6.01.

“Permitted Investments” means:

(1) (a) Investments by the Borrower or any Restricted Subsidiary of the Borrower in any Restricted Subsidiary, (b) Investments in the Borrower by any Restricted Subsidiary of the Borrower and (c) Investments by the Borrower or any Restricted Subsidiary of the Borrower in any Unrestricted Subsidiary of the Borrower not exceeding $50,000,000 in the aggregate for all such Investments in Unrestricted Subsidiaries;

(2) investments in cash and Cash Equivalents;

(3) loans and advances (including payroll, travel and similar advances) to employees and officers of the Borrower and its Restricted Subsidiaries for bona fide business purposes incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of Holdings pursuant to compensatory plans approved by the Board of Directors in good faith;

(4) Currency Agreements, Hedging Agreements and Interest Swap Obligations constituting Permitted Indebtedness;

(5) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(6) Investments made by the Borrower or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.03;

(7) other Investments existing on the Closing Date and set forth on Schedule 1.01(f);

(8) accounts receivable created or acquired, and extensions of trade credit, in the ordinary course of business;

(9) guarantees by the Borrower or a Restricted Subsidiary of the Borrower permitted to be incurred under this Agreement;

(10) additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (A) $50,000,000 and (B) 4.0% of the Borrower’s Total Assets;

(11) the Acquisition;

(12) Investments the payment for which consists exclusively of Qualified Capital Stock of Holdings, or are funded with the proceeds of a substantially concurrent issuance of Qualified Capital Stock of Holdings;

(13) any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(14) purchases of inventory and other property to be sold or used in the ordinary course of business;

(15) Investments consisting of licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(16) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary pursuant to a transaction expressly permitted hereunder so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary;

(17) Investments consisting of promissory notes and other non-cash consideration received in connection with Asset Sales permitted under Section 6.03;

(18) acquisitions by the Borrower and the Restricted Subsidiaries of all or substantially all the assets of a Person or division, product line or line of business of such Person, or at least 90% of the Equity Interests of a Person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a Permitted Business; (ii) both before and after giving pro forma effect to such acquisition and the incurrence of any Indebtedness in connection therewith, (A) no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in Pro Forma Compliance; and (C) the Available Liquidity shall be no less than $100,000,000, and the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing clauses (A), (B) and (C) and setting forth reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Agent; and (iii) unless such Acquired Entity is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof, the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 5.11 and 6.09 and the Loan Documents (any acquisition of an Acquired Entity meeting all the criteria of this clause (18) being referred to herein as a “Permitted Acquisition”); and

(19) other Investments in an aggregate amount not exceeding the Cumulative Credit.

“Permitted Liens” means, with respect to any Person:

(a) Liens created under the Loan Documents securing the Obligations (including any such Obligations comprising Existing Obligations or Specified Secured Indebtedness);

(b) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens for Taxes, assessments or other governmental charges or claims not yet overdue for a period of more than thirty (30) days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(e) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(f) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(g) Liens existing on the Closing Date and set forth on Schedule 1.01(e); provided that (i) such Liens shall secure only those obligations which they secure on the Closing Date and any Refinancings of such obligations permitted under Section 6.01 and (ii) such Liens may not extend to any other property of the Borrower or any Restricted Subsidiary;

(h) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided further, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary and shall secure only obligations which such Liens secure immediately prior to the time such Person becomes a Restricted Subsidiary;

(i) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary and shall secure only obligations which such Liens secure immediately prior to such acquisition;

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01;

(k) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(l) leases and subleases granted to others in the ordinary course of business which do not materially adversely affect the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(m) Liens arising from financing statement filings under the UCC or similar state laws regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(n) Liens in favor of the Borrower or any Subsidiary Guarantor;

(o) Liens on inventory or equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s client at which such inventory or equipment is located;

(p) [Intentionally Omitted];

(q) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a), (g), (h), (i), (p) and (r) of this definition; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (a), (g), (h), (i), (p) and (r) of this definition at the time the original Lien became a Permitted Lien pursuant this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) such refinancing, refunding, extension, renewal or replacement is Refinancing Indebtedness permitted under the definition of “Permitted Indebtedness”;

(r) Liens securing Indebtedness permitted to be incurred pursuant to clauses (7), (13) and (15) of the definition of “Permitted Indebtedness”; provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to such clause (7) do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and the products thereof, (B) Liens securing Specified Secured Indebtedness do not encumber any asset other than any asset constituting Collateral and (C) Liens securing Indebtedness permitted to be incurred pursuant to such clause (15) extend only to the assets of Foreign Subsidiaries;

(s) deposits in the ordinary course of business to secure liability to insurance carriers;

(t) Liens securing judgments for the payment of money not constituting an Event of Default under paragraph (h) of Article VII, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(w) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(z) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50,000,000 at any one time outstanding; and

(aa) Liens securing Hedging Obligations, so long as the related Indebtedness is, and is permitted to be pursuant to Section 6.06, secured by a Lien on the same property securing such Hedging Obligations.

“Permitted Subordinated Indebtedness” means unsecured Indebtedness of the Borrower for borrowed money (a) the terms of which do not provide for any scheduled repayment, mandatory redemption, repurchase, defeasance or sinking fund obligations prior to the date that is six months after the latest final maturity of the Term Loans in effect at the time of incurrence of such Indebtedness (other than (i) customary offers to repurchase upon a change of control, fundamental change, asset sale or casualty event, (ii) mandatory prepayments with the proceeds of, and exchanges for, Refinancing Indebtedness and (iii) customary acceleration rights after an event of default), (b) that do not constitute an obligation (including pursuant to a guarantee) of any Subsidiary that is not (or, in the case of after-acquired Subsidiaries, is not required to become) a Loan Party hereunder, (c) that has terms and conditions (other than economic terms, including redemption premiums), taken as a whole, that are not materially less favorable or materially more restrictive to the Borrower than the terms and conditions prevailing in the marketplace at the time for high-yield subordinated debt securities issued in a public offering (except to the extent otherwise approved by the Agent), as determined in good faith by the Borrower and evidenced by a certificate of an Officer of the Borrower, and (d) is subordinated to the Obligations on terms and conditions reasonably satisfactory to the Agent.

“Permitted Subsidiary Preferred Stock” means any series of Preferred Stock of a Foreign Restricted Subsidiary that constitutes Qualified Capital Stock, the liquidation value of all series of which, when combined with the aggregate amount of outstanding Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to clause (15) of the definition of Permitted Indebtedness, does not exceed $15,000,000.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by the Borrower or any ERISA Affiliate.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Productive Assets” means assets (including Equity Interests) that are used or usable by the Borrower and its Restricted Subsidiaries in Permitted Businesses.

“Projections” means the projections of the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Pro Forma Compliance” means, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.14 as of the date of such determination or the last day of the most recent fiscal quarter-end, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Agent and calculated in each case on a pro forma basis in accordance with Section 1.07).

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(b).

“Pro Rata Percentage” of any Revolving Credit Lender at any time means the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitment shall have expired or been terminated, the Pro Rata Percentage shall be determined on the basis of the Revolving Credit Commitments most recently in effect.

“Purchase Agreement” means the stock purchase agreement dated as of September 25, 2010, by and among the Seller, the Borrower and Holdings.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that Refinances, modifies, replaces, restates, refunds, defers, extends, substitutes, supplements, reissues or resells such Original Indebtedness (or any Refinancing Indebtedness in respect thereof), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such Original Indebtedness as in effect at the time of issuance of such Refinancing Indebtedness (“Required Premiums”) and fees in connection with such Refinancing Indebtedness; provided that any such event shall not:

(1) directly or indirectly result in an increase in the aggregate principal amount of the Original Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness:

(a) to pay Required Premiums and related fees, or

(b) otherwise permitted to be incurred under this Agreement,

(2) create Indebtedness:

(a) with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Original Indebtedness,

(b) that constitutes an obligation (including pursuant to a guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and

(c) that is secured by any Lien on any asset other than the assets that secured such Original Indebtedness, and

(3) if such event is in respect of Original Indebtedness that was subordinated to the Obligations, create Indebtedness that is subordinated to the Obligations on terms less favorable in any material respect to the Lenders.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means at any time, Lenders have Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Loans, L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Section 4.02), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” has the meaning assigned to such term in Section 6.02.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Retained Excess Cash Flow” means, for any fiscal year, the Excess Cash Flow for such fiscal year multiplied by (x) 50%, if the Consolidated Leverage Ratio at the end of such fiscal year is greater than 5.00 to 1.00, (y) 75%, if the Consolidated Leverage Ratio at the end of such fiscal year shall be equal to or less than 5.00 to 1.00, but greater than 4.50 to 1.00, and (y) 100%, if the Consolidated Leverage Ratio at the end of such fiscal year shall be equal to or less than 4.50 to 1.00; provided that Retained Excess Cash Flow for any fiscal year shall be zero until the prepayment required pursuant to Section 2.10(d) for such fiscal year has been made (or a certificate signed by a Financial Officer setting forth in reasonable detail calculations showing that no such prepayment is required is delivered to the Agent).

“Revolving Credit Borrowing” means a Borrowing comprised of Revolving Loans or Incremental Revolving Loans.

“Revolving Credit Commitment” means (a) with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth in the Commitment Schedule, the Revolving Credit Commitment Increase Assumption Agreement executed by such Lender or in the most recent Assignment and Assumption executed by such Lender, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.06 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) any Incremental Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Commitment Increase” has the meaning assigned thereto in Section 2.25(a).

“Revolving Credit Commitment Increase Assumption Agreement” means a Revolving Credit Commitment Increase Assumption Agreement in form and substance reasonably satisfactory to the Agent, among the Borrower, the Agent and one or more Additional Revolving Credit Lenders.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” means December 6, 2015; provided that if any Existing Notes remain outstanding on April 15, 2014, then the “Revolving Credit Maturity Date” shall instead be April 15, 2014.

“Revolving Loans” means the revolving loans made by the Lenders to the Borrower pursuant to clause (a)(ii) of Section 2.01. Unless the context shall otherwise require, the term “Revolving Loans” shall include Incremental Revolving Loans.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Borrower or a Restricted Subsidiary of any property, whether owned by the Borrower or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Parties” means the Existing Secured Parties and the Additional Secured Parties.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means McKechnie Holdings LLC, a Delaware limited liability company.

“Senior Subordinated Notes” means the Borrower’s 7.75% Senior Subordinated Notes due 2018, in an initial aggregate principal amount of $1,550,000,000, the proceeds of which shall be used to repurchase and redeem all outstanding Existing Notes, to repay in full all outstanding term loans and obligations under the Existing Borrower Credit Agreement and to pay related transaction expenses.

“Senior Subordinated Notes Documents” means the Senior Subordinated Notes Indenture and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any guarantee or other right in respect thereof.

“Senior Subordinated Notes Indenture” means the Indenture entered into among the Borrower, as issuer, Holdings, certain of its subsidiaries, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the Senior Subordinated Notes are issued.

“Significant Subsidiary”, with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit H.

“Specified Representations” means the following: (a) the representations and warranties made by the Seller or the Company in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or the Borrower has the right to terminate its obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Purchase Agreement, (b) the representations and warranties set forth in Sections 3.01, 3.02 (only to the extent applicable to the execution, delivery and performance by each Loan Party of, and to the authorization, validity and enforceability of, the Loan Documents), 3.03, 3.07(a), 3.08, 3.12, 3.13, 3.16, 3.18, 3.19 and 3.20 and (c) the representations and warranties set forth in Sections 3.03 and 4.02 of the Guarantee and Collateral Agreement.

“Specified Secured Indebtedness” means senior secured Indebtedness incurred pursuant to clause (13) of the definition of the term “Permitted Indebtedness”.

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

“subsidiary” with respect to any Person, means:

(i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly by such Person; or

(ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary” means, unless the context otherwise requires, a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that is a Loan Party and that executes this Agreement and the Guarantee and Collateral Agreement as a guarantor on the Closing Date and each other Restricted Subsidiary of the Borrower that thereafter guarantees the Obligations pursuant to the terms of this Agreement and the Guarantee and Collateral Agreement; provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with this Agreement and the Guarantee and Collateral Agreement, such Restricted Subsidiary shall cease to be a Subsidiary Guarantor.

“Swingline Commitment” means the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.06 or Section 2.22.

“Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Credit Suisse AG, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means any loan made by the Swingline Lender pursuant to Section 2.22.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, similar charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” means a Borrowing comprised of Term Loans or Incremental Term Loans.

“Term Lenders” means those Lenders that have a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” means (a) with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Lender, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.06 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) any Incremental Term Loan Commitment. The Initial Aggregate amount of the Term Lenders’ Term Loan Commitments is $1,550,000,000.

“Term Loan Maturity Date” means December 6, 2016; provided that if any Existing Notes remain outstanding on April 15, 2014, then the “Term Loan Maturity Date” shall instead be April 15, 2014 (the “Modified Maturity Date”) and, notwithstanding the amortization schedule set forth in subsection 2.08(a), the then outstanding principal balance of the Term Loans shall be due and payable on the Modified Maturity Date.

“Term Loans” means the term loans made by the Lenders to the Borrower pursuant to clause (a)(i) of Section 2.01. Unless the context shall otherwise require, the term “Term Loans” shall include Incremental Term Loans.

“Title Insurance Company” means the title insurance company providing the Title Insurance Policies.

“Title Insurance Policies” means the lender’s title insurance policies issued to Agent with respect to the Mortgaged Properties.

“Total Assets” means, as of any date, the total consolidated assets of the Borrower and its Restricted Subsidiaries, as set forth on the Borrower’s most recently available internal consolidated balance sheet as of such date.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $245,000,000.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, the Borrower and the Restricted Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the making of the Borrowings hereunder, and the use of proceeds thereof in accordance with the terms hereof, (b) the Acquisition and the other transactions contemplated by the Purchase Agreement, including the repayment in full of all Existing Company Indebtedness (other than Indebtedness set forth on Schedule 1.01(d)), the termination of all commitments thereunder and the release and discharge of all guarantees thereof and Liens and security therefor, (c) the Existing Bank Debt Refinancing and (d) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York or any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any such Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations, but excluding unripened or contingent obligations related to indemnification under Section 9.03 for which no written demand has been made.

“Unrestricted Cash” means unrestricted cash and Cash Equivalents owned by the Loan Parties and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created by or pursuant to this Agreement and the Loan Documents) or any Specified Secured Indebtedness.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any newly acquired or newly formed Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that:

(a) the Borrower certifies to the Agent that such designation complies with the covenant set forth in Sections 6.02 and 6.16; and

(b) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Borrower shall be evidenced by a Board Resolution giving effect to such designation and an Officers’ Certificate delivered to the Agent certifying (and setting forth reasonably detailed calculations demonstrating) that such designation complied with the foregoing provisions.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Borrower or any Restricted Subsidiary.

Notwithstanding the foregoing, as of the Closing Date, all of the Subsidiaries of the Borrower will be Restricted Subsidiaries.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Voluntary Prepayment” shall mean a prepayment of principal of Term Loans pursuant to Section 2.09 in any fiscal year of the Borrower to the extent that such prepayment reduces the scheduled installments of principal due in respect of Term Loans as set forth in Section 2.08 in any subsequent fiscal year.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Indebtedness; into

(2) the sum of the total of the products obtained by multiplying;

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Revolving Loan”). Borrowings may also be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by Class and Type (e.g., a “LIBO Rate Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Effectuation of Transactions. Each of the representations and warranties of the Loan Parties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.05. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, if not defined in GAAP (as determined by the Borrower in good faith) as determined by the Borrower in good faith, as in effect from time to time; provided that, to the extent set forth in the definition of “GAAP”, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision thereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.06. Designated Senior Debt. The Loans and other Obligations under the Loan Documents constitute “Designated Senior Debt” for purposes of the Existing Notes Documents and, following the issuance of the Senior Subordinated Notes, the Senior Subordinated Notes Documents.

SECTION 1.07. Pro Forma Calculations. With respect to any period of four consecutive fiscal quarters during which any Permitted Acquisition or Asset Sale occurs (and for purposes of determining whether an acquisition is a Permitted Acquisition or whether the Borrower is in Pro Forma Compliance or may take any actions requiring compliance with a specified ratio), the Consolidated Leverage Ratio, Consolidated Net Leverage Ratio and Consolidated Secured Debt Ratio shall be calculated with respect to such period on a pro forma basis after giving effect to such Permitted Acquisition or Asset Sale (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (b) pro forma adjustments for cost savings and other operating efficiencies (net of continuing associated expenses) to the extent the actions underlying such cost savings and operating efficiencies have been implemented and such cost savings operating efficiencies are factually supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition or Asset Sale; provided that all such adjustments should be reasonably satisfactory to the Agent and shall be set forth in a reasonably detailed certificate of a Financial Officer of the Borrower), using, for purposes of making such calculations, the historical financial statements of the Borrower and the Subsidiaries which shall be reformulated as if such Permitted Acquisition or Asset Sale, and any other Permitted Acquisitions and Asset Sales that have been consummated during the period, had been consummated on the first day of such period.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, (i) to make a Term Loan to the Borrower on the Closing Date, in a principal amount not to exceed its Term Loan Commitment, and (ii) to make Revolving Loans to the Borrower, at any time and from time to time after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

(b) Each Lender having an Incremental Revolving Credit Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Revolving Credit Assumption Agreement, to make Incremental Revolving Loans to the Borrower, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Incremental Revolving Credit Exposure exceeding such Lender’s Incremental Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Incremental Revolving Loans.

(c) Each Lender having an Incremental Term Loan Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their applicable Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Except for Swingline Loans and Loans deemed made pursuant to Section 2.02(e), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of a Revolving Borrowing, an integral multiple of $1,000,000 and not less than $1,000,000 (except with respect to any Incremental Revolving Credit Borrowing, to the extent provided in the related Incremental Revolving Credit Assumption Agreement) or (B) in the case of a Term Loan Borrowing, an integral multiple of $1,000,000 and not less than $5,000,000 (except with respect to any Incremental Term Borrowing, to the extent provided in the related Incremental Term Loan Assumption Agreement) or (ii) in the case of any Borrowing, equal to the remaining available balance of the applicable Commitments.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBO Rate or increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply) and (iii) such branch or Affiliate of such Lender would not be included in clause (z) of the first proviso to the definition of the term “Eligible Assignee” set forth in Section 1.01.

(c) At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $1,000,000; provided that an ABR Borrowing may be maintained in a lesser amount equal to the difference between the aggregate principal amount of all other Borrowings and the total amount of Loans at such time outstanding. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable.

(e) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Agent of the L/C Disbursement and the Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (e); any such amounts received by the Agent thereafter will be promptly remitted by the Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.12(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03. Requests for Borrowing. (a) In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(e), as to which this Section 2.03 shall not apply), the Borrower shall notify the Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by the Borrower or by telephone (to be confirmed promptly by hand delivery or facsimile of written notice) not later than 11:00 a.m., New York City time, (A) in the case of a LIBO Rate Borrowing, three (3) Business Days before a proposed Borrowing (or such later time as shall be acceptable to the Agent) and (B) in the case of an ABR Borrowing, one (1) Business Day before a proposed Borrowing (or such later time as shall be acceptable to the Agent). Each such telephonic and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of the Borrowing, which shall be a Business Day;

(iii) whether the Borrowing then being requested is to be a Term Borrowing, an Incremental Term Borrowing, a Revolving Credit Borrowing or an Incremental Revolving Credit Borrowing, and whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

(iv) in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed;

provided, however, that notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02 and Section 2.04.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Except with respect to Swingline Loans and Loans made pursuant to Section 2.02(e), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 (noon), New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders.

(b) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on the date of such Borrowing in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments or to prejudice any rights which the Agent or the Borrower or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.05. Type; Interest Elections. (a) Loans shall initially be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert all or any portion of any Borrowing (subject to the minimum amounts for Borrowings of the applicable Type specified in Section 2.02(c)) to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the

Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by telephone (i) in the case of an election to convert to or continue as a LIBO Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed conversion or continuation or (ii) in the case of an election to convert to or continue as an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed conversion or continuation. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default of the type set forth in clauses (a) or (b) of Article VII (without giving effect to any grace period set forth therein) has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing,

(i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date that is 30 days prior to the Revolving Credit Maturity Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice (or telephonic notice promptly confirmed by written notice) to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000, (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time, and (iii) the Borrower may condition a notice of termination of all of the Commitments upon the effectiveness of a replacement financing.

(c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Agent for the account of the applicable Lenders, on the date of termination of the Commitments of any Class, all accrued and unpaid Commitment Fees relating to such Class to but excluding the date of such termination.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to each Lender, through the Agent, (i) the principal amount of each Term Loan of such Lender as provided in Section 2.08 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. The Borrower hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date, provided that on each date that a Revolving Credit Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit F hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.08. Repayment of Term Borrowings. (a) The Borrower shall pay to the Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loans other than Other Term Loans (as adjusted from time to time pursuant to Sections 2.08(c), 2.09, 2.10(f) and 2.24(d)) equal to the percentage set forth below for such date of the aggregate principal amount of the Term Loans outstanding on the Closing Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

DATE	SCHEDULED TERM LOAN REPAYMENTS
March 31, 2011 June 30, 2011 September 30, 2011 December 31, 2011	0.25 0.25 0.25 0.25	% % % %
March 31, 2012 June 30, 2012 September 30, 2012 December 31, 2012	0.25 0.25 0.25 0.25	% % % %
March 31, 2013 June 30, 2013 September 30, 2013 December 31, 2013	0.25 0.25 0.25 0.25	% % % %
March 31, 2014 June 30, 2014	0.25 0.25	% %

DATE	SCHEDULED TERM LOAN REPAYMENTS
September 30, 2014 December 31, 2014	0.25 0.25	% %
March 31, 2015 June 30, 2015 September 30, 2015 December 31, 2015	0.25 0.25 0.25 0.25	% % % %
March 31, 2016 June 30, 2016 September 30, 2016 December 6, 2016	0.25 0.25 0.25 Remainder	% % %

(b) The Borrower shall pay to the Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.08(c), 2.09, 2.10 and 2.24(d)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date and all Incremental Revolving Loans shall be due and payable on the applicable Incremental Revolving Credit Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) In the event and on each occasion that any Term Loan Commitment (other than any Incremental Term Loan Commitment) shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the principal amount payable on the Term Loan Maturity Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(d) All repayments pursuant to this Section 2.08 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

SECTION 2.09. Optional Prepayment of Loans. (a) Upon prior notice in accordance with paragraph (b) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (but subject to Section 2.15); provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(b) The Borrower shall notify the Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of prepayment. Each such notice shall be irrevocable (except in the case of a repayment in full of all of the

Obligations, which may be conditioned upon the effectiveness of a new financing) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest as required by Section 2.12; provided, however, that in the case of a prepayment of an ABR Revolving Loan or a Swingline Loan that is not made in connection with a termination of the Revolving Credit Commitments, the accrued and unpaid interest on the principal amount prepaid shall be payable on the next scheduled Interest Payment Date with respect to such ABR Revolving Loan or Swingline Loan.

(c) Optional prepayments of Term Loans shall be allocated ratably between the Term Loans and the Other Term Loans, if any, and shall be applied pro rata against the remaining installments of principal in respect of the Term Loans and Other Term Loans scheduled to be paid.

SECTION 2.10. Mandatory Prepayment of Loans. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace all (or make other arrangements, including providing cash collateral or a supporting letter of credit, acceptable to the Issuing Bank in its sole discretion, with respect thereto) outstanding Letters of Credit. If as a result of any partial reduction of the Revolving Credit Commitments the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or replace outstanding (or make such other arrangement with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(b) Upon the consummation of an Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds relating to such Asset Sale within 545 days (or such lesser number of days that may be applicable to the Net Cash Proceeds of such Asset Sale under the Existing Borrower Credit Agreement (if then still in effect) or any other agreement governing Specified Secured Indebtedness) of receipt thereof either (i) to prepay Term Loans in accordance with Section 2.10(g) (provided that, if at the time of such prepayment, any portion of such Net Cash Proceeds is also required to be used to prepay, or to make an offer to prepay, Indebtedness under the Existing Borrower Credit Agreement or under Specified Secured Indebtedness, then the Borrower shall only be required to prepay the Term Loans under this Section 2.10(b) with such Net Cash Proceeds equally and ratably with such other Indebtedness); or (ii) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Borrower or such Restricted Subsidiary by the end of such 545-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into), or (iii) a combination of prepayment and investment permitted by the foregoing clauses (i) and (ii).

(c) [Intentionally Omitted]

(d) No later than the earlier of (i) ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on September 30, 2012, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.01(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.10(g) in an aggregate principal amount equal to 50% of Excess Cash Flow for the fiscal year then ended, minus Voluntary Prepayments made during such fiscal year; provided (x) that the amount of such prepayment shall be reduced to 25% of such Excess Cash Flow if the Consolidated Leverage Ratio at the end of such fiscal year shall be equal to or less than 5.00 to 1.00, but greater than 4.50 to 1.00, and (y) such prepayment shall not be required if the Consolidated Leverage Ratio at the end of such fiscal year shall be equal to or less than 4.50 to 1.00.

(e) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than Permitted Indebtedness), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.10(g).

(f) The Borrower shall deliver to the Agent, at the time of each prepayment required under this Section 2.10, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three (3) days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest as required by Section 2.12. All prepayments of Borrowings under this Section 2.10 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

(g) Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated ratably between the Term Loans and the Other Term Loans, if any, and shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans and Other Term Loans.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to each Lender (other than a Defaulting Lender), through the Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a

“Commitment Fee”) equal to the Applicable Rate per annum in effect from time to time on the daily unused amount of the Commitments of such Lender (other than the Swingline Commitment) during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrower agrees to pay to the Agent, for its own account, the agency fees set forth in the Fee Letters, as amended, restated, supplemented or otherwise modified from time to time, or such agency fees as may otherwise be separately agreed upon by the Borrower and the Agent payable in the amounts and at the times specified therein or as so otherwise agreed upon (the “Agent Fees”).

(c) The Borrower agrees to pay (i) to each Revolving Credit Lender (other than a Defaulting Lender), through the Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Rate from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of LIBO Rate Loans pursuant to Section 2.12, and (ii) to the Issuing Bank, with respect to each Letter of Credit, a fronting fee at a rate to be agreed upon by the Borrower and the Issuing Bank (which shall equal 0.25% per annum when the Issuing Bank is Credit Suisse AG) on the aggregate outstanding face amount of such Letter of Credit, and the standard issuance and drawing fees specified from time to time by the Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances absent manifest error in the calculation of such fees.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBO Rate Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default referred to in paragraphs (a), (b), (f) and (g) of Article VII, at the written request of the Required Lenders, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section. Payment or acceptance of the increased rates of interest provided for in this Section 2.12(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.

(d) Accrued interest on each Loan shall be payable to the applicable Lenders, through the Agent, in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment (except in the case of a prepayment of an ABR Revolving Loan or a Swingline Loan that is not made in connection with a termination of the Revolving Credit Commitments) and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that dollar deposits in the principal amount of the Loans comprising such Borrowing are not generally available in the London interbank market;

(b) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(c) the Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBO Rate Borrowing pursuant to Section 2.03 or 2.05 shall be deemed to be a request for an ABR Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any LIBO Rate Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.16).

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.16 (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) For the avoidance of doubt, this Section 2.14 shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) of the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan or the conversion of the Interest Period with respect to any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall not include loss of profit or margin and shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including such deductions applicable to additional sums payable under this Section), the Agent, Lender or the Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount so deducted to the relevant Governmental Authority in accordance with applicable law. If at any time a Loan Party is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender, Agent or the Issuing Bank upon becoming aware of the same. In addition, each Lender, Agent or the Issuing Bank shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Agent and each Lender or the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or the Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses (other than those incurred as a result of the gross negligence or willful misconduct of such Agent, Lender or Issuing Bank) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Agent on its

own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Agent, within ten (10) days after written demand therefor, for the full amount of any Excluded Taxes paid by the Agent on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Lender by the Agent shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or as reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate.

(ii) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrower (with a copy to the Agent), on or prior to the date on which such Lender becomes a party hereto, two duly signed, properly completed copies of whichever of the following is applicable:

(A) in the case of a Lender that is not a Foreign Lender, IRS Form W-9;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a Participant) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D), (F) and (G) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners;

(F) if a payment made to a Foreign Lender under any Loan Document would be subject to any withholding Taxes as a result of such Foreign Lender’s failure to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Foreign Lender has or has not complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment; or

(G) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) Thereafter and from time to time, each Foreign Lender shall (A) promptly submit to the Borrower (with a copy to the Agent) such additional duly completed and signed copies of one or more of forms or certificates described in Section 2.16(f)(ii)(A), (B), (C), (D), (E), (F) or (G) above (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Agent of any available exemption from, or reduction of, United States withholding Taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and (3) from time to time thereafter if reasonably requested by the Borrower or the Agent, and (B) promptly notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(g) If the Agent, a Lender or the Issuing Bank determines, in good faith in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the Issuing Bank (including any Taxes imposed with respect to such refund) as is determined by the Agent, such Lender, or the Issuing Bank in good faith in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Agent, such Lender or the Issuing Bank, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the Issuing Bank in the event the Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to such Loan Party or any other Person.

(h) If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.16, the relevant Lender, the Agent or the Issuing Bank shall reasonably cooperate with the Borrower in challenging such Indemnified Taxes or Other Taxes, at the Borrower’s expense, if reasonably requested by the Borrower in writing.

SECTION 2.17. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder and under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 (noon), New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(f)) shall be made to the Agent to the applicable account designated to the Borrower by the Agent, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it, except as otherwise provided, for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment.

(b) [Intentionally Omitted.]

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any of its L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon and L/C Disbursements than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and L/C Disbursements of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or L/C Disbursements to any assignee or participant, other than to Holdings, the Borrower or any subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(a), 2.17(c) or 9.03(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Except as otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees or the L/C Participation Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans or participations in L/C Disbursements, as applicable). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender or the Issuing Bank requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.16, then such Lender or the Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or issuing Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as applicable, in the future and (ii) would not subject such Lender or the Issuing Bank to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank in any material respect.

The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.

(b) In the event (i) any Lender or the Issuing Bank requests compensation under Section 2.14, or (ii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.16, or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or the Issuing Bank and the Agent, replace such Lender or the Issuing Bank by requiring such Lender or the Issuing Bank to assign and delegate (and such Lender or the Issuing Bank shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender or the Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender or the Issuing Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or the Issuing Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBO Rate Loans, then, on notice thereof by such Lender to the Borrower through the Agent, any obligations of such Lender to make or continue LIBO Rate Loans or to convert ABR Borrowings to LIBO Rate Borrowings shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Agent), either convert all LIBO Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

SECTION 2.20. Intentionally Omitted.

SECTION 2.21. Intentionally Omitted.

SECTION 2.22. Swingline Loans. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $25,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $100,000 and not less than $100,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b) The Borrower shall notify the Swingline Lender by fax, or by telephone (confirmed by fax), not later than 12:00 (noon), New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of the Borrower to which the proceeds of such Swingline Loan should be transferred. The Swingline Lender shall promptly make each Swingline Loan by wire transfer to the account specified by the Borrower in such request.

(c) The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephonic notice promptly confirmed by written notice) to the Swingline Lender and to the Agent before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in its Administrative Questionnaire.

(d) Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.12(c), shall bear interest at the rate provided for the ABR Revolving Loans as provided in Section 2.12(a).

(e) Notwithstanding anything contained herein to the contrary, the Swingline Loans and the Swingline Commitment shall be subject to the following limitations:

(i) any reduction of the Revolving Credit Commitments made pursuant to Section 2.06 which reduces the aggregate Revolving Credit Commitment to an amount less than the then current amount of the Swingline Commitment shall result in an automatic corresponding reduction of the Swingline Commitment such that the amount thereof equals the amount of the Revolving Credit Commitment, as so reduced, without any further action on the part of the Borrower, the Agent or the Swingline Lender; and

(ii) the Swingline Lender shall have no obligation to make any Swingline Loans during any period when any Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements reasonably satisfactory to it to eliminate the Swingline Lender’s risk with respect to any Defaulting Lender, including by the Borrower cash collateralizing such Defaulting Lender’s Pro Rata Percentage of the outstanding Swingline Exposure after giving effect to such Swingline Loan.

(f) The Swingline Lender may by written notice given to the Agent not later than 11:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Credit Lenders will participate. The Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04(a) with respect to Loans made by such Lender (and Section 2.04(a) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other party liable for obligations of the Borrower) of any default in the payment thereof.

SECTION 2.23. Letters of Credit. (a) The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any Subsidiary, in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time while the LC Commitments remain in effect as set forth in Section 2.06(a). This Section shall not be construed to impose an obligation upon (i) the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this

Agreement or (ii) Credit Suisse AG or any of its Affiliates to issue documentary or “trade” Letters of Credit (as opposed to “standby” Letters of Credit). Notwithstanding any provision of this Agreement to the contrary, on the Closing Date all Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement as of the Closing Date.

(b) In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. The Issuing Bank shall promptly (i) notify the Agent in writing of the amount and expiry date of each Letter of Credit issued by it and (ii) provide a copy of each such Letter of Credit (and any amendments, renewals or extensions thereof) to the Agent. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $125,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. The Issuing Bank shall promptly notify each relevant Revolving Lender of the issuance, amendment, renewal, expiration or termination of any Letter of Credit hereunder and, upon request by any Revolving Lender, furnish to such Lender details of such Letter of Credit and the amount of such Lender’s participation therein.

(c) Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit (or such later date as is acceptable to the Issuing Bank in its sole discretion) and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each

L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(e). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Agent (or directly to the Issuing Bank, with concurrent notice to the Agent) an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f) The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the Issuing Bank.

(g) The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement. The Agent shall promptly give each Revolving Credit Lender notice thereof.

(h) If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower and the date on which interest shall commence to accrue thereon as provided in Section 2.02(e), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i) The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.11(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date; provided, however, that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) or (g) of Article VII. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) The Borrower may, at any time and from time to time with the consent of the Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(l) Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation to issue any Letter of Credit during any period when any Lender is a Defaulting Lender, unless such Issuing Bank has entered into arrangements satisfactory to it to eliminate such Issuing Bank’s risk with respect to the Defaulting Lender, including by the Borrower cash collateralizing such Defaulting Lender’s Pro Rata Percentage of the L/C Exposure (after giving effect to the issuance of the proposed Letter of Credit).

SECTION 2.24. Increase in Commitments. (a) The Borrower may, by written notice to the Agent from time to time, request Incremental Term Loan Commitments and Incremental Revolving Credit Commitments in amounts not to exceed the Incremental Term Loan Amount or the Incremental Revolving Credit Amount, as applicable, from one or more Incremental Term Lenders or Incremental Revolving Credit Lenders, as applicable, which may include any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion); provided that each Incremental Term Lender and Incremental Revolving Credit Lender, if not already a Lender hereunder, shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments or Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Term Loan Amount or Incremental Revolving Credit Amount, as applicable), (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Agent) and (iii) (x) whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”) and (y) whether such Incremental Revolving Credit Commitments are to be Revolving Credit Commitments or commitments to make revolving loans with terms different from the Revolving Loans (“Other Revolving Loans”).

(b) The Borrower may seek Incremental Term Loan Commitments and Incremental Revolving Credit Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term

Lenders and/or Incremental Revolving Credit Lenders, as applicable, in connection therewith. The Borrower and each Incremental Term Lender shall execute and deliver to the Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. The Borrower and each Incremental Revolving Credit Lender shall execute and deliver to the Agent an Incremental Revolving Credit Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender. Each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Term Loans or Incremental Revolving Loans, as applicable, to be made thereunder; provided that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and the final maturity date of any Other Revolving Loans shall be no earlier than the Revolving Credit Maturity Date and (ii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Term Loans; and provided further that, if the initial yield on such Other Term Loans (as determined by the Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Term Loans (which shall be increased by the amount that any “LIBOR floor” applicable to such Other Term Loans on the date such Other Term Loans are made would exceed the Adjusted LIBO Rate (without giving effect to clause (a) in the definition thereof) that would be in effect for a three-month Interest Period commencing on such date) and (y) if such Other Term Loans are initially made at a discount or the Lenders making the same receive an upfront fee (other than a customary arrangement or underwriting fee) directly or indirectly from Holdings, the Borrower or any Subsidiary (the amount of such discount or upfront fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (x) the average life to maturity of such Other Term Loans and (y) four) exceeds by more than 50 basis points the sum of (A) the margin then in effect for LIBO Rate Term Loans of any Class (which, with respect to the Term Loans of any such Class, shall be the sum of the Applicable Rate then in effect for such LIBO Rate Term Loans of such Class increased by the amount that any “LIBOR floor” applicable to such LIBO Rate Term Loans of such Class on the date such Other Term Loans are made would exceed the Adjusted LIBO Rate (without giving effect to clause (a) in the definition thereof) that would be in effect for a three-month Interest Period commencing on such date) plus (B) one-quarter of the amount of OID initially paid in respect of the Term Loans of such Class (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Rate then in effect for each such affected Class of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans and (b) the Applicable Rate with respect to any Other Revolving Loans shall be equal to the Applicable Rate for the existing Revolving Loans; provided that the Applicable Rate of the existing Revolving Loans may be increased to equal the Applicable Rate for such Other Revolving Loans to satisfy the requirements of this clause (b). The other terms of the Incremental Term Loans or the Incremental Revolving Loans, as applicable, and the Incremental Loan Assumption Agreement or the Incremental Revolving Credit

Assumption Agreement, as applicable, to the extent not consistent with the terms applicable to the Term Loans and Revolving Loans hereunder, shall otherwise be reasonably satisfactory to the Agent and, to the extent that such Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement, as applicable, contains any covenants, events of default, representations or warranties or other rights or provisions that place greater restrictions on Holdings, the Borrower or the Restricted Subsidiaries or are more favorable to the Lenders making such Other Term Loans or Other Revolving Loans, as applicable, the existing Lenders shall be entitled to the benefit of such rights and provisions so long as such Other Term Loans or Other Revolving Loans, as applicable, remain outstanding and such additional rights and provisions shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if fully set forth herein, without any further action required on the part of any Person effective as of the date of such Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement, as applicable. The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement and Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, evidenced thereby as provided for in Section 9.02. Any such deemed amendment may be memorialized in writing by the Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Agent shall have received legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date, (iii) the Borrower would be in Pro Forma Compliance with the covenants set forth in Section 6.14 and (iv) the Consolidated Secured Debt Ratio would be no greater than 4.00 to 1.00, in the case of each of clauses (iii) and (iv), after giving effect to such Incremental Term Loan Commitment and the Incremental Term Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d) Each of the parties hereto hereby agrees that the Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrower agrees that Section 2.15 shall apply to any conversion of LIBO Rate Term Loans to ABR Term Loans reasonably required by the Agent to effect the foregoing. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization percentages under

Section 2.08(a) shall be deemed to apply to the aggregate principal amount of such Incremental Term Loans on the date such Loans are made.

SECTION 2.25. Revolving Credit Commitment Increases. (a) The Borrower may, by written notice to the Agent, from time to time at any time within 30 days of the Closing Date, request one or more increases in the amount of the Total Revolving Credit Commitments (each increase, a “Revolving Credit Commitment Increase”) in an aggregate amount not to exceed $15,000,000, to be provided by one or more banks, financial institutions and other institutional lenders who will become Revolving Credit Lenders hereunder (any such Lender, an “Additional Revolving Credit Lender”); provided that each Additional Revolving Credit Lender shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Revolving Credit Commitment Increase being requested (which shall be in minimum increments of $1,000,000) and (ii) the date on which such Incremental Revolving Credit Commitments are requested to become effective (which shall be not more than 30 days after the Closing Date). For the avoidance of doubt, any Revolving Credit Commitment Increase effected pursuant to Section 2.25 shall not reduce the Incremental Term Loan Amount or the Incremental Revolving Credit Amount.

(b) The Borrower and each Additional Revolving Credit Lender shall execute and deliver to the Agent a Revolving Credit Increase Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Revolving Credit Commitment Increase of such Additional Revolving Credit Lender. The terms and conditions of the revolving loans made pursuant to any Revolving Credit Commitment Increase shall be identical to the terms and conditions of the Revolving Loans. Upon effectiveness of the Revolving Credit Increase Assumption Agreement, the Total Revolving Credit Commitments hereunder shall be be increased by the Revolving Credit Commitment Increase, the commitment of the Additional Revolving Credit Commitment Lenders shall be Revolving Credit Commitments hereunder, the revolving loans made pursuant to any Revolving Credit Commitment Increase shall be Revolving Loans hereunder and the Additional Revolving Credit Lenders shall be deemed to be Revolving Lenders hereunder. The Agent shall promptly notify each Lender as to the effectiveness of each Revolving Credit Increase Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Revolving Credit Increase Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Revolving Credit Commitment Increase evidenced thereby as provided for in Section 9.02. Any such deemed amendment may be memorialized in writing by the Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Revolving Credit Commitment Increase shall become effective under this Section 2.25 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Agent and the Lenders shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable documented fees and expenses of legal counsel) and (iii) the Agent shall have received reliance letters in respect of the opinions delivered on the Closing Date reasonably satisfactory to the Agent.

(d) Upon each increase in the Total Revolving Credit Commitments pursuant to this Section, each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Revolving Credit Lender providing a portion of the Revolving Credit Commitment Increase, and each such Additional Revolving Credit Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Lender (including each such Additional Revolving Credit Commitment Lender) will equal such Lender’s Applicable Percentage and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Total Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.15.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each applicable Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, stockholder action of such Loan Party. Each Loan Document to which each Loan Party is a party have been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except for filings necessary to perfect Liens on the Additional Collateral created pursuant to the Loan Documents and except to the extent that any such failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate in any material respect any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate in any material respect or result in a default under the Existing Borrower Credit Agreement, the Existing Notes Documents, the Senior Subordinated Notes Documents (following the issuance of the Senior Subordinated Notes) or any other material indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or (other than any Company Indebtedness for Borrowed Money that is deducted from the purchase price paid by the Borrower under the Purchase Agreement and repaid in full by the Borrower on the Closing Date) give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and Permitted Liens.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows of (i) Holdings as of and for the fiscal years ended September 30, 2008, 2009 and 2010, reported on by Ernst & Young LLP, independent public accountants, (ii) the Company (x) as of and for the fiscal years ended December 31, 2007, 2008 and 2009, reported on by Ernst & Young LLP, independent public accountants, and (y) as of and for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, certified by its chief financial officer and (iii) to the extent possible in the exercise of the Borrower’s commercially reasonable efforts, each of Holdings and the Company as of and for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date, certified by the chief financial officer of Holdings or the Company, as applicable (collectively, the “Historical Financial Statements”). Such Historical Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries or the Company and its consolidated subsidiaries, as the case may be, as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clauses (i)(y), (ii)(y) and (iii) above.

(b) The Borrower has heretofore delivered to the Lenders the unaudited pro forma consolidated balance sheet and related pro forma statements of earnings, shareholder’s equity and cash flows of Holdings as of September 30, 2010, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements have been prepared in good faith by Holdings, based on the assumptions used to prepare the pro forma financial information contained in the

Information Memorandum (which assumptions are believed by Holdings on the date hereof and on the Closing Date to be reasonable), are based on the best information available to Holdings as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of Holdings and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

(c) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect since September 30, 2009.

SECTION 3.05. Properties. (a) As of the date of this Agreement, Schedule 3.05(a) sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned or leased by each Loan Party, together with a list of the lessors with respect to all such leased property.

(b) Each of the Borrower and each of the Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens (i) permitted by Section 6.06 or (ii) arising by operation of law (which Liens, in the case of this clause (ii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).

(c) Each of the Borrower and each of the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) As of the Closing Date, none of Holdings, the Borrower or any Subsidiary has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(e) To the Borrower’s knowledge, as of the Closing Date, none of the Borrower or any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(f) [Intentionally Omitted.]

(g) Each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, necessary for the present conduct of its business, without any conflict with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where such failure to own, possess or hold pursuant to a license or such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.05(g).

SECTION 3.06. Litigation and Environmental Matters. (a) Other than the Disclosed Matters, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents or the Transactions.

(b) Except for the Disclosed Matters or any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c) Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; Licenses and Permits. (a) Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Loan Party and its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 3.11. Disclosure. (a) All written information (other than the Projections, the Pro Forma Financial Statements and estimates and information of a general economic nature) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders (but taking into account supplements thereto made available to the Agent and the Lenders prior to the Closing Date) and as of the Closing Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections, Pro Forma Financial Statements and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Agent in connection with the Transactions on or before the date hereof (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.12. Material Agreements. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) the Existing Borrower Credit Agreement, the Existing Notes Documents or, following the issuance of the Senior Subordinated Notes, the Senior Subordinated Notes Documents or (ii) any material agreement to which it is a party, except, in the case of clause (ii), where such default would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Closing Date, (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) The Loan Parties do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Loan Parties and the timing and amounts of cash to be payable by the Loan Parties on or in respect of their Indebtedness.

SECTION 3.14. Insurance. Schedule 3.14 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate and is in accordance with normal industry practice.

SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth, as of the Closing Date, (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents).

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the ratable benefit of the Secured Parties; and upon the proper filing of UCC financing statements required pursuant to Section 4.02(j)(ii) and any Mortgages or amendments to Existing Mortgages, as applicable, with respect to Mortgaged Properties in the offices specified on Schedule 3.16, the entry into control agreements where applicable, the filing or registration of such liens with the United States Patent & Trademark Office where applicable, the notation of such Liens on any certificates of title where applicable, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17. Labor Disputes. As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except (i) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) as set forth on Schedule 3.17, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.18. Federal Reserve Regulations. (a) On the Closing Date, none of the Collateral is Margin Stock.

(b) None of Holdings, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

SECTION 3.19. Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Existing Notes Documents and, following the issuance of the Senior Subordinated Notes, the Senior Subordinated Notes Documents.

SECTION 3.20. USA PATRIOT Act and Other Regulations. To the extent applicable, each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA PATRIOT Act. No part of the proceeds of the Loans by any Loan Party will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

Conditions

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing, including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b). Notwithstanding the foregoing, the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement as of the Closing Date.

(b) Except with respect to Credit Events to occur on the Closing Date, the representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing (other than, with respect to any Credit Event to occur on the Closing Date, any Default or Event of Default arising as a result of the breach of any representation or warranty that is not a Specified Representation).

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. Closing Date. On the Closing Date:

(a) Credit Agreement and Loan Documents. The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Guarantee and Collateral Agreement and such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.07.

(b) Legal Opinions. The Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank on the Closing Date, a favorable written opinion of (i) Jones Day, special counsel for Holdings and the Borrower, in form and substance reasonably satisfactory to the Agent and (ii) local or other counsel reasonably satisfactory to the Agent as specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to the Agent, the Lenders and the Issuing Bank and (C) in form and substance reasonably satisfactory to the Agent and covering such matters relating to the Loan Documents and the Transactions as the Agent shall reasonably request.

(c) USA PATRIOT Act. The Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary or Assistant Secretary or an Officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate dated a recent date prior to the Closing Date for each Loan Party from its jurisdiction of organization.

(e) Closing Date Certificate. The Agent shall have received an executed Closing Date Certificate, together with all attachments thereto, signed by the chief financial officer of Holdings and the Borrower, dated the Closing Date.

(f) Fees. The Lenders and the Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable documented fees and expenses of legal counsel), on or before the Closing Date.

(g) Existing Indebtedness. The Agent shall have received (i) evidence (including pay-off letters) reasonably satisfactory to it in respect of the repayment in full of all Existing Company Indebtedness (other than Indebtedness set forth on Schedule 1.01(d)), the termination of all commitments thereunder, the release and discharge of all guarantees thereof, security in support thereof and Liens upon any of the property of the Loan Parties therefor, if any, and the cash collateralization or support by Letters of Credit issued under this Agreement of all letters of credit issued or guaranteed as part of such Existing Company Indebtedness and (ii) evidence reasonably satisfactory to it that the Existing Bank Debt Refinancing has occurred.

(h) Solvency. The Agent shall have received the Solvency Certificate executed by the chief financial officer of Holdings, in substance satisfactory to the Joint Lead Arrangers, certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereunder to occur on the Closing Date, are solvent (within the meaning of Section 3.13).

(i) [Intentionally Omitted]

(j) Perfection of Security Interests. All documents, agreements and instruments, and all such further actions, required by the Collateral Documents or under law or reasonably requested by the Agent to perfect the Agent’s first-priority security interest in the Collateral shall have been executed, delivered, taken and, if applicable, be in proper form for filing. The Agent, for the ratable benefit of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents, and none of the

Collateral shall be subject to any other pledges, security interest or mortgages, except for Permitted Liens. Without limiting the generality of the foregoing:

(i) Pledged Stock; Stock Powers; Pledged Notes. The Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, in each case to the extent not previously delivered in the appropriate form to the Agent in connection with the Existing Borrower Credit Documents.

(ii) Perfection Certificate; Filings, Registrations and Recordings. The Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby. Each Uniform Commercial Code financing statement required to be filed, registered or recorded in order to create in favor of the Agent, for the ratable benefit of the Secured Parties, a perfected Lien on any Collateral the security interest in which may be perfected by filing a financing statement under the Uniform Commercial Code, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be (x) in the case of any such Additional Collateral, in proper form for filing, registration or recordation and (y) in the case of any such Existing Collateral, shall have been properly filed, registered or recorded.

(iii) Lien Searches. The Agent shall have received the results of recent lien searches in each of the jurisdictions contemplated by the Perfection Certificate, and such search results shall reveal no material liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Agent.

(iv) Mortgages, etc. The Agent shall have received, with respect to each Mortgaged Property, each of the following, in form and substance reasonably satisfactory to the Agent:

(A) (x) in the case of Mortgaged Property constituting Additional Collateral, a Mortgage on such property or (y) in the case of Mortgaged Property constituting Existing Collateral, an amendment to the applicable Existing Mortgage, in each case in form and substance reasonably satisfactory to the Agent;

(B) evidence that a counterpart of the Mortgage or the amendment to the Existing Mortgage, as applicable, has been recorded or delivered to the appropriate Title Insurance Company subject to arrangements reasonably satisfactory to the Agent for recording promptly following the closing hereunder, in each case, in the place necessary, in the Agent’s reasonable judgment, to create a valid and enforceable first priority Lien in favor of the Agent for the benefit of itself and the Secured Parties;

(C) (x) in the case of Mortgaged Property constituting Additional Collateral, ALTA or other mortgagee’s title policy or (y) in the case of Mortgaged Property constituting Existing Collateral, a “date-down” endorsement to the existing title policy, which shall amend the description therein of the insured Existing Mortgage to include the amendment to the Existing Mortgage, in each case in form and substance reasonably satisfactory to the Agent;

(D) an opinion of counsel in the state in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the Agent; and

(E) such other information, documentation, and certifications (including evidence of flood insurance as may be required by applicable law) as may be reasonably required by the Agent.

provided that, the amount of debt secured by each Mortgage in any state that imposes a mortgage tax shall be reasonably limited to an amount not more than the sum of the Commitments, the aggregate outstanding loans and commitments under the Existing Borrower Credit Agreement, and the incremental loans and commitments that may be made hereunder or thereunder so as to avoid multiple mortgage tax assessments.

Notwithstanding the foregoing, if, after the use by the Loan Parties of commercially reasonable efforts to cause the condition set forth in this Section 4.02(j) to be satisfied on or prior to the Closing Date, the requirements (other than (x) the execution and delivery of this Agreement and the Guarantee and Collateral Agreement by the Credit Parties, (y) the requirements set forth in paragraphs 4.02(j)(i), 4.02(j)(ii) and 4.02(j)(iii) and (z) the execution and delivery of “short form” Intellectual Property Security Agreements with respect to the Intellectual Property constituting Additional Collateral of the Loan Parties that is to be perfected by filing such agreements with the United States Patent and Trademark Office or the United States Copyright Office) are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the availability of the Term Loans on the Closing Date (but shall be required to be satisfied as promptly as practicable after the Closing Date and in any event within the period specified therefor in Schedule 5.12 or such later date as Agent may agree to in its reasonable discretion).

(k) No Company Material Adverse Effect. Since December 31, 2009, there shall not have occurred any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(l) Specified Representations. The Specified Representations shall be true and correct on and as of the Closing Date in all material respects; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(m) Acquisition. The Acquisition and the other transactions contemplated by the Purchase Agreement shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, consummated in accordance with any Requirement of Law and on the terms described in the Purchase Agreement, without giving effect to any material amendment, waiver or modification thereof, or consent thereunder, that would be adverse in any material respect to the Lenders or any Joint Lead Arranger, unless approved to in writing by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed).

(n) Other Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall not have any outstanding Indebtedness or preferred stock other than (a) the Indebtedness under this Agreement, (b) Indebtedness under the Existing Borrower Credit Agreement in an aggregate principal amount not to exceed $530,000,000, (c) the Existing Notes in an aggregate principal amount not to exceed $1,000,000,000 and (d) Indebtedness set forth on Schedule 1.01(d).

(o) Insurance. The Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Agent and otherwise in compliance with the terms of the Guarantee and Collateral Agreement.

(p) Financial Statements. The Agent shall have received the Historical Financial Statements and the Pro Forma Financial Statements.

The Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Each Loan Party covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders and the Issuing Bank that, until the Commitments have expired or been terminated and all Additional Obligations have been paid in full (other than Unliquidated Obligations) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Agent (which will promptly furnish such information to the Lenders):

(a) within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Agent (without a “going concern” explanatory note or any similar qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C (i) certifying that no Event of Default or Default has occurred and, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the covenants set forth in Section 6.14 and, in the case of the financial statements delivered under clause (a), (x) the Borrower’s calculation of Excess Cash Flow for such fiscal year, and (y) a list of names of all Immaterial Subsidiaries (if any), that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all Domestic Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 5% of Total Assets of the Borrower and the Restricted Subsidiaries at the end of the period to which such financial statements relate and represented (on a contribution basis) less than 5% of Consolidated EBITDA for the period to which such financial statements relate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines and may be provided by the Chief Financial Officer of the Borrower if such accounting firm generally is not providing such certificates);

(e) concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(f) within ninety (90) days after the beginning of each fiscal year, a consolidated budget of the Borrower and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income as of the end of and for such fiscal year), including a summary of the underlying material assumptions with respect thereto;

(g) as soon as practicable upon the reasonable request of the Agent, deliver an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (g) or Section 5.11; provided, however, that so long as no Event of Default exists, Agent shall not request more than one (1) updated Perfection Certificate per fiscal year;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by Holdings, the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed to shareholders generally, as the case may be;

(i) promptly, a copy of any final “management letter” received from Holdings’ or the Borrower’s independent public accountants to the extent such independent public accountants have consented to the delivery of such management letter to the Agent upon the request of Holdings or the Borrower;

(j) promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(k) as promptly as reasonably practicable from time to time following the Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent may reasonably request (on behalf of itself or any Lender).

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings or (B) the Borrower’s or Holdings’, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings, such information is accompanied by summary consolidating information (which may be included in notes to the financial statements) that explains in reasonable detail the material differences between the information relating to Holdings, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of independent public accountants of recognized national standing and reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to clauses (a), (b) or (h) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) upon written request by the Agent, the Borrower shall deliver paper copies of such documents to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 5.01 to the Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Agent (which will promptly furnish such written notice to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains knowledge thereof:

(a) the occurrence of any Event of Default or Default;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries thereof as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any loss, damage, or destruction to the Collateral in the amount of $10,000,000 or more, whether or not covered by insurance;

(d) any and all default notices received under or with respect to any leased location or public warehouse where any material Collateral is located;

(e) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect; and

(f) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to Holdings’ or the Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03.

SECTION 5.04. Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Agent (and, during the continuance of any Event of Default, any Lender) (including employees of the Agent or any consultants, accountants, lawyers and appraisers retained by the Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided, that all such visits and inspections shall be requested through and coordinated by the Agent so as to minimize disruption to the business activities of the Loan Parties and their Subsidiaries; provided, however, that so long as no Event of Default exists, the Loan Parties shall be obligated to reimburse the Agent for one (1) inspection per fiscal year.

SECTION 5.07. Maintenance of Ratings. Holdings and the Borrower shall use their commercially reasonable efforts to cause the credit facilities provided for herein to be continuously rated by S&P and Moody’s, and shall use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

SECTION 5.08. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds. The proceeds of the Loans will be used only for the purposes specified in the introductory statement to this Agreement or, in the case of Incremental Term Loans and Incremental Revolving Loans, in the applicable Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.

SECTION 5.10. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Agent to be listed as a loss payee on property and casualty policies covering loss or damage to Collateral and as an additional insured on liability policies, subject, in each case, to any exceptions for insurance required to be maintained under leases). The Borrower will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.11. Additional Collateral; Further Assurances. (a) Subject to applicable law, Holdings, the Borrower and each Subsidiary that is a Loan Party shall cause (i) each of its Domestic Subsidiaries (other than any Immaterial Subsidiary (except as otherwise provided in paragraph (e) of this Section 5.11) or Unrestricted Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement that is required to become a Subsidiary Guarantor pursuant to Section 6.09 and (ii) any such Domestic Subsidiary that was an Immaterial Subsidiary but, as of the end of the most recently ended fiscal quarter of the Borrower has ceased to qualify as an Immaterial Subsidiary, to become a Loan Party within 20 Business Days by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Party hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Agent, for the benefit of the Agent and the Lenders and each other Secured Party at such time party to or benefiting from the Guarantee and Collateral Agreement to the extent required by the terms thereof, in any property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.11 and any other limitations set forth in the Guarantee and Collateral Agreement) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents.

(b) Holdings, the Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (or, in the case of any Domestic Subsidiary treated as a disregarded entity for U. S. federal income tax purposes that holds more than 65% of the Capital Stock of a Foreign Subsidiary, 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such Domestic Subsidiary) and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrower or any Subsidiary that is a Loan Party to be subject at all times to a first priority perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agent shall reasonably request; provided, however, this paragraph (b) shall not require the Borrower or any Subsidiary to grant a security interest in (i) any Equity Interests of a Subsidiary to the extent a pledge of such Equity Interests in favor of the Agent or to secure any debt securities of the Borrower or any Subsidiary that would be entitled to such a security interest would require separate financial statements of a Subsidiary to be filed with the SEC (or any other government agency) under Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any successor thereto) or any other law, rule or regulation or (ii) the Equity Interests of any Unrestricted Subsidiary.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.02, as applicable (including legal opinions, Title Insurance Policies, certificates and corporate and organizational documents)), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d) Subject to the limitations set forth or referred to in this Section 5.11, if any material assets (including any owned real property or improvements thereto but excluding leasehold interests) (but only those having a fair market value of at least $5,000,000) are acquired by the Borrower or any Subsidiary that is a Loan Party after the Closing Date (other than assets constituting Collateral under the Guarantee and Collateral Agreement that become subject to the Lien in favor of the Agent upon acquisition thereof), the Borrower will notify the Agent and the Lenders thereof, and, if requested by the Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e) If, at any time and from time to time after the Closing Date, Domestic Restricted Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 5% of Total Assets as of the end of the most recently ended fiscal quarter of the Borrower and the Restricted Subsidiaries or more than 5% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of the Borrower, then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Domestic Restricted Subsidiaries to become additional Loan Parties (notwithstanding that such Domestic Restricted Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.

(f) Notwithstanding any provision of the Loan Documents to the contrary, the Loan Parties shall not be required to grant a security interest in any personal property of a type that would not constitute Pledged Collateral or Article 9 Collateral (each as defined in the Guarantee and Collateral Agreement) pursuant to Section 3.01 or Section 4.01 of the Guarantee and Collateral Agreement.

SECTION 5.12. Certain Post-Closing Collateral Obligations. As promptly as practicable, and in any event within the time periods after the date of this Agreement specified in Schedule 5.12 or such later date as the Agent agrees to in its reasonable discretion, the Borrower and each other Loan Party will deliver the documents and take the actions specified in Schedule 5.12 that would have been required to be delivered or taken on or prior to the Closing Date but for the last paragraph of Section 4.02(j), to the extent the Borrower and each other Loan Party has been unable to deliver such items or take such actions on or prior to the Closing Date after having used commercially reasonable efforts to so.

ARTICLE VI

Negative Covenants

The Loan Parties covenant and agree, jointly and severally, with each Lender and the Issuing Bank that, until the Commitments have expired or been terminated and the Additional Obligations (other than Unliquidated Obligations) have been paid in full, and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full:

SECTION 6.01. Limitation on Incurrence of Additional Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness).

SECTION 6.02. Limitation on Restricted Payments. The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any distribution on or in respect of shares of the Borrower’s or any Restricted Subsidiary’s Capital Stock (including Dividend Equivalent Payments) to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of Holdings and the Borrower and dividends or distributions payable to the Borrower or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Holdings, the Borrower or any Restricted Subsidiary (other than Capital Stock held by a Loan Party) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock; or

(c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Borrower, or of any Guarantor, that is subordinate or junior in right of payment to the Obligations or any Guarantee, as applicable (other than (x) any Indebtedness permitted under clause (6) of the definition of “Permitted

Indebtedness” and (y) the purchase, defeasance or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance or other acquisition) (each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a “Restricted Payment”), except the foregoing provisions do not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2) any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of Holdings (other than Qualified Capital Stock issued or sold to the Borrower or a Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees);

(3) the acquisition of any Indebtedness of the Borrower or a Guarantor that is subordinate or junior in right of payment to the Obligations or the applicable Guarantee through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of Refinancing Indebtedness to the extent expressly permitted by Section 6.01;

(4) Dividend Equivalent Payments and payments to Holdings for the purpose of permitting it to redeem or repurchase common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees, or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such Dividend Equivalent Payments and redemptions or repurchases pursuant to this clause (4) shall not exceed in any fiscal year the sum of (A) $25,000,000 (with unused amounts in any calendar year carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (B)) of $50,000,000 in any calendar year) plus (B) any amounts not utilized in any preceding fiscal year following the Closing Date that were otherwise available under this clause for such purchases (which aggregate amount shall be increased by the amount of any net cash proceeds received from the sale since the Closing Date of Equity Interests (other than Disqualified Capital Stock) to members of the Borrower’s management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (2) of this paragraph and by the cash proceeds of any “key-man” life insurance policies which are used to make such redemptions or repurchases); provided further that the cancellation of Indebtedness owing to the Borrower from members of management of the Borrower or any of its Restricted Subsidiaries in connection with any repurchase of Equity Interests of Holdings will not be deemed to constitute a Restricted Payment under this Agreement;

(5) the declaration and payment of dividends by the Borrower to, or the making of loans to Holdings in amounts required for Holdings to pay:

(A) franchise Taxes and other fees, Taxes and expenses required to maintain its corporate existence,

(B) Federal, state and local income Taxes, to the extent such income Taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such Taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, however, that the amount of such payments in any fiscal year do not exceed the amount that the Borrower and its consolidated Subsidiaries would be required to pay in respect of Federal, state and local Taxes for such fiscal year were the Borrower and its consolidated subsidiaries to pay such Taxes as a stand-alone taxpayer,

(C) reasonable and customary salary, bonus and other benefits payable to officers and employees of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries,

(D) general corporate overhead expenses of Holdings to the extent such expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, and

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by Holdings permitted by this Agreement and any Transaction Costs;

(6) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represents a portion of the exercise price thereof;

(7) additional Restricted Payments in an aggregate amount not to exceed $75,000,000; provided that no Default or Event of Default shall have occurred and be continuing;

(8) additional Restricted Payments in an aggregate amount not to exceed the Cumulative Credit; provided that both before and after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Borrower shall be in Pro Forma Compliance; and

(9) payments of dividends on Disqualified Capital Stock issued in compliance with Section 6.01; provided that no Default or Event of Default shall have occurred and be continuing.

SECTION 6.03. Limitation on Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Borrower or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Borrower);

(2) at least 75% of the consideration received by the Borrower or the Restricted Subsidiary, as the case may be, from such Asset Sale shall constitute cash or Cash Equivalents;

(3) the fair market value of all assets sold or otherwise disposed of pursuant to this paragraph, excluding any Fastener and Distribution Assets, shall not exceed $300,000,000 in any fiscal year; provided that such amount shall be increased by the lesser of (x) the excess of the unused amount for the immediately preceding fiscal year over the unused amount (if any) for the second preceding fiscal year that was carried forward to such preceding fiscal year pursuant to this proviso and (y) $50,000,000;

(4) if such Asset Sale is of Equity Interests of any Subsidiary of the Borrower, the Asset Sale must include all Equity Interests of and other Investments in such Subsidiary owned by Holdings, the Borrower and all Restricted Subsidiaries; and

(5) upon the consummation of an Asset Sale, the Borrower shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale in accordance with Section 2.10.

SECTION 6.04. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Borrower to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or pay any Indebtedness or other obligation owed to the Borrower or any Guarantor; or

(3) transfer any of its property or assets to the Borrower or any Guarantor,

except, with respect to clauses (1), (2) and (3), for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule, regulation or order;

(b) (i) prior to the issuance of the Senior Subordinated Notes, the Existing Borrower Credit Documents and the Existing Notes Documents and (ii) following the issuance of the Senior Subordinated Notes, the Senior Subordinated Notes Documents;

(c) non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Borrower entered into in the ordinary course of business;

(d) any instrument governing Indebtedness incurred pursuant to clause (12) of the definition of “Permitted Indebtedness”, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) the Loan Documents;

(f) agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell assets or Equity Interests permitted under this Agreement to any Person pending the closing of such sale;

(i) any agreement or instrument governing Equity Interests of any Person that is acquired, so long as the restrictions in such agreement or instrument were not imposed solely in contemplation of such Person being so acquired;

(j) [Intentionally Omitted];

(k) other Indebtedness or Permitted Subsidiary Preferred Stock outstanding on the Closing Date or permitted to be issued or incurred under this Agreement; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred or Preferred Stock being issued (under the relevant circumstances);

(l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b), (d), (f), (i) and (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(n) customary provisions in joint venture and other similar agreements applicable solely to such joint venture and its subsidiaries; and

(o) customary provisions in leases and other agreements entered into in the ordinary course of business.

SECTION 6.05. Limitation on Preferred Stock of Restricted Subsidiaries. The Borrower will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Borrower or to a Restricted Subsidiary of the Borrower) or permit any Person (other than the Borrower or a Restricted Subsidiary of the Borrower) to own any Preferred Stock of any Restricted Subsidiary of the Borrower, other than Permitted Subsidiary Preferred Stock. The provisions of this Section 6.05 will not apply to (w) any Restricted Subsidiary that continues to be a Subsidiary Guarantor, (x) any transaction permitted under Section 6.03 as a result of which none of Holdings, the Borrower or any of its Restricted Subsidiaries will own any Equity Interests of the Restricted Subsidiary whose Preferred Stock is being issued or sold and (y) Preferred Stock that is Disqualified Equity Interests and is issued in compliance with Section 6.01.

SECTION 6.06. Limitation on Liens. Holdings and the Borrower will not, and the Borrower will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (the “Initial Lien”) that secures obligations under any Indebtedness on any asset or property of Holdings, the Borrower or any Subsidiary Guarantors now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except, in the case of Collateral, any Initial Lien if (a) such Initial Lien expressly ranks junior to the first-priority security interest intended to be created in favor of the Agent for the Secured Parties pursuant to the Collateral Documents; or (b) such Initial Lien is a Permitted Lien.

SECTION 6.07. Merger, Consolidation or Sale of All or Substantially All Assets. (a) Neither Holdings nor the Borrower will, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit the Borrower or any Restricted

Subsidiary of the Borrower to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Borrower’s assets (determined on a consolidated basis for the Borrower and the Borrower’s Restricted Subsidiaries) to any Person, except that any Person may merge into, amalgamate with or consolidate with Holdings or the Borrower in a transaction in which (i) Holdings or the Borrower, as the case may be, shall be the surviving or continuing corporation and (ii) at the time thereof and immediately after giving effect to such transaction (including, without limitation, giving effect to any Indebtedness incurred, acquired, or assumed and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Borrower, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Borrower, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower. However, transfer of assets between or among the Borrower and its Restricted Subsidiaries will not be subject to this Section 6.07.

(b) The Borrower will not permit any Restricted Subsidiary to consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person except that: (i) a Restricted Subsidiary that is a Subsidiary Guarantor may be disposed of in its entirety to another Person (other than to the Borrower or an Affiliate of the Borrower), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Subsidiary Guarantor in its entirety), if in connection therewith the Borrower provides an Officers’ Certificate to the Agent to the effect that the Borrower will comply with its obligations under Section 6.03 in respect of such disposition); (ii) any Person may consolidate or merge, amalgamate or consolidate with or into a Restricted Subsidiary, or sell all or substantially all of its assets to Restricted Subsidiary (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party); and (iii) any Restricted Subsidiary may merge, amalgamate or consolidate with or into any other Person in order to effect a Permitted Acquisition or other acquisition permitted by Section 6.16.

SECTION 6.08. Limitation on Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”) involving aggregate payment or consideration in excess of $20,000,000, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrower, and

(2) the Borrower delivers to the Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30,000,000, a Board Resolution adopted by the majority of the members of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above.

The restrictions set forth in the first paragraph of this Section 6.08 shall not apply to:

(1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary of the Borrower as determined in good faith by the Borrower’s Board of Directors or senior management;

(2) transactions between or among the Borrower and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by this Agreement;

(3) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date as determined in good faith by the Borrower;

(4) Restricted Payments or Permitted Investments permitted by this Agreement;

(5) [Intentionally Omitted];

(6) [Intentionally Omitted];

(7) payments or loans to employees or consultants that are approved by the Board of Directors of the Borrower in good faith;

(8) [Intentionally Omitted];

(9) [Intentionally Omitted];

(10) transactions permitted by, and complying with, the provisions of Section 6.07;

(11) any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower;

(12) [Intentionally Omitted]; and

(13) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Borrower or such Restricted Subsidiary or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrower.

SECTION 6.09. Future Guarantees by Restricted Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create or acquire another Domestic Restricted Subsidiary unless such Domestic Restricted Subsidiary executes and delivers a Joinder Agreement and supplements to the other Loan Documents, providing for a Guarantee of payment of the Obligations by such Domestic Restricted Subsidiary; provided, however, that such Domestic Restricted Subsidiary need not execute and deliver such Joinder Agreement and supplements to the other Loan Documents for so long as such Domestic Restricted Subsidiary is an Immaterial Subsidiary (subject to Section 5.11).

SECTION 6.10. Business of Borrower and Restricted Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date (which shall include, without limitation, engineered components businesses not within the aerospace industry).

SECTION 6.11. Limitations on Amendments to Subordination Provisions and Other Amendments. (a) Holdings and the Borrower will not, and will not permit any of its Restricted Subsidiaries to, permit any waiver, supplement, modification or amendment of (i) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (ii) the Existing Borrower Credit Agreement, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect, unless, in the case of the Existing Borrower Credit Agreement, a waiver, supplement, modification or amendment of substantially similar effect has been made hereto.

(b) Holdings and the Borrower will not amend, modify or alter the Existing Notes Documents or, following the issuance of the Senior Subordinated Notes, the Senior Subordinated Notes Documents in any way to (it being understood that, following the date hereof, the terms of the Senior Subordinated Notes as set forth in the Senior Subordinated Notes Documents (or drafts thereof) delivered to the Agent as of the date hereof shall not be amended, modified or altered (if such amendment, modification or alteration is material and adverse to the Lenders as reasonably determined by the Agent) to):

(i) increase the rate of or change the time for payment of interest on any Existing Notes or Senior Subordinated Notes;

(ii) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Existing Notes or Senior Subordinated Notes;

(iii) alter the redemption provisions or the price or terms at which the Borrower is required to offer to purchase any Existing Notes or Senior Subordinated Notes; or

(iv) amend the provisions of the Existing Notes Documents or the Senior Subordinated Notes Documents that relate to subordination in a manner adverse to the Lenders.

Nothing in this Section 6.11 shall preclude any Loan Party from making any Restricted Payment otherwise permitted by Section 6.03.

SECTION 6.12. Business of Holdings. Holdings shall not engage in any business activities or have any material assets or liabilities other than its ownership of the Equity Interests of the Borrower and assets and liabilities incidental to its function as a holding company, including its liabilities hereunder and under the Existing Borrower Credit Agreement, the Existing Notes Indentures and, following the issuance of the Senior Subordinated Notes, the Senior Subordinated Notes Indenture, and pursuant to the Guarantee and Collateral Agreement and any other Loan Document, Existing Borrower Credit Document, Existing Notes Document and, following the issuance of the Senior Subordinated Notes, any Senior Subordinated Notes Document.

SECTION 6.13. Impairment of Security Interest. Subject to the rights of the holders of Permitted Liens and except as permitted by this Agreement or the Loan Documents, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would reasonably be expected to have the result of materially impairing the security interest with respect to a material portion of the Collateral for the benefit of the Secured Parties.

SECTION 6.14. Financial Covenants. (a) Consolidated Net Leverage Ratio. The Loan Parties agree that they shall not permit the Consolidated Net Leverage Ratio of the Borrower at the end of any fiscal quarter ending on a date or during a period set forth below to be greater than the ratio set forth opposite such date or period below.

Date or Period	Consolidated Net Leverage Ratio

January 1, 2011 through December 31, 2011	6.50 to 1.00

January 1, 2012 through March 31, 2012	6.25 to 1.00

April 1, 2012 through June 30, 2012	6.00 to 1.00

July 1, 2012 through September 30, 2012	5.50 to 1.00

October 1, 2012 through September 30, 2013	5.25 to 1.00

Thereafter	5.00 to 1.00

(b) Consolidated Interest Coverage Ratio. The Loan Parties agree that they shall not permit the Consolidated Interest Coverage Ratio of the Borrower at the end of any fiscal quarter ending on a date or during a period set forth below to be less than the ratio set forth opposite such date or period below.

Date or Period	Consolidated Interest Coverage Ratio

January 1, 2011 through December 31, 2011	2.00 to 1.00

January 1, 2012 through March 31, 2012	2.10 to 1.00

April 1, 2012 through June 30, 2012	2.20 to 1.00

July 1, 2012 through September 30, 2012	2.30 to 1.00

October 1, 2012 through September 30, 2013	2.40 to 1.00

Thereafter	2.50 to 1.00

SECTION 6.15. Sale and Lease-Back Transactions. The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction unless (a) the sale or transfer of such property is permitted by Section 6.03 and (b) any Capitalized Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.06, as the case may be.

SECTION 6.16. Limitations on Investments. The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly make any Investment (other than Permitted Investments).

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b) the Borrower shall fail to pay (i) any interest on any Loan or L/C Disbursement or any fee payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or (ii) any other amount (other than an amount referred to in clause (a) or (b)(i) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of thirty (30) days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in connection with the borrowings or issuances of Letters of Credit, or in any report or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made and shall remain material at the time tested;

(d) failure by Holdings, the Borrower or any Restricted Subsidiary for thirty (30) days after receipt of written notice given by the Agent or the Required Lenders to comply with any of its other agreements (other than those referred to in clauses (a) and (b) of this Article and those set forth in Sections 5.02, 5.03 (with respect to Holdings and the Borrower only) and 5.09 and in Article VI) in this Agreement or any Loan Document;

(e)(i) any Loan Party shall fail to make any payment at final stated maturity beyond the applicable grace period with respect to any Material Indebtedness or (ii) the acceleration of the final stated maturity of any such Material Indebtedness, or any event or condition occurs that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that clause (ii) of this paragraph (e) shall not apply to secured Indebtedness that becomes due as a result of the (A) voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (B) in the case of Indebtedness under the Existing Borrower Credit Agreement or any Specified Secured Indebtedness, any provision that is the functional equivalent of Section 2.08 or 2.10 hereof;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(h) failure by Holdings, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50,000,000, which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty (60) days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(i) the Guarantee of any Subsidiary Guarantor or Holdings shall for any reason cease to be in full force and effect or be declared null and void or any Responsible Officer of any Subsidiary Guarantor or Holdings, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement and the Guarantee and Collateral Agreement;

(j) unless all of the Collateral has been released from the Liens in accordance with the provisions of the Collateral Documents, any Collateral Document shall for any reason cease to be in full force and effect or the assertion by Holdings, the Borrower or any Restricted Subsidiary, in any pleading in any court of competent jurisdiction, that any security interest thereunder is invalid or unenforceable;

(k) [Intentionally Omitted]

(l) the failure by Holdings or the Borrower to comply with the covenants set forth in Sections 5.02, 5.03 (with respect to Holdings and the Borrower only) and 5.09 and in Article VI;

(m) an ERISA Event shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(n) the Indebtedness under the Existing Notes Documents, the Senior Subordinated Notes Documents (following the issuance of the Senior Subordinated Notes) or any other Subordinated Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries constituting Material Indebtedness shall cease, for any reason, to be validly subordinated to the Obligations as provided in the Existing Notes Documents, the Senior Subordinated Notes Documents or the agreements evidencing such other Subordinated Indebtedness, as applicable (or any Loan Party or an Affiliate of any Loan Party shall assert the foregoing); or

(o) there shall have occurred a Change of Control.

then, and in every such event (other than an event with respect to any Loan Party described in clauses (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments and the L/C Commitments, and thereupon the Commitments and the L/C Commitments shall terminate immediately and (ii) declare the Loans and L/C Exposure then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and L/C Exposure so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event with respect to any Loan Party described in clause (f) or (g) of this Article, the Commitments and the L/C Commitments shall automatically terminate and the principal of the Loans and L/C Exposure then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Agent or any Lender. Upon the occurrence and the continuance of an Event of Default, the Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

In the event of any Event of Default specified in clause (e) of the preceding paragraph of this Article, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Agent or the Lenders if, within twenty (20) days after such Event of Default arose, (i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (ii) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (iii) the default that is the basis for such Event of Default has been cured.

ARTICLE VIII

The Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except, subject to the last paragraph of this Article VIII, discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor; provided that (i) during the existence and continuation of an Event of Default, no consent of the Borrower shall be required and (ii) any successor that shall also be the named secured party under any Collateral Document shall also be subject to the approval requirements, if any, of such Collateral Document. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrower. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the

Required Lenders appoint, with the consent of the Borrower (not to be unreasonably withheld or delayed) (so long as no Event of Default exists), a successor administrative agent and/or collateral agent, as the case may be. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank and the Swingline Lender, in which case such resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender (a) acknowledges that it has received a copy of each Collateral Documents, (b) without limiting the foregoing, agrees that it will be bound by and will take no actions contrary to the provisions of any Collateral Documents and (c) acknowledges that the Agent will, and hereby authorizes the Agent to, enter into (and be a party to) the Collateral Documents and any intercreditor agreements on behalf of itself, such Lender and other holders of the Additional Obligations, the holders of Existing Obligations and the holders of any future Specified Secured Indebtedness. The Lenders further acknowledge that, pursuant to the Collateral Documents, the Agent will have the sole right to proceed against the Collateral, and that the provisions of the Collateral Documents may, in certain circumstances, limit the ability of the Additional Secured Parties hereunder to direct the Agent. In the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition, and the Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by such Secured Party. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

The joint lead arrangers, joint bookrunners, syndication agent and documentation agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower at:

The Tower at Erieview

1301 East 9th Street, Suite 3710

Cleveland, OH 44114

Attention: Gregory Rufus

Facsimile No: (216) 706-2937

(ii) if to the Agent, to Credit Suisse at:

One Madison Avenue

New York, NY 10010

Attention: Sean Portrait - Agency Manager

Telephone No: (919) 994-6369

Facsimile No: (212) 322-2291

Email: agency.loanops@credit-suisse.com

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

(b) All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(c) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Holdings and the Borrower hereby acknowledge that (x) the Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (y) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or their securities) (each, a “Public Lender”). Holdings and the Borrower hereby agree that (1) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings and the Borrower or their securities for purposes of foreign, United States Federal and state securities laws; (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (4) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Holdings or the Borrower notifies the Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Term Loans, Term Loan Commitments, Revolving Loans, Revolving Credit Commitments, Swingline Loans, Swingline Commitments or L/C Commitments.

(i) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to communications and other information and materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or a Borrower or its securities for purposes of foreign, United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

(f) Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, provided that the Borrower and the Agent may enter into an amendment to effect the provisions of Section 2.24(b) upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Credit Assumption Agreement and Section 2.25(b) upon the effectiveness of any Revolving Credit Increase Assumption Agreement or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (B) reduce or forgive the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees (including any prepayment fees) payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.12(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (D) change Sections 2.09(c), 2.10(g), 2.17(c) or 2.17(f) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) release any material Guarantor from its obligation under its Guarantee (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (G) except as provided in clauses (c) and (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent. The Agent may without the consent of any Lender also amend the Commitment Schedule to reflect assignments entered into pursuant to

Section 9.04. Upon the request of the Borrower, the Agent shall enter into such amendments (and may do so without the consent of any Lender, other agent, or the Issuing Bank) to the Collateral Documents (or enter into additional Collateral Documents or intercreditor agreements) to secure on a pari passu basis or junior basis, as the case may be, on terms reasonably acceptable to the Agent all obligations (including obligations comparable in scope to the Obligations) of all Specified Secured Indebtedness having the same lien priority as, or a junior lien priority to, the Obligations permitted to be incurred under Section 6.01 and secured by Liens permitted to be incurred under Section 6.06 on all or a portion of the Collateral. Notwithstanding the foregoing, with the consent of Holdings, the Borrower and the Required Lenders, this Agreement (including Sections 2.09(c), 2.10(g), 2.17(c) and 2.17(f)) may be amended (x) to allow the Borrower to prepay Loans of a Class on a non-pro rata basis in connection with offers made to all the Lenders of such Class pursuant to procedures approved by the Agent and (y) to allow the Borrower to make loan modification offers to all the Lenders of one or more Classes of Loans that, if accepted, would (A) allow the maturity and scheduled amortization of the Loans of the accepting Lenders to be extended, (B) increase the Applicable Rates and/or Fees payable with respect to the Loans and Commitments of the accepting Lenders and (C) treat the modified Loans and Commitments of the accepting Lenders as a new Class of Loans and Commitments for all purposes under this Agreement.

(c) The Lenders and the Issuing Bank hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Agent, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under its Guarantee in accordance with the provisions of this Agreement and the Guarantee and Collateral Agreement or (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to the Collateral. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.

(d) Notwithstanding anything to the contrary contained in this Section 9.02, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then (x) the Agent may elect to purchase all (but not less than all) of (1) any affected Class of such Lender’s Commitments, the corresponding Loans owing to it and other Additional Obligations due to it and all of its rights and obligations hereunder and under the other Loan Documents in respect of such affected Class or (2) such Lender’s Commitments, the Loans owing to it and other Additional Obligations due to it and all of its rights and obligations hereunder and under the other Loan Documents, provided that the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such purchase all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.14 and 2.16 and an amount, if any, equal to the payment which would have been due to such Lender on the day of such purchase under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the Agent or (y) the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement by the Borrower, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Loans and other Additional Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.14 and 2.16, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each Lender agrees that if the Agent or the Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04. The Agent or the Borrower shall be entitled (but not obligated) to execute and deliver such agreement and documentation on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Agent or the Borrower shall be effective for purposes of documenting an assignment pursuant to Section 9.04.

(f) The Agent, Holdings and the Borrower may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Loan Parties agree, jointly and severally, to pay (i) all reasonable documented out-of-pocket expenses incurred by the Agent, the Joint Lead Arrangers, the financial institutions identified as Joint Bookrunners on the cover of this Agreement, and their respective Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Agent and the Joint Lead Arrangers, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation of the Loan Documents and related documentation, (ii) all reasonable documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside legal counsel to the Agent, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable documented out-of-pocket expenses incurred by the Agent, the Issuing Banks or the Lenders, including the reasonable documented fees, charges and disbursements of any counsel for the Agent and for one law firm retained by the Lenders (and one local counsel for both the Agent and the Lenders in each relevant jurisdiction and, in the case of a conflict of interest, one additional counsel per group of affected parties), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans, and (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrower and the Agent with respect thereto, all reasonable documented out-of-pocket expenses incurred by the Agent in the administration of the Loan Documents. Expenses reimbursable by the Borrower under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable documented out-of-pocket costs and expenses incurred in connection with:

(i) lien and title searches and title insurance; and

(ii) Taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens.

Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.

(b) The Borrower shall indemnify the Agent, the Joint Lead Arrangers, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, but excluding Taxes (other than Taxes referred to in Section 9.03(a)) which shall be dealt with exclusively pursuant to Section 2.16 above, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby (including the use of proceeds of any Loan or Letter of Credit), (ii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or to any property owned or operated by the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

(d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be paid promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower (such consent being deemed given with respect to the assignment of Term Loans only unless the Borrower shall have objected to such assignment by written notice to the Agent within five Business Days after having received notice thereof), provided that no consent of the Borrower shall be required (1) for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default specified in paragraphs (a), (b), (f) or (g) of Article VII has occurred and is continuing, any other Eligible Assignee and provided further that no consent of the Borrower shall be required for an assignment during the primary syndication of the Loans to Persons identified by the Agent to the Borrower on or prior to the Closing Date and reasonably acceptable to the Borrower;

(B) the Agent; and

(C) the Swingline Lender and the Issuing Bank, in the case of any assignment of a Revolving Credit Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall be in a minimum amount of at least $5,000,000 in the case of Revolving Credit Commitments or Revolving Loans and in a minimum amount of at least of $1,000,000 in the case of Term Loan Commitments or Term Loans unless each of the Borrower and the Agent otherwise consent;

(B) each partial assignment of a Revolving Credit Commitment or Revolving Loan shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect the Revolving Credit Commitments and the Revolving Credit Exposure;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption via an electronic settlement system acceptable to the Agent (or, if previously agreed with the Agent, manually) and, in each case, shall pay to the Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Agent); and

(D) the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Agent (1) an Administrative Questionnaire and (2) if applicable, an appropriate Internal Revenue Service form (such as Form W-8BEN or W-8ECI or any successor form adopted by the relevant United States taxing authority) as required by applicable law supporting such assignee’s position that no withholding by any Borrower or the Agent for United States income tax payable by such assignee in respect of amounts received by it hereunder is required.

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this

Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 (subject to the requirements of Section 2.16) and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, or principal amount of, and any interest on, the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.04(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(a), 2.17(c) or 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in

(i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no such Participant shall be a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of each Participant and the principal amounts of, and stated interest on, each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower, the Agent or any other Person (including the identity of any Participant or any information relating to a Participant’s interest in the Commitments, Loans or other Obligations) except to the extent the Borrower determines, in its reasonable discretion, that disclosure is necessary to establish that such Commitments, Loans or other Obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) no SPC shall be a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.14, 2.15 and 2.16), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.02, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against any of and all the Additional Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. The Agent, the Issuing Bank and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory, governmental or administrative authority, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, or the Transactions other than any such information that is available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that (a) it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein and acknowledges that the Collateral shall not include any Margin Stock and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. Anything contained in this Agreement to the contrary notwithstanding, no

Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that an Affiliate of the Agent will be an initial purchaser of the Senior Subordinated Notes.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRANSDIGM INC.

by	/s/ W. Nicholas Howley
	Name:	W. Nicholas Howley
	Title:	Chairman and Chief Executive Officer

TRANSDIGM GROUP INCORPORATED

by	/s/ W. Nicholas Howley
	Name:	W. Nicholas Howley
	Title:	Chairman and Chief Executive Officer

MARATHONNORCO AEROSPACE, INC.

ADAMS RITE AEROSPACE, INC.

CHAMPION AEROSPACE LLC

AVIONIC INSTRUMENTS LLC

SKURKA AEROSPACE INC.

CDA INTERCORP LLC

AEROCONTROLEX GROUP, INC.

AVIATION TECHNOLOGIES, INC.

AVTECH CORPORATION

TRANSICOIL LLC

MALAYSIAN AEROSPACE SERVICES, INC. BRUCE AEROSPACE INC.

BRUCE INDUSTRIES, INC.

CEF INDUSTRIES, LLC

AIRCRAFT PARTS CORPORATION

ACME AEROSPACE, INC.

DUKES AEROSPACE, INC.

SEMCO INSTRUMENTS, INC.

MCKECHNIE AEROSPACE HOLDINGS, INC.

MCKECHNIE AEROSPACE DE, INC.

MCKECHNIE AEROSPACE US LLC

MCKECHNIE AEROSPACE INVESTMENTS, INC.

VALLEY-TODECO, INC.

HARTWELL CORPORATION

WESTERN SKY INDUSTRIES, LLC

TEXAS ROTRONICS, INC.

by	/s/ Gregory Rufus
	Name:	Gregory Rufus
	Title:	Treasurer and Secretary

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Agent, Swingline Lender and Issuing Bank

by	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Managing Director

by	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Associate

Name of Lender: UBS LOAN FINANCE LLC

by	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

by	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

Name of Lender: BARCLAYS BANK PLC

by	/s/ Kevin Cullen
	Name:	Kevin Cullen
	Title:	Director

Name of Lender: MORGAN STANLEY BANK, N.A.

by	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory

Name of Lender: PNC BANK, A NATIONAL ASSOCIATION

by	/s/ Christian S. Brown
	Name:	Christian S. Brown
	Title:	Senior Vice President

Name of Lender: MIZUHO CORPORATE BANK, LTD.

by	/s/ James R. Fayen
	Name:	James R. Fayen
	Title:	Deputy General Manger

Name of Lender: GENERAL ELECTRIC CAPITAL CORPORATION

by	/s/ Sean McWhinnie
	Name:	Sean McWhinnie
	Title:	Duly Authorized Signatory

Name of Lender: RAYMOND JAMES BANK FSD

by	/s/ Kathy Bennett
	Name:	Kathy Bennett
	Title:	Vice President

Name of Lender: CIT BANK

by	/s/ Daniel A. Burnett
	Name:	Daniel A. Burnett
	Title:	Vice President

Name of Lender: FIRSTMERIT BANK, N.A.

by	/s/ Robert G. Morlan
	Name:	Robert G. Morlan
	Title:	Senior Vice President

Name of Lender: CRÉDIT INDUSTRIEL ET COMMERCIAL

by	/s/ Brian O’Leary
	Name:	Brian O’Leary
	Title:	Managing Director

by	/s/ Anthony Rock
	Name:	Anthony Rock
	Title:	Managing Director

Name of Lender: EAST WEST BANK

by	/s/ Nancy A. Moore
	Name:	Nancy A. Moore
	Title:	Senior Vice President

Name of Lender: FIRST NIAGARA BANK, N.A.

by	/s/ Troy M. Jones
	Name:	Troy M. Jones
	Title:	Assistant Vice President

Name of Lender: MERIDIAN BANK

by	/s/ James D. Nelson
	Name:	James. D. Nelson
	Title:	Senior Vice President and C.O.

COMMITMENT SCHEDULE

Lender	Revolving Credit Commitment	Term Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$38,500,000	$1,550,000,000
UBS Loan Finance LLC	$30,000,000	-
Barclays Bank PLC	$30,000,000	-
Morgan Stanley Bank, N.A.	$30,000,000	-
PNC Bank, a National Association	$22,500,000	-
Mizuho Corporate Bank, Ltd.	$20,000,000	-
General Electric Capital Corporation	$20,000,000	-
Raymond James Bank FSD	$15,000,000	-
CIT Bank	$12,500,000	-
FirstMerit Bank, N.A.	$8,500,000	-
Crédit Industriel et Commercial	$9,000,000	-
East West Bank	$5,000,000	-
First Niagara Bank, N.A.	$3,000,000	-
Meridian Bank	$1,000,000	-
Total	$245,000,000	$1,550,000,000

Schedule 1.01(a)

Immaterial Subsidiaries

None.

Schedule 1.01(b)

Mortgaged Properties

Address	Record Owner
8301 Imperial Dr. Waco, TX 76712	MarathonNorco Aerospace, Inc.

1230 Old Norris Road Liberty, SC 29657	Champion Aerospace LLC

1414 Randolph Ave. Avenel, NJ 07001	Avionic Instruments LLC

450 Goolsby Blvd. Deerfield Beach, FL 33442	CDA InterCorp LLC

3422 Wallingford Ave. North Seattle, WA 98103	Avtech Corporation

3400 Wallingford Ave. North Seattle, WA 98103	Avtech Corporation

3320 Wallingford Ave. North Seattle, WA 98103	Avtech Corporation

3326 Wallingford Ave. North Seattle, WA 98103	Avtech Corporation

1813-1815 North 34th St. Seattle, WA 98103	Avtech Corporation

320 S. Church St. Addison, IL 60101	CEF Industries, LLC

4223 Monticello Blvd. South Euclid, OH 44121	TransDigm Inc.

5000 Triggs Street Los Angeles, CA 90022	TransDigm Inc.

313 Gillette Street Painesville, OH 44077	TransDigm Inc.

2600 South Custer Wichita, KS 67217	Western Sky Industries, LLC (d/b/a Electromech Technologies)

900 South Richfield Road Placentia, CA 92870	Hartwell Corporation

9810 6th Street Rancho Cucamonga, CA	Hartwell Corporation

12975 Bradley Avenue Sylmar, CA 91342	Valley-Todeco, Inc.

Schedule 1.01(c)

Existing Letters of Credit

LC#	LC Amount	Actual Expiry	Beneficiary
TS 07002143	500,000.00	1-Dec-11	Employers Insurance of Wausau
TS 07003371	825,000.00	1-Dec-11	Hartford Fire Insurance Company
TS-07003837	799,000.00	1-Dec-11	Hartford Fire Insurance Company

2

Schedule 1.01(d)

Existing Indebtedness

1.	Promissory Note, dated as of February 27, 2007, made by Champion Aerospace LLC (f/k/a Champion Aerospace Inc.) in favor of TransDigm Inc. in the principal amount of $81,937,500

2.	Demand Promissory Note, dated February 7, 2007, made by Aviation Technologies, Inc. (as successor by merger to Project Coffee Acquisition Co.) in favor of TransDigm Inc., in the principal amount of $300,000,000

3.	All Indebtedness associated with the capital leases disclosed on Schedule 1.01(e) in an aggregate amount not to exceed $30,000,000.

4.	Notes issued by McKechnie Aerospace (Europe) Ltd. in the aggregate principal amount of £22,793,050 and £1,000 each to McKechnie Aerospace DE, Inc.

5.	Notes issued by McKechnie Aerospace (Europe) Ltd. in the aggregate principal amount of €50,383,707 and €1,000 each to McKechnie Aerospace DE, Inc.

6.	The McKechnie letters of credit referenced on the exhibit attached hereto.

McKechnie Aerospace

Letters of Credit

Beneficiary	Amount	LC #	Date Issued	Expiration Date	Issuing Bank
Self Insurance Plans

State of California	220,000.00	TPTS-603210	April 22, 2008	April 22, 2011 (Evergreen)	JPMorgan

AIG	390,000.00	TPTS-758746	July 2, 2009	July 2, 2011 (Evergreen)	JPMorgan

Sentry Insurance	530,000.00	TPTS-616552	11-Jun-08	May 23, 2011 (Evergreen)	JPMorgan

AIG	1,100,000.00	S-709415	December 12, 2008	December 12, 2010 (Evergreen)	JPMorgan

Zurich	700,000.00	S-730193	April 24, 2009	April 24, 2011 (Evergreen)	JPMorgan

ACE	766,790.00	S-728595	April 22, 2009	April 22, 2011	JPMorgan

BPOU - Environmental (Wells Fargo)	904,045.78	S-742300	May 7, 2009	May 7, 2011 (Evergreen)	JPMorgan

	$5,067,039.92

2

Schedule 1.01(e)

Existing Liens

See attached.

3

Debtor	State	Jurisdiction	Original File Date	Original File Number	Secured Party	Collateral	Notes

ADAMS RITE AEROSPACE, INC.	CA	Secretary of State	3/4/2005	05-7017964958	Mazak Corporation	All of the Lessee’s right, title and interest in the leased equipment (One Mazak QTN-200MSY, S/N 172932)

ADAMS RITE AEROSPACE, INC.	CA	Secretary of State	3/1/2007	07-7104534940	Mazak Corporation	All of the Lessee’s right, title and interest in the leased equipment (Mazak Serial Number 192524)

ADAMS RITE AEROSPACE, INC.	CA	Secretary of State	9/23/2010	10-7245855976	FANUC Robotics America, Inc.	Equipment

AVTECH CORPORATION	WA	Department of Licensing	9/20/2007	2007-263-4760-5	Selway Machine Tool Co. Inc	Equipment

CHAMPION AEROSPACE, INC.	CA	Secretary of State	12/10/2002	0234760739	State of California	Amount: $2,502.35	Manual release sent to California SOS 11/18/10

CHAMPION AEROSPACE INC.	DE	Secretary of State	7/6/2004	4187800 0	Citibank, N.A.	Accounts receivable from United Technologies Corp. purchased by CitiBank, N.A. per Supplier Agreement	Continuation filed 3/13/09

CHAMPION AEROSPACE INC.	DE	Secretary of State	5/27/2005	5174718 8	Pullman Bank and Trust	Leased Equipment	Assignment filed 7/8/05

CHAMPION AEROSPACE INC.	DE	Secretary of State	2/14/2006	6053919 7	Royal Bank Leasing	Leased Equipment	Assignment filed 2/14/06

CHAMPION AEROSPACE INC.	DE	Secretary of State	9/18/2007	2007 3529913	Royal Bank America Leasing	Leased Equipment	Assignment filed 9/18/07

4

Debtor	State	Jurisdiction	Original File Date	Original File Number	Secured Party	Collateral	Notes

CHAMPION AEROSPACE INC.	DE	Secretary of State	1/28/2008	2008 0333656	Royal Bank America Leasing	Leased Equipment	Assignment filed 1/28/08

CHAMPION AEROSPACE INC.	DE	Secretary of State	6/27/2008	2008 2215851	Kearns Business Solutions	Leased Equipment

CHAMPION AEROSPACE INC.	DE	Secretary of State	6/27/2008	2008 2215851	Kearns Business Solutions	Leased Equipment

CHAMPION AEROSPACE LLC	DE	Secretary of State	8/19/2009	2009 2667092	Johnson Matthey Inc.	Consignment in accordance with JM sales agreement

HARTWELL CORPORATION	CA	Secretary of State	2/6/2002	0203860449	General Electric Capital Corporation	All accounts receivable for which Honeywell International, Inc. is the Account debtor pursuant to Agreement, dated 10/23/01	Continuation filed 2/1/07; Demand Letter sent to secured party 11/17/10

HARTWELL CORPORATION	CA	Secretary of State	3/21/2006	06-7063278433	Ricoh Customer Finance Corp.	True Lease of Equipment

HARTWELL CORPORATION	CA	Secretary of State	4/20/2006	06-7067020038	M&I Equipment Finance Company	Leased Equipment

HARTWELL CORPORATION	CA	Secretary of State	5/4/2006	06-7068780921	M&I Equipment Finance Company	Leased Equipment

HARTWELL CORPORATION	CA	Secretary of State	7/20/2006	06-7078755429	M&I Equipment Finance Company	Leased Equipment

HARTWELL CORPORATION	CA	Secretary of State	8/30/2006	06-7083328108	M&I Equipment Finance Company	Leased Equipment

5

Debtor	State	Jurisdiction	Original File Date	Original File Number	Secured Party	Collateral	Notes

HARTWELL CORPORATION	CA	Secretary of State	11/3/2006	06-7090828848	M&I Equipment Finance Company	Leased Equipment

HARTWELL CORPORATION	CA	Secretary of State	4/30/2007	07-7112020020	M&I Equipment Finance Company	Leased Equipment

HARTWELL CORPORATION	CA	Secretary of State	7/16/2007	07-7122335414	M&I Equipment Finance Company	Equipment	Assignment filed 9/24/07

HARTWELL CORPORATION	CA	Secretary of State	9/14/2007	07-7129098598	Ricoh Americas Corporation	True Lease of Equipment

HARTWELL CORPORATION	CA	Secretary of State	9/17/2007	07-7129259921	M&I Equipment Finance Company	Leased Equipment

HARTWELL CORPORATION	CA	Secretary of State	9/17/2007	07-7129260195	M&I Equipment Finance Company	Leased Equipment

HARTWELL CORPORATION	CA	Secretary of State	11/29/2007	07-7138815454	M&I Equipment Finance Company	Equipment *Restated Collateral	Assignment filed 3/14/08 Amendment filed 9/14/10

HARTWELL CORPORATION	CA	Secretary of State	12/20/2007	07-7140881400	M&I Equipment Finance Company	Leased Equipment

HARTWELL CORPORATION	CA	Secretary of State	6/26/2008	08-7163125578	M&I Equipment Finance Company	Equipment	Assignment filed 7/11/08

HARTWELL CORPORATION	CA	Secretary of State	8/13/2008	08-7168600773	Cisco Systems Capital CRP	All equipment leased or financed by secured party pursuant to contract

6

Debtor	State	Jurisdiction	Original File Date	Original File Number	Secured Party	Collateral	Notes

HARTWELL CORPORATION	CA	Secretary of State	9/26/2008	08-7173254421	M&I Equipment Finance Company	Leased Equipment

HARTWELL CORPORATION	CA	Secretary of State	10/9/2008	08-7174821654	M&I Equipment Finance Company	Equipment

HARTWELL CORPORATION	CA	Secretary of State	10/24/2008	08-7176372152	M&I Equipment Finance Company	Equipment

HARTWELL CORPORATION	CA	Secretary of State	8/21/2009	09-7206436330	AEL Financial, LLC	Equipment leased under rental agreement

HARTWELL CORPORATION	CA	Secretary of State	2/24/2010	10-7223756275	Ellison Technologies	Equipment

MARATHONNORCO AEROSPACE, INC	DE	Secretary of State	2/7/2005	5041878 1	De Lage Landen Financial Services, Inc.	Equipment *In connection to leasing transaction	Continuation filed 1/27/10

MCKECHNIE AEROSPACE INVESTMENTS, INC.	DE	Secretary of State	11/20/2009	2009 3738058	Greatamerica Leasing Corporation	True Lease of Equipment

MCKECHNIE INVESTMENTS, INC. Additional Debtors: Western Sky Industries, LLC; Welco Technologies	DE	Secretary of State	4/12/2007	2007 1379618	Atlas Copco Compressors LLC	Equipment

SKURKA AEROSPACE INC.	DE	Secretary of State	10/13/2009	2009 3280143	Makino Inc.	Equipment

TRANSDIGM INC	DE	Secretary of State	9/18/2003	3242719 6	GE Capital	Equipment *Filed for Notice purposes only	Continuation filed 4/4/08

7

Debtor	State	Jurisdiction	Original File Date	Original File Number	Secured Party	Collateral	Notes

TRANSDIGM INC.	DE	Secretary of State	12/29/2005	5405483 0	General Electric Capital Corporation	All accounts receivable for which Honeywell International, Inc. is the Account debtor pursuant to Agreement, dated 4/14/98	Continuation filed 9/29/10

TRANSICOIL, LLC	DE	Secretary of State	4/9/2007	2007 1318392	General Electric Capital Corporation	All accounts receivable for which Honeywell International, Inc. is the Account debtor pursuant to Agreement, dated 7/26/99	Amendment filed 2/1/08

VALLEY-TODECO, INC.	DE	Secretary of State	2/28/2005	5063474 2	IBM Credit LLC	Leased Equipment *Precautionary filing

VALLEY-TODECO INC	DE	Secretary of State	6/5/2006	6188439 4	Marlin Leasing Corp	Leased Equipment *Precautionary filing

VALLEY-TODECO, INC.	DE	Secretary of State	3/27/2009	2009 0982121	Air Liquide Industrial U.S. LP	Equipment

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	6/21/2004	4170947 8	Citibank, N.A.	Accounts receivable from United Technologies Corp. purchased by CitiBank, N.A. per Supplier Agreement	Continuation filed 3/13/09

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	5/2/2005	5133644 6	Citibank, N.A.	Accounts receivable from United Technologies Corp. and Hamilton Sundstrand Corporation purchased by CitiBank, N.A. per Supplier Agreement	Continuation filed 12/8/09

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	4/24/2006	6136948 7	Dell Financial Services, L.P.	All computer equipment and peripherals financed pursuant to certain revolving credit account, dated 4/19/06

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	4/26/2006	6139866 8	Dell Financial Services, L.P.	All computer equipment and peripherals leased pursuant to equipment lease, dated 4/24/06

8

Debtor	State	Jurisdiction	Original File Date	Original File Number	Secured Party	Collateral	Notes

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	7/25/2006	6255849 2	M&I Equipment Finance Company	Equipment *restated collateral	Amendment filed 1/4/07

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	9/29/2006	6338865 9	NHMG Financial Services, Inc.	All of the equipment now or hereafter leased

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	11/10/2006	6393089 8	M&I Equipment Finance Company	Equipment

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	5/1/2007	2007 1622884	M&I Equipment Finance Company	Equipment

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	7/11/2007	2007 2611183	M&I Equipment Finance Company	Equipment *restated collateral	Amendment filed 5/19/08

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	9/10/2007	2007 3428736	Les Schwab Tire Centers of Washington, Inc.	Debtor grants secured party a contractual security agreement in all present and future products and goods and proceeds thereof, purchased by Debtor from Secured Party including but not limited to: all new, used and recapped tires; all new and used wheels; and all batteries and all related products.

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	10/24/2007	2007 4014527	M&I Equipment Finance Company	Equipment

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	2/4/2008	2008 0420776	Dell Financial Services, L.P.	All computer equipment and peripherals leased pursuant to equipment lease, dated 2/1/08

9

Debtor	State	Jurisdiction	Original File Date	Original File Number	Secured Party	Collateral	Notes

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	5/9/2008	2008 1620267	Dell Financial Services L.L.C.	All computer equipment and peripherals leased pursuant to equipment lease, dated 5/6/08

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	12/12/2008	2008 4140768	Dell Financial Services L.L.C.	All computer equipment and peripherals leased pursuant to equipment lease, dated 12/11/08

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	4/2/2009	2009 1054219	Dell Financial Services L.L.C.	All computer equipment and peripherals leased pursuant to equipment lease, dated 4/1/09

WESTERN SKY INDUSTRIES, LLC	DE	Secretary of State	4/2/2010	2010 1134752	Dell Financial Services L.L.C.	All computer equipment and peripherals leased pursuant to equipment lease, dated 3/31/10

10

Schedule 1.01(f)

Existing Investments

1.	Promissory Note, dated as of February 27, 2007, made by Champion Aerospace LLC (f/k/a Champion Aerospace Inc.) in favor of TransDigm Inc. in the principal amount of $81,937,500

2.	Demand Promissory Note, dated February 7, 2007, made by Aviation Technologies, Inc. (as successor by merger to Project Coffee Acquisition Co.) in favor of TransDigm Inc., in the principal amount of $300,000,000

3.	Notes issued by McKechnie Aerospace (Europe) Ltd. in the aggregate principal amount of £22,793,050 and £1,000 each to McKechnie Aerospace DE, Inc.

4.	Notes issued by McKechnie Aerospace (Europe) Ltd. in the aggregate principal amount of €50,383,707 and €1,000 each to McKechnie Aerospace DE, Inc.

11

Schedule 3.05(a)

Properties

Address	Owned/Leased	Landlord	Loan Party

1301 E. 9th St., Suite 3710 Cleveland, OH 44114	Leased	Erieview Land Company LLC	TransDigm Inc.

8301 Imperial Dr. Waco, TX 76712	Owned	N/A	MarathonNorco Aerospace, Inc.

4141 N. Palm St. Fullerton, CA 92835	Leased	ProLogis	Adams Rite Aerospace, Inc.

1230 Old Norris Rd. Liberty, SC 29657	Owned	N/A	Champion Aerospace LLC

1414 Randolph Ave. Avenel, NJ 07001	Owned	N/A	Avionic Instruments LLC

450 Goolsby Blvd. Deerfield Beach, FL 33442	Owned	N/A	CDA InterCorp LLC

3422 Wallingford Ave. North Seattle, WA 98103	Owned	N/A	Avtech Corporation

3400 Wallingford Ave. North Seattle, WA 98103	Owned	N/A	Avtech Corporation

3320 Wallingford Ave. North Seattle, WA 98103	Owned	N/A	Avtech Corporation

3326 Wallingford Ave. North Seattle, WA 98103	Owned	N/A	Avtech Corporation

1813-1815 North 34th St. Seattle, WA 98103	Owned	N/A	Avtech Corporation

3290 146th Pl. SE Bellevue, WA 98007	Leased	EOP Operating Limited Partnership	Avtech Corporation

9 Iron Bridge Dr. Collegeville, PA 19426	Leased	Robert A. Fisher	Transicoil LLC

101 Evans Ave. Dayton, NV 89403	Leased	Bedford Properties	Bruce Aerospace

12

Address	Owned/Leased	Landlord	Loan Party

		Management	Inc.

320 S. Church St. Addison, IL 60101	Owned	N/A	CEF Industries, LLC

528 W. 21st St., Suite 6 Tempe, AZ 85282	Leased	RBI Industrial Properties	Acme Aerospace, Inc.

444 West 21st St. Tempe, AZ 85282	Leased	Waipio Trust -Broadway Business Part	Acme Aerospace, Inc.

25700 Rye Canyon Road Valencia, CA 91355	Owned	N/A	Semco Instruments, Inc.

9060 Winnetka Ave. Northridge, CA 91324	Leased	JS/JS Properties	Dukes Aerospace, Inc.

4600 Calle Bolero Camarillo, CA 93011	Leased	H&M Properties	Skurka Aerospace Inc. Aircraft Parts Corporation

4223 Monticello Blvd. South Euclid, OH	Owned	N/A	AeroControlex Group, Inc.

5000 Triggs Street Los Angeles, CA 90022	Owned	N/A	TransDigm Inc.

313 Gillette Street Painesville, OH 44077	Owned	N/A	AeroControlex Group, Inc.

1800 London Road Cleveland, OH 44112	Leased	LRC-F London LLC	AeroControlex Group, Inc.

501 South Green Rd South Euclid, OH 44121	Leased	Nalco Properties	TransDigm Inc.

2255 Drake Ave SW Suite #20 Huntsville, AL 35805	Leased	Reed and Lamb Properties	Avionic Instruments LLC

5456 E Mcdowell Rd Suite 109 Mesa, AZ 85215	Leased	Mesa Industrial Center Complex	Dukes Aerospace, Inc.

13

Address	Owned/Leased	Landlord	Loan Party

Avenida Libre Comercia # 6, Parque Industrial Nuevo Nogales, 84094 Nogales, Sonora, Mexico	Owned	N/A	Semco Instruments, Inc.

4611 W. Harry St Wichita, KS 67209	Leased	Michaelis Real Estate LLC	Skurka Aerospace Inc.

Batu Berendam, Free Trade zone, Phase 1 75350 Melaka, Malaysia	Owned	N/A	Transicoil LLC

20 Pacifica, Suite 200 Irvine, CA 92618 (5,620 sq. ft.)	Leased	The Irvine Company LLC	McKechnie Aerospace DE, Inc.

4210 N. Sullinger Ave. Tucson, AZ 85705 (free standing building)	Leased	GOSULLINGER, L.L.C.	Hartwell Corporation

1020/1030 Richfield Rd. Placentia, CA 92807 (8,371 sq. ft. of combined office/ warehouse space within larger building)	Leased	Richfield Park, LLC	Hartwell Corporation

6500 Millcreek Parkway Everett, WA 98203 (111,018 sq. ft. consisting of 21,083 sq. ft. of office space and 89,935 sq. ft. of warehouse/ manufacturing space, together with 183 parking spaces)	Leased	Washington Real Estate Holdings, LLC	Tyee Aircraft Inc. (Western Sky Industries, LLC)

Portion of building within Airpark Business Center, 805 Lindberg Court, Hebron, KY 41048 consisting of 21,667 sq. ft.	Leased	Ashley/Hemmer LLC	Welco Technologies (a division of Western Sky Industries, LLC)

14

Address	Owned/Leased	Landlord	Loan Party

47 Harbor View Avenue Stamford, CT 06902	Leased	Harbor View Limited Partnership II.	Western Sky Industries, Inc. (d/b/a Aero Quality Sales)

737 Arnold Avenue Maysville, KY 41056	Leased	G&J Pepsi Cola Bottlers, Inc.	Welco Technologies (a division of Western Sky Industries, LLC) (as successor to Vickers, Incorporated)

2600 South Custer Wichita, KS 67217	Owned	N/A	Western Sky Industries, LLC (d/b/a Electromech Technologies)

900 South Richfield Road Placentia, CA 92870	Owned	N/A	Hartwell Corporation

9810 6th Street Rancho Cucamongo, CA 91730	Owned	N/A	Hartwell Corporation

12975 Bradley Avenue Sylmar, CA 91342	Owned	N/A	Valley-Todeco, Inc.

15

Schedule 3.05(g)

Intellectual Property

None.

16

Schedule 3.06

Disclosed Matters

None.

17

Schedule 3.14

Insurance1

See Attached.

[1]	Following the Closing Date, certain policies of the Company will be assigned to the Borrower.

18

Foreign Liability	Insurance Co. of State of PA Policy No. WR10008028

Coverages – Limits of Liability
Master Control Program Aggregate Limit	$2,000,000

International Commercial General Liability
(Bodily Injury and Property Damage Combined Single Limit)
General Aggregate (Other than Products - Completed Operations)	$1,000,000
Per project / location	No
Products / Completed Operations Aggregate Limit	$1,000,000
Each Occurrence	$1,000,000
Personal Injury and Advertising Injury	$1,000,000
Fire Damage (any one fire)	$1,000,000
Medical Expense (per person)	$25,000
Employee Benefits Liability Per Claim	$1,000,000
Employee Benefits Liability Policy Aggregate	$1,000,000
Employee Benefits Liability Retroactive Date	None
Employee Benefits Liability Deductible	$1,000
EBL Claims Made-Additional Declarations Form 78990WR (11/03)

International Automobile Liability (Hired & Non-Owned Auto)	Non/Owned & Hired (less than 60 Days)
Bodily Injury and Property Damage Combined Single Limit	$1,000,000 any one accident
Medical Payments Per Person	$30,000 each accident

19

Foreign Voluntary Compensation including Repatriation and Endemic Disease	US Employee Travelers; Canadian Employees; Canadian Employee Travelers; 3rd Country Nationals

Employer’s Liability Bodily Injury Each Accident	$1,000,000
Employer’s Liability Disease Each Employee	$1,000,000
Employer’s Liability Disease Policy Limit	$1,000,000
Employer’s Liability Repatriation Expense – Each Employee	$250,000

Foreign Travel Accident & Sickness	North American Employees Travel Accident & Sickness Form 83233WR (08/08 Travel Accident & Sickness Limits Form 84013WR 11/06)

Accidental Death & Dismemberment
- Principal Sum Maximum (each Insured person or five (5) times the insured person’s annual salary - whichever is lower)	$100,000
- Aggregate (any one accident for all insured persons)	$1,000,000
Accident & Sickness Medical Expense
- Expense Each Person (each Insured person each Injury or Sickness)	$50,000
- Deductible (per Insured person, per each Injury or Sickness)	$500
Emergency Medical Evacuation
- Each person (each Insured person each Serious injury or sickness)	$100,000
Emergency Family Travel
- Expense Each Person	$25,000
- Aggregate (for all Insured person(s) any one Accident or Sickness)	$25,000
Repatriation of Remains
- Expense Each Person	$25,000
- Aggregate (for all Insured person(s) any one Accident or Sickness)	$25,000

20

Crisis Response	GL Crisis Response Coverage Form WS1227WR (07/09)
Aggregate Limit	$300,000
Cost Limit	$250,000
Loss Limit	$50,000

Term
- Policy term extends from:	8/1/2010
- Policy term extends until:	8/1/2011

International Commercial General Liability Coverage Extensions	GL Form 83238WR (04/06) GL Schedule of Limits 84022WR (02/04)
- Advertising / Personal Injury Assumed Under Contract	Per Policy
- All Risk Legal Liability	Per Policy
- Athletes and Sports Participants Exclusion deleted	No
- Automatic Coverage for Newly Acquired or Created Entities	180 Days
- Blanket Contractual including Written or Verbal Agreements	Insured Contracts & liability in absence of contract only
- Bodily Injury and Property Damage Resulting from the Protection of Personal Safety and/or Property	BI Only
- Bodily Injury Definition extended to include Mental Anguish, Shock, Mental Injury, and Humiliation	No
- Broad Form Property Damage including Completed Operations	Per Policy
- Cross Suits Exclusion deleted	No
- Currency valuation: agree to source of exchange rate, and in the event of a claim, the insurance company and client agree to use the exchange rate at the date of loss.	Silent
- Employees as Insured	Yes - Per Policy

21

- Fellow Employee Exclusion deleted	Yes 83730WR (07/06)
- Fire Legal extended to include damage by water leakage, lightning, and explosion	No

- Foreign coverage is primary unless local coverage is legally required. This coverage will be excess of difference in conditions. Local policies do not need to be scheduled. Failure to purchase legally required local insurance will not invalidate this policy. This policy will respond as if legally required local policies were purchased.

Yes
- Host Liquor Liability	Yes - Per Policy
- Incidental Medical Malpractice - (including but not limited to Nurses and EMTs)	Yes - Per Policy
- Jurisdiction amended to suits brought worldwide for occurrences outside of the United States, its territories, possessions, Puerto Rico and Canada	Yes - if not excluded by US/Canada jurisdiction endorsement
- Length of Stay Restrictions Deleted (if U.S. citizens temporarily working in foreign countries longer than 90 days)	No
- Non-Owned Watercraft if length is less than 51 feet	Less than 50’
- Number of People per Airplane Restrictions Deleted	No - restrictions apply
- Personal Injury Definition extended to include abuse of process, mental anguish, mental injury, humiliation, discrimination, harassment, and ADA	No
- Pollution Exclusion amended to cover hostile fires, damage to property of others on insured’s premises, products / completed operations and building heating equipment	Excluded GL Form 79072WR (11/03)
- Punitive damages where permitted by law	Silent
- Reference to threshold requirement of advance to the insured for damage or defense expense Deleted (advance or reimbursements)	Silent
- Reverse Trip Travel	Yes
- Tax Liability (if claim payment requires tax)	TBD
- Territory – worldwide excluding the USA, its territories and/or possessions, Puerto Rico and Canada	Yes
- Written on “Pay on Behalf of” basis	Yes
- Accidental Death & Dismemberment Insurance	Yes WS1107WR (09/08) $25,000 Principal Sum Per Covered person/ $125,000 Aggregate

22

International Automobile Liability Coverage Extensions	Foreign Auto Liability Coverage 3240WR (03/04) Foreign Auto Liability Schedule of Limits Form 83991WR (01/04)
- Currency valuation: agree to source of exchange rate, and in the event of a claim, the insurance company and client agree to use the exchange rate at the date of loss.	Per Policy
- Employees as Insureds	Yes - Per Policy
- Fellow Employee Exclusion deleted	Yes 83730WR (07/06)

- Foreign coverage is primary unless local coverage is legally required. This coverage will be excess of difference in conditions. Local policies do not need to be scheduled. Failure to purchase legally required local insurance will not invalidate this policy. This policy will respond as if legally required local policies were purchased.

Yes - Per Policy
- Hired and Non-owned Automobile Liability	Yes
- Jurisdiction amended to suits brought worldwide for occurrences outside of the United States, its territories, possessions, Puerto Rico and Canada	Yes (if not excluded by US/Canada jurisdiction endorsement)

Foreign Voluntary Compensation including Repatriation and Endemic Disease Coverage Extensions	Foreign Voluntary Comp. and EL Coverage Form WS0971WR (03/08) Foreign Voluntary Comp. & EL Schedule of Limits Form WS84015WR (03/08)
- 24 Hour Trip Coverage (from inception when insured travels overseas and terminating upon return to U.S.)	Yes
- Endemic and Epidemic Disease	Endemic
- Reverse Trip Travel (insuring foreign locals traveling to U.S.)	Yes
- Third Country Nationals	Yes

23

- Accidental Death & Dismemberment Insurance	Yes Form WS0978WR (03/08) $50,000 US Employee $50,000 US Employee Traveler $50,000 Canadian Employee $50,000 Canadian Emp Traveler $25,000 Third Country National $500,000 Aggregate any one accident
- Flight Concentration Reporting Requirements	Yes Form WS0992WR (03/08)

General Coverage Conditions
- Broad Form Named Insured:	Named Insured Expanded Form 83762WR (12/03)
- Blanket Additional Insured	Yes - GL / Auto 83730WR (07/06)
- Blanket Lessors Coverage	Yes - GL 83730WR (07/06) (only as provided by Additional Insured-Where Required Under Contract or Agreement (Professional Services Exclusion part))
- Blanket Mortgagee Coverage	Yes 83730WR (07/06) (only as provided by Additional Insured-Where Required Under Contract or Agreement (Professional Services Exclusion part))
- Blanket Additional Insured - Vendors	Yes - GL Form 78967WR (04/06)
- Notice / Knowledge of Occurrence / Accident	Yes - GL 83730WR (07/06)
- Unintentional Errors and Omissions	Yes - 83730WR (07/06)
- Blanket Waiver of Subrogation	Yes - GL Form 79121WR (11/03)
- Primary and Non-Contributory Wording	No
- Separation of Insureds	Yes

24

- Notice of Cancellation Except 10 Days for Non-Payment of Premium	Yes - 90 Days 83730WR (07/06)
- Notice of Non-Renewal	Yes - 90 Days 83730WR (07/06)
- Notice of Material Change	Silent
- Defense Costs In Addition to Limits	Yes

Client Specific Coverage Extensions
1st Named Insured: TransDigm Group Incorporated	Yes
Mailing Address: 1301 East Ninth Street, Suite 3710, Cleveland, OH 44114	Yes

Additional Named Insureds:	Named Insured Expanded 83762WR (12/03)
TransDigm Inc.
Adel Wiggins Group
Aero Controlex Group, Inc.
Skurka Aerospace Inc.
MarathonNorco Aerospace, Inc.
Champion Aerospace LLC
Avionic Instruments LLC
Adams Rite Aerospace, Inc.
CDA InterCorp LLC
Aviation Technologies, Inc.
Transicoil LLC dba ADS/Transicoil
Avtech Corporation
Bruce Aerospace Inc.
Bruce Industries, Inc.
Aircraft Parts Corporation
CEF Industries, LLC
Calco Manufacturing Co. (inactive)

25

Malaysian Aerospace Services, Inc. (inactive)
Transicoil (Malaysia) Sendirian Berhad
Marathon Power Technologies Limited (inactive)
Fluid Regulators Corp (inactive)
Aerospace Display Systems LLC (inactive)
West Coast Specialties, Inc. (inactive)
Sweeney Engineering Corp
Acme Electric Corporation (Aerospace)
Acme Aerospace, Inc.
Dukes Aerospace, Inc.
Aero Fluid Products

Effective 9/3/10 the following entities are included as Insureds
Semco Instruments, Inc.
Semco Controls, Inc.
Scientific Engineering Manufacturing Company, Inc.
Scientific Engineering & Sales Company, Inc.
Power Management Systems Corporation
Taurus Industries, Inc.
Atlas- Aero Corporation
Semco Instruments, Inc. Dba Atlas Aero Corp

Named Insureds to be added as of the Closing Date (Date TransDigm acquires McKechnie)
McKechnie Aerospace Holdings, Inc.
McKechnie Aerospace DE, Inc., a Delaware corporation.
McKechnie Aerospace US LLC, a Delaware limited liability company.

26

McKechnie Aerospace (Europe) Limited, a private company limited by shares incorporated under the laws of England and Wales.
McKechnie Aerospace Investments, Inc., a Delaware corporation.
Technical Airborne Components Limited, a private company limited by shares incorporated under the laws of England and Wales.
Linread Limited, a private company limited by shares incorporated under the laws of England and Wales.
Valley-Todeco, Inc., a Delaware corporation.
Hartwell Corporation, a California corporation.
Western Sky Industries, LLC, a Delaware limited liability company.
Technical Airborne Components Industries SPRL, a société privée à responsabilité limitée organized under the laws of Belgium.
Mecanismos De Matamoros, S.A. de C.V., a stock corporation organized and existing under the laws of the United Mexican States.
Texas Rotronics, Inc., a Texas corporation.
Aero Quality Sales, Limited, a private company limited by shares incorporated under the laws of England and Wales

General Liability - 3rd Party AD&D	Yes WS1107WR (09/08) $25,000 Principal Sum (per Covered person) $125,000 Aggregate (per occurrence)

27

Exclusions

Flight Concentration of 5 or more on any one aircraft - must notify insurance company within 30 days prior to the flight	Limitation WS0992WR (03/08)
Aircraft Products / Grounding Exclusion	Excluded Form 78971WR (11/05)
Lead	Excluded (Absolute) 80983WR (11/03)
Total Pollution	Excluded Form 79072WR (11/03)
U.S. & Canada Jurisdiction Exclusion	Excluded
Intercompany Suits (Named Insured vs. Named Insured)	Excluded Form 79017WR (11/03)
Fungus	Excluded Form 78689WR (12/03)
Employment Related Practices	Excluded
Silica	Excluded
Nuclear	Excluded
Asbestos	Excluded
Other Exclusions Per Policy	Excluded

28

Commercial General Liability	Nautilus Policy # BK00112204

Coverages	Non-Admitted

Limit of Liability
General Aggregate (Other than Products - Completed Operations)	$2,000,000
Per project / location	$4,000,000
Products / Completed Operations Aggregate Limit	$2,000,000
Each Occurrence	$1,000,000
Personal Injury and Advertising Injury	$1,000,000
Fire Damage (any one fire)	$100,000
Medical Expense (per person)	$10,000

Employee Benefits Liability	CG 04 35 12 07
Claims Made	Yes
Occurrence	No
Per Claim	$1,000,000
Policy Aggregate	$1,000,000
Retroactive Date	12/01/05

Employer’s Liability (all monopolistic states)
Stop Gap Each Occurrence / Aggregate	Under WC

Liquor Liability

29

Each Common Cause / Policy Aggregate	Host Liquor

Term

- Policy term extends from:	8/1/2010
- Policy term extends until:	8/1/2011

Deductibles / SIR

- Deductible (y/n)	Yes - EBL only
- Self Insured Retention - SIR (y/n)	Yes - GL

Liability
- Bodily Injury/Property Damage per claim or per occurrence	$50,000 (BI/PD/PI/AI)
Incl ALAE and Defense

Aggregate
- Aggregate	N/A

Employee Benefits
- Employee Benefits Liability – Per Claim	$5,000 Each Empl
Incl ALAE and Defense

Coverage Extensions
CG 00 01 12 04
- Advertising / Personal Injury Assumed Under Contract	Per Policy Form
- Athletes and Sports Participants medical payments exclusion deleted for incidental exposures	No

30

- Bodily injury and property damage resulting from the protection of personal safety and/or property.	Yes (SC-3404 (05-10))
- Fellow Employee Exclusion deleted	Yes - manuscript
- Incidental Medical Malpractice - (All employees and volunteer workers, other than employed doctors)	Per Policy Form
- Minimum 120 Days Automatic Coverage for Newly Acquired or Created Entities	120 Days (SC-3404 (05-10))
- Non-Owned Watercraft length equal to maximum allowed by carrier form, but no less than 51 feet	100’ (SC-3404 (05-10))

- Pollution Exclusion amended to cover hostile fires, Damage to Property of Others on Insured’s Premises, Products / Completed Operations and building heating equipment but no less than the standard CGL Pollution wording

Per Policy Form
- Punitive Damages where permitted by law	Silent

General Coverage Conditions
- Preferred Manufacturers Pak Endorsement	Yes
- Definition of Gross Receipts	Yes SC-2267 (11-04)
- Broad Form Named Insured:	No

31

- Blanket Additional Insured

Additional Insured-Owners, Lessees or Contractors-Automatic Status When Required in Construction Agreement With You CG 20 33 07 04 and CG2037 0704

Additional Insured-Owners, Lessees or Contractors-Scheduled Person or Organization: primary/non-contributory wording-blanket as required by written contract SC-2154 (03-07)

CS2037 Blanket

- Blanket Lessors Coverage (Premises & Equipment) When Required by Written Contract	Yes (SC-3404 (05-10))
- Blanket Mortgagee Coverage When Required by Written Contract	Yes (SC-3404 (05-10))
- Blanket Additional Insured - Vendors When Required by Written Contract	Yes (SC-3404 (05-10))
- Notice / Knowledge of Occurrence / Accident	Yes(SC-3404 (05-10))
- Unintentional Errors and Omissions	Yes(SC-3404 (05-10))
- Blanket Waiver of Subrogation When Required by Written Contract	Yes (SC-3404 05-10))
- Primary and Non-Contributory Wording	Only Applies to SC2154 and Lessors of Premises Asked underwriter if they can apply to CG2033 and CG2037. Reply TBD
- Separation of Insureds	Cross Suits excluded
- Notice of Cancellation except 10 Days Notice of Non-Payment of Premium	60 Days (SC-3404 05-10)
- Notice of Non-Renewal	60 Days

32

- Notice of Material Change	60 Days (SC-3404 05-10)
- Defense Cost	In addition to Limits

Client Specific Coverage Extensions

1st Named Insured: TransDigm Group Incorporated	Yes
Mailing Address: 1301 East Ninth Street, Suite 3710, Cleveland, OH 44114	Yes

Additional Named Insureds:	SC-2216 (07-00)
TransDigm Inc.
Adel Wiggins Group
Aero Controlex Group, Inc.
Skurka Aerospace Inc.
MarathonNorco Aerospace, Inc.
Champion Aerospace LLC
Avionic Instruments LLC
Adams Rite Aerospace, Inc.
CDA InterCorp LLC
Aviation Technologies, Inc.
Transicoil LLC dba ADS/Transicoil
Avtech Corporation
Bruce Aerospace Inc.
Bruce Industries, Inc
Aircraft Parts Corporation
CEF Industries, LLC.
Calco Manufacturing Co. (inactive)
Malaysian Aerospace Services, Inc. (inactive)
Transicoil (Malaysia) Sendirian Berhad

33

Marathon Power Technologies Limited (inactive)
Fluid Regulators Corp (inactive)
Aerospace Display Systems LLC (inactive)
West Coast Specialties, Inc. (inactive)
Acme Electric Corporation (Aerospace)`
Acme Aerospace, Inc.
Dukes Aerospace, Inc.
Sweeney Engineering Corp
Aero Fluid Products
Named Insureds to be added as of the Closing Date (Date TransDigm acquires McKechnie)
McKechnie Aerospace Holdings, Inc.
McKechnie Aerospace DE, Inc., a Delaware corporation.
McKechnie Aerospace US LLC, a Delaware limited liability company.
McKechnie Aerospace (Europe) Limited, a private company limited by shares incorporated under the laws of England and Wales.
McKechnie Aerospace Investments, Inc., a Delaware corporation.
Technical Airborne Components Limited, a private company limited by shares incorporated under the laws of England and Wales.
Linread Limited, a private company limited by shares incorporated under the laws of England and Wales.
Valley-Todeco, Inc., a Delaware corporation.
Hartwell Corporation, a California corporation.

34

Western Sky Industries, LLC, a Delaware limited liability company.
Technical Airborne Components Industries SPRL, a société privée à responsabilité limitée organized under the laws of Belgium.
Mecanismos De Matamoros, S.A. de C.V., a stock corporation organized and existing under the laws of the United Mexican States.
Texas Rotronics, Inc., a Texas corporation.
Aero Quality Sales, Limited, a private company limited by shares incorporated under the laws of England and Wales

Effective 9/3/10 the following entities are included as Insureds
Semco Instruments, Inc.
Semco Controls, Inc.
Scientific Engineering Manufacturing Company, Inc.
Scientific Engineering & Sales Company, Inc.
Power Management Systems Corporation
Taurus Industries, Inc.
Atlas- Aero Corporation
Semco Instruments, Inc. Dba Atlas Aero Corp

Limited Product Withdrawal Expense Endorsement	CG 04 36 10 01

35

- Limit: Aggregate	$250,000
- Deductible - Per Product Withdrawal Per Occurrence	$25,000
Incl ALAE & Defense
- Cut Off Date (date product left your control)	12/1/2007
Preferred Manufactures Pak Extension Endt	SC3404 (05-10)

Exclusions
- Designated Products Exclusion	CG 21 33 11 85
- All Sweeney Engineering Corp products manufactured, sold or distributed prior to 6/12/06	Excluded
- All Bruce Aerospace, Inc. (fka Bruce Industries) products manufactured, sold or distributed prior to 8/10/07	Excluded
- All CDA InterCorp products manufactured, sold or distributed prior to 12/1/06	Excluded
- All Aircraft Part Corporation products manufactured, sold or distributed prior to 12/16/08	Excluded
- All Acme Electric Corp (Aerospace Division) & Acme Aero products manufactured, sold or distributed prior to 7/24/09	Excluded
- All Dukes Aerospace, Inc. products manufactured prior to 12/2/09	Excluded (Endt Pending)
- All Woodward HRT products manufactured prior to 8/10/09	Excluded
- Medical Payments Exclusion	$10,000
- Employment Related Practices Exclusion	Excluded (CG 21 47 07 98)
- Nuclear Energy Liability Exclusion	Excluded (SC-029 (12-02))
- Asbestos Exclusion	Excluded (SC-2104 (07-00))
- Fungi Exclusion	Excluded (Fungi or Bacteria CG 21 67 12 04)
- Intellectual Property Exclusion	Excluded (SC-2133 (02-07))

36

- Silica Exclusion	Excluded (Silica or Silica-Related Dust CG 21 96 03 05)
- Cross Suits Exclusion (Named Insured vs Named Insured)	Excluded (SC-2233 (09-5))
- Lead Exclusion	Excluded (Lead Contamination SC-2242 (09-08))
- Aircraft Products and Grounding Exclusion	Excluded (SC-2255 (07-00))
- Intercompany Sales	Excluded (SC-2292 (07-00))
- Insurance Company reserves the right to choose and appoint counsel	see notes below
- Insured shall accept any offer of settlement within the SIR deemed reasonable by the Company	see notes below
- Unsolicited Communications Exclusion	Excluded (Absolute SC-2344 (07-07))
- Pollution Exclusion	Per Policy Form
- War & Terrorism Exclusion	Per Policy Form (War)
- Aviation Products Exclusion	Excluded; however, we asked Nautilus to delete
- Revised Definition of Coverage Territory	Limitation; however, we have asked Nautilus to delete
- Other Policy Exclusions	Per Policy Form

Nautilus - Approved Non-Licensed Insurer

Nautilus is an approved non-licensed insurer in the State of Ohio and is not covered in case of insolvency by the Ohio Guaranty Association

Self-Insured Retention Guidelines - Nautilus

- All claims, lawsuits, occurrences, incidents, or circumstances that may result in a claim and fall within the SIR amount must be reported immediately to Berkley Specialty's Claims Department

37

- Berkley Specialty Claims will assign investigation or defense of all claims as deemed necessary

- Berkley Specialty Claims will fully control the direction and investigation of all lawsuits, claims occurrences, incidents or circumstances

- A Berkley Specialty Claims examiner will review all adjuster or legal bills received for proper time and charges and will forward onto the Insured for prompt payment

- Berkley Specialty Claims will consult with the Insured prior to the settlement of any claim that falls within the SIR, but the final decision on settlement will ultimately rest with Berkley Specialty

- If the Insured has personal counsel, Berkley Specialty can add them as parties to receive copies of the investigations or reports from assigned defense counsel

- Any activity performed (bills or services) by Insured's personal counsel will not erode the SIR. These costs will be borne by the Insured

- Berkley Specialty will consider the use of personal counsel after the receipt and approval rates that Berkley Specialty panel defense counsel is paid in that area. They will only consider the retaining of personal counsel if they are domiciled in the immediate area where the suit is filed

- Also refer to policy for additional requirements

38

Worker’s Compensation and Employer’s Liability	Hartford Policy No. 45WNR21500
Coverages

Employer’s Liability – Bodily Injury By Accident – Each Accident	$1,000,000
Employer’s Liability – Bodily Injury By Disease – Policy Limit	$1,000,000
Employer’s Liability – Bodily Injury By Disease – Each Employee	$1,000,000

Term

- Policy term extends from:	8/1/2010
- Policy term extends until:	8/1/2011

States
Listed:	AL.AZ.CA.CT.FL.IL.KS.MN.NJ.NV.NY.PA.SC.TX.UT.

Except:	OH, WA

Deductible	Incl ALAE

- Medical and Indemnity	$250,000

39

- Aggregate - WC Only	$3,225,000

Coverage Sub-Limits
- Repatriation Expense	Under Foreign Liability Policy

Coverage Extensions	WC Policy Form WC000000
- All Executive Officers, Partners, Sole Proprietors subject to compliance with state statutes	Silent
- Foreign Voluntary Compensation incl. Repatriation and Endemic Disease, State of Hire Benefits - limits equal to EL limits unless stated otherwise	Under Foreign Liability Policy
- Stop Gap Employer’s Liability – All Monopolistic States. Limits equal to EL limits unless stated otherwise	Yes WC990038
- USL&H Coverage on “if any” basis	Yes
- Voluntary Compensation, All Employees, State of Hire Benefits	Yes WC 00 03 11 (AOS) WC040305 (CA)

General Coverage Conditions
- Notice / Knowledge of Occurrence / Accident	Yes
- Unintentional Errors and Omissions	Yes
- Blanket Waiver of Subrogation When Required by Written Contract	Yes WC 00 03 13
- Notice of Cancellation except 10 Days Notice of Non-Payment of Premium	60/10 Days WC990299
- Notice of Non-Renewal	60/10 Days WC990299
- Notice of Material Change	Silent
- Defense Cost	In addition to Limits

40

Client Specific Coverage Extensions
1st Named Insured: TransDigm Group Incorporated	Yes
Mailing Address: 1301 East Ninth Street, Suite 3710, Cleveland, OH 44114	Yes

Additional Named Insureds:	WC990323
TransDigm Inc.
Adel Wiggins Group
Aero Controlex Group, Inc.
Skurka Aerospace Inc.
MarathonNorco Aerospace, Inc.
Champion Aerospace LLC
Avionic Instruments LLC
Adams Rite Aerospace, Inc.
CDA InterCorp LLC
Aviation Technologies, Inc.
Transicoil LLC dba ADS.Transicoil
Avtech Corporation
Bruce Aerospace Inc.
Bruce Industries, Inc.
Aircraft Parts Corporation
CEF Industries, LLC
Calco Manufacturing Co. (inactive)
Malaysian Aerospace Services, Inc. (inactive)
Transicoil (Malaysia) Sendirian Berhad
Marathon Power Technologies Limited (inactive)
Fluid Regulators (inactive)
Aerospace Display Systems, LLC (inactive)

41

West Coast Specialties, Inc. (inactive)
Sweeney Engineering Corp.
Acme Electric Corporation (Aerospace)
Acme Aerospace, Inc.
Dukes Aerospace, Inc.
Aero Fluid Products

Named Insureds to be added as of the Closing Date (Date TransDigm acquires McKechnie)
McKechnie Aerospace Holdings, Inc.
McKechnie Aerospace DE, Inc., a Delaware corporation.
McKechnie Aerospace US LLC, a Delaware limited liability company.
McKechnie Aerospace (Europe) Limited, a private company limited by shares incorporated under the laws of England and Wales.
McKechnie Aerospace Investments, Inc., a Delaware corporation.
Technical Airborne Components Limited, a private company limited by shares incorporated under the laws of England and Wales.
Linread Limited, a private company limited by shares incorporated under the laws of England and Wales.
Valley-Todeco, Inc., a Delaware corporation.
Hartwell Corporation, a California corporation.
Western Sky Industries, LLC, a Delaware limited liability company.

42

Technical Airborne Components Industries SPRL, a société privée à responsabilité limitée organized under the laws of Belgium.
Mecanismos De Matamoros, S.A. de C.V., a stock corporation organized and existing under the laws of the United Mexican States.
Texas Rotronics, Inc., a Texas corporation.
Aero Quality Sales, Limited, a private company limited by shares incorporated under the laws of England and Wales

Effective 9/3/10 the following entities are included as Insureds
Semco Instruments, Inc.
Semco Controls, Inc.
Scientific Engineering Manufacturing Company, Inc.
Scientific Engineering & Sales Company, Inc.
Power Management Systems Corporation
Taurus Industries, Inc.
Atlas-Aero Corporation
Semco Instruments, Inc. Dba Atlas Aero Corp

Alternate Employer Endorsement, Blanket If Any	Yes WC000301

43

Broad Form Named Insured: Insureds and any and all affiliates, divisions or subsidiary corporations, Joint Ventures, and limited liability companies thereof, of any tier, as now, in the past, or hereafter constituted, and any other legal entities in which the named insured has more than fifty percent ownership interest or in which the Named Insured exercises management or financial control; any trust, foundation, or employee benefit plan sponsored, operated maintained or administered by the named insured. If the Named insured is other than a “corporation”, “who is insured” is amended to include Executive Officers, Directors and stockholders, but only with respect to the conduct of their business

Yes
WV Intentional Torts	N/A - if TransDigm begins operations in WV Hartford will re-evaluate
OH Intentional Torts	WC 99 03 24A Amendment to Employers Liability Stop Gap Coverage Endt. (removes the substantially certain to occur exclusion from Stop Gap Endt WC 99 00 38)

Exclusions / Limitations
Change of Ownership: Must report to insurance company within 90 Days	Yes - WC 000414
Employment Related Practices	No
Other Policy Exclusions	Per Policy Form

44

Schedule 3.15

Capitalization and Subsidiaries

TransDigm Entities

Loan Party	Type of Entity	Issued and Outstanding Equity Interests	Record Owner
TransDigm Inc.	Delaware corporation	100 shares of common stock	TransDigm Group Incorporated
MarathonNorco Aerospace, Inc.	Delaware corporation	32,925 shares of common stock	TransDigm Inc.
Adams Rite Aerospace, Inc.	California corporation	50,000 common shares	TransDigm Inc.
Champion Aerospace LLC	Delaware limited liability company	100%	TransDigm Inc.
Avionic Instruments LLC	Delaware limited liability company	100%	TransDigm Inc.
Skurka Aerospace Inc.	Delaware corporation	100 shares of common stock	TransDigm Inc.
CDA InterCorp LLC	Florida limited liability company	100%	TransDigm Inc.
AeroControlex Group, Inc.	Delaware corporation	100 common shares	TransDigm Inc.
Aviation Technologies, Inc.	Delaware corporation	3,000 shares of common stock	TransDigm Inc.
Avtech Corporation	Washington corporation	4,689 shares of common stock	Aviation Technologies, Inc.
Transicoil LLC	Delaware limited liability company	100%	Aviation Technologies, Inc.
Malaysian Aerospace Services, Inc.	Delaware corporation	500 shares of common stock	Aviation Technologies, Inc.
Bruce Aerospace Inc.	Delaware corporation	100 common shares	TransDigm Inc.
Bruce Industries, Inc.	Colorado corporation	1,000 common shares	Bruce Aerospace Inc.
CEF Industries, LLC	Delaware limited liability company	100%	TransDigm Inc.
Aircraft Parts Corporation	New York corporation	5,000 common shares	Skurka Aerospace Inc.
Acme Aerospace, Inc.	Delaware corporation	100 shares of common stock	TransDigm Inc.
Semco Instruments, Inc.	Delaware corporation	4,824,204 common shares	TransDigm Inc.
Dukes Aerospace, Inc.	Delaware	5,000 common	TransDigm Inc.

45

	corporation	shares
Transicoil (Malaysia) Sendirian Berhad	Incorporated under the laws of Malaysia	1,000,000 ordinary shares	Transicoil LLC
Marathon Power Technologies Limited	Private company limited by shares incorporated under the laws of England	100,000 ordinary shares, par value £1.00	MarathonNorco Aerospace, Inc.
McKechnie Aerospace Holdings, Inc.	Delaware corporation	100 shares of common stock	TransDigm Inc.

McKechnie Entities

•	McKechnie Aerospace DE, Inc., a Delaware corporation.

•	1,000 shares of common stock, par value $0.01 per share, authorized.

•	100 shares of common stock, par value $0.01 per share, issued and outstanding (100% to McKechnie Aerospace Holdings, Inc.).

•	McKechnie Aerospace US LLC, a Delaware limited liability company.

•	135,300,000 units issued and outstanding (100% to McKechnie Aerospace DE, Inc.).

•	McKechnie Aerospace (Europe) Limited, a private company limited by shares incorporated under the laws of England and Wales.

•	1,000 shares, par value £0.01 per share, authorized.

•	1,000 shares, par value £0.01 per share, issued and outstanding (100% to McKechnie Aerospace DE, Inc.).

•	McKechnie Aerospace Investments, Inc., a Delaware corporation.

•	5,000 shares of Class A common stock, par value $1.00 per share, authorized.

•	15,000 shares of Class B common stock, par value $1.00 per share, authorized.

•	1,000 shares of Class A common stock, par value $1.00 per share, issued and outstanding (100% to McKechnie Aerospace US LLC).

•	13,000 shares of Class B common stock, par value $1.00 per share, issued and outstanding (100% to McKechnie Aerospace US LLC).

•	Technical Airborne Components Limited, a private company limited by shares incorporated under the laws of England and Wales.

•	1000 shares, par value £1.00 per share, authorized.

•	3 shares, par value £1.00 per share, issued and outstanding (100% to McKechnie Aerospace (Europe) Limited).

•	Linread Limited, a private company limited by shares incorporated under the laws of England and Wales.

•	20,000,000 shares, par value £0.25 per share, authorized.

•	12,384,037 shares, par value £0.25 per share, issued and outstanding (100% to McKechnie Aerospace (Europe) Limited).

46

•	Valley-Todeco, Inc., a Delaware corporation.

•	1,500 shares of common stock, par value $1.00 per share, authorized.

•	1,500 shares of common stock, par value $1.00 per share, issued and outstanding (100% to McKechnie Aerospace Investments, Inc.).

•	Hartwell Corporation, a California corporation.

•	27,132 ordinary shares, par value $1.00 per share, authorized.

•	34,892 ordinary shares, par value $0.10 per share, authorized.

•	27,132 ordinary shares, par value $1.00 per share, issued and outstanding (100% to McKechnie Aerospace Investments, Inc.).

•	34,892 ordinary shares, par value $0.10 per share, issued and outstanding (100% to McKechnie Aerospace Investments, Inc.).

•	Western Sky Industries, LLC, a Delaware limited liability company.

•	100 units issued and outstanding (100% to McKechnie Aerospace Investments, Inc.).

•	Technical Airborne Components Industries SPRL, a société privée à responsabilité limitée organized under the laws of Belgium.

•	10,000 ordinary shares, par value €1.86, authorized.

•	10,000 ordinary shares, par value €1.86, issued and outstanding (95% to Technical Airborne Components Limited; 2.5% to Linread Limited; 2.5% to McKechnie Aerospace (Europe) Limited).

•	Mecanismos De Matamoros, S.A. de C.V., a stock corporation organized and existing under the laws of the United Mexican States.

•	10,000 shares of Class A common stock, par value $10.00 Mexican Currency of the United Mexican States per share, authorized.

•	35,000 shares of Class B common stock, par value $10.00 Mexican Currency of the United Mexican States per share, authorized.

•	10,000 shares of Class A common stock, par value $10.00 Mexican Currency of the United Mexican States per share, issued and outstanding (100% to Western Sky Industries, LLC).

•

35,000 shares of Class B common stock, par value $10.00 Mexican Currency of the United Mexican States per share, issued and outstanding (34,999 shares to Texas Rotronics, Inc. and 1 share to Western Sky Industries, LLC).

•	Texas Rotronics, Inc., a Texas corporation.

•	1,000 shares of common stock, no par value per share, authorized.

•	1,000 shares of common stock, no par value per share, issued and outstanding (100% to Western Sky Industries, LLC).

•	Aero Quality Sales, Limited, a private company limited by shares incorporated under the laws of England and Wales.

•	125,000 ordinary shares, par value £1.00 per share, authorized.

•	125,000 ordinary shares, par value £1.00 per share, issued and outstanding (100% to Western Sky Industries, LLC).

47

Schedule 3.16

Mortgage Filing Offices

PROPERTY ADDRESS	RECORD OWNER	FILING OFFICE
4223 Monticello Blvd. South Euclid, OH 44121	TransDigm Inc.	County of Cuyahoga Recorder’s Office, Cuyahoga County, Ohio
1230 Old Norris Road Liberty, SC 29657	Champion Aerospace LLC (f/k/a Champion Aerospace Inc.)	Register of Deeds Office, Pickens County, South Carolina
3400 Wallingford Ave. North Seattle, WA 98103	Avtech Corporation	King County Recorder’s Office, King County, Wa.
3320 Wallingford Ave. North Seattle, WA 98103	Avtech Corporation	King County Recorder’s Office, King County, Wa.
3326 Wallingford Ave. North Seattle, WA 98103	Avtech Corporation	King County Recorder’s Office, King County, Wa.
3422 Wallingford Ave. North Seattle, WA 98103	Avtech Corporation	King County Recorder’s Office, King County, Wa.
1813-1815 North 34th St. Seattle, WA 98103	Avtech Corporation	King County Recorder’s Office, King County, Wa.
313 Gillette Street Painesville, OH 44077	TransDigm Inc.	Lake County Recorder’s Office, Lake County, Ohio
5000 Triggs Street Los Angeles, CA 90022	TransDigm Inc.	Los Angeles County Recorder’s Office, Los Angeles County, California
8301 Imperial Dr. Waco, TX 76712	MarathonNorco Aerospace, Inc.	McLennan County Clerk’s Office, McLennan County, Texas
1414 Randolph Ave. Avenel, NJ 07001	Avionic Instruments LLC (f/k/a DAC Realty Corp.)	Middlesex County Clerk’s Office, Middlesex County, New Jersey
2600 South Custer Wichita, KS 67217	Western Sky Industries, LLC	Sedgwick County Register of Deede
900 South Richfield Road Placentia, CA 92870	Hartwell Corporation	Orange County Office of Clerk-Recorder
9810 6th Street Rancho Cucamonga, CA	Hartwell Corporation	County of San Bernardino Office of Auditor/Controller
12975 Bradley Avenue Sylmar, CA 91342	Valley-Todeco, Inc.	Los Angeles County Recorder’s Office
450 Goolsby Blvd. Deerfield Beach, FL 33442	CDA InterCorp LLC	Broward County Recorder, Broward County, Florida
320 S. Church St. Addison, IL 60101	CEF Industries, LLC	DuPage County Recorder. DuPage County, Illinois

48

Schedule 3.17

Labor Disputes

None.

49

Schedule 4.02(b)

Local Counsel

STATE	LOCAL COUNSEL

CA, DE, TX, NY	Jones Day 222 E. 41st Street New York, New York 10017 Attention: Brett Barragate

WA	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101-3099 Attention: Troy Hickman

CO, FL	Baker & Hostetler LLP PNC Center 1900 East 9th Street, Suite 3200 Cleveland, OH 44114-3482 Attention: Halle Terrion

50

Schedule 5.12

Post-Closing Obligations

1.	Within 90 days after the Closing Date (or such later date that the Agent in its reasonable discretion may permit), each Loan Party shall enter into a deposit account control agreement in form and substance reasonably satisfactory to the Agent for the benefit of the Secured Parties with respect to any open deposit accounts, subject to Section 4.04(b) of the Guarantee and Collateral Agreement.

2.	Within 75 days after the Closing Date (or such later date that the Agent in its reasonable discretion may permit), the Agent shall have received, in form and substance reasonably satisfactory to the Agent (it being agreed that the form of mortgage executed in connection with the Existing Borrower Credit Agreement shall be satisfactory to the Agent), the deliverables as required by Section 4.02(j)(iv) with respect to each of the following Mortgaged Properties:

a.	8301 Imperial Dr., Waco, TX 76712
b.	1230 Old Norris Road, Liberty, SC 29657
c.	1414 Randolph Ave., Avenel, NJ 07001
d.	450 Goolsby Blvd., Deerfield Beach, FL 33442
e.	3422 Wallingford Ave. North, Seattle, WA 98103
f.	3400 Wallingford Ave. North, Seattle, WA 98103
g.	3320 Wallingford Ave. North, Seattle, WA 98103
h.	3326 Wallingford Ave. North, Seattle, WA 98103
i.	1813-1815 North 34th St., Seattle, WA 98103
j.	320 S. Church St., Addison, IL 60101
k.	4223 Monticello Blvd., South Euclid, OH 44121
l.	5000 Triggs Street, Los Angeles, CA 90022
m.	313 Gillette Street, Painesville, OH 44077
n.	2600 South Custer, Wichita, KS 67217
o.	900 South Richfield Road, Placentia, CA 92870
p.	9810 6th Street, Rancho Cucamonga, CA
q.	12975 Bradley Avenue, Sylmar, CA 91342

3.	Within 30 days after the Closing Date (or such later date that the Agent in its reasonable discretion may permit), the Agent shall have received evidence of the insurance policies of the Company and its Subsidiaries, and the Loan Parties shall cause the Agent to be listed as a loss payee on property and casualty policies of the Company and its Subsidiaries covering loss or damage to Collateral and as an additional insured on liability policies of the Company and its subsidiaries, in each case in accordance with Section 5.10.

4.

Within 10 days after the Closing Date (or such later date that the Agent in its reasonable discretion may permit), the Agent shall have received corrected share certificates and accompanying instruments of transfer endorsed in blank for each of

51

the following entities: (i)Mecanismos De Matamoros, S.A. de C.V., (ii) Valley-Todeco, Inc. and (iii) Aero Quality Sales, Limited.

5.	Within 30 days after the Closing Date (or such later date that the Agent in its reasonable discretion may permit), all Indebtedness of Holdings, the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note, and the Agent shall have received such promissory note, together with an undated instrument of transfer with respect thereto endorsed in blank.

6.	Within 30 days after the Closing Date (or such later date that the Agent in its reasonable discretion may permit), all Indebtedness of Holdings, the Borrower and other Loan Party that is owing to any Subsidiary of the Borrower that is not Loan Party shall be evidenced by a promissory note, and the Agent shall have received such promissory note (in form and substance reasonably satisfactory to the Agent), together with an undated instrument of transfer with respect thereto endorsed in blank.

7.	Within 60 days after the Closing Date (or such later date that the Agent in its reasonable discretion may permit), a release of the state tax lien dated December 10, 2002, # 02-34760739, filed in the state of California against Champion Aerospace Inc. shall be recorded in the office of the Secretary of State of California.

52

Schedule 9.01

Borrower’s Website for Electronic Delivery

www.transdigm.com

EXHIBIT A

[FORM OF]

ADMINISTRATIVE QUESTIONNAIRE

TRANSDIGM INC.

Agent Information	Agent Closing Contact
Credit Suisse AG One Madison Avenue New York, NY 10010	Attn: Sean Portrait - Agency Manager Fax: (212) 322-2291 Email: agency.loanops@credit-suisse.com

Agent Wire Instructions
Bank of New York
ABA 021000018
Account Name:
Account Number:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

—	Signing Credit Agreement	❑ Yes	❑ No

—	Coming in via Assignment	❑ Yes	❑ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)
Lender Parent:

2

Lender Domestic Address	Lender Eurodollar Address

3

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

4

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain US. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

5

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, to the extent included in any such facilities, any guarantees, letters of credit and swingline loans) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s)	TransDigm Inc.

4.	Agent:	Credit Suisse AG, as the administrative agent and collateral agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of December 6, 2010, among

[1]	Select as applicable

TransDigm Inc. (the “Borrower”), a Delaware corporation, TransDigm Group Incorporated, a Delaware corporation, each subsidiary of the Borrower from time to time party thereto, the Lenders and Credit Suisse AG, as administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”).
6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans of all Lenders		Amount of Commitment/Loans Assigned	Percentage Assigned of Commitments/Loans[2]	CUSIP
Revolving Credit Commitment		$300,000,000	$	%
Term Loan Commitment		$900,000,000	$	%
	$		$	%

Effective Date:                         , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

by
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

by
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

Consented to and Accepted:

CREDIT SUISSE AG, as Agent

by
Name:
Title:

by
Name:
Title:

[Consented to:][3]

[TRANDIGM INC.]

by
Name:
Title:

[Consented to:]

[CREDIT SUISSE AG, as Issuing Bank][4]

by
Name:
Title:

by
Name:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
[4]	To be added in the case of any assignment of a Revolving Credit Commitment.

3

[Consented to:]

[CREDIT SUISSE AG, as Swingline Lender][5]

by
Name:
Title:

by
Name:
Title:

[5]	To be added in the case of any assignment of a Revolving Credit Commitment.

4

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitments, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

2

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of December 6, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TransDigm Inc. (the “Borrower”), TransDigm Group Incorporated, each subsidiary of the Borrower from time to time party thereto, the Lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of the Borrower and a Financial Officer of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate and the disclosure set forth below specifies the details of any such condition or event and any action taken or proposed to be taken with respect thereto;

4. No Loan Party (a) has changed (i) its name, (ii) corporate structure, (iii) type or organization or jurisdiction of organization, or (iv) its Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of incorporation or formation, or (b) has made an acquisition of any material property for which additional filings or recordings are necessary to perfect and maintain the Agent’s security interest therein, in each case, without having given the Agent the notice required by the Guarantee and Collateral Agreement; and

5. Schedule I attached hereto sets forth reasonably detailed calculations demonstrating compliance with the covenants set forth in Section 6.14 of the Credit Agreement [For annual certificates, add: and sets forth reasonably detailed calculations of the Borrower’s Excess Cash Flow for such fiscal year]; and

6. [For annual certificates, add: Schedule II attached hereto sets forth a list of names of all Immaterial Subsidiaries (if any) and each Subsidiary set forth on Schedule II individually qualifies as an Immaterial Subsidiary and all Domestic Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 5% of Total Assets of the Borrower and the Restricted Subsidiaries at the end of the accounting period covered by the attached financial statements and represented (on a contribution basis) less than 5% of Consolidated EBITDA for such period.]

The description below sets forth the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of ,                     , 20    .

TRANSDIGM INC.

by
Name:
Title:

2

SCHEDULE I

Calculations of the Borrower’s Financial Covenants [and Excess Cash Flow]

1. Consolidated Leverage Ratio

The ratio of

(i) Consolidated Total Indebtedness of the Borrower as of such date	$

To

(ii) Consolidated EBITDA of the Borrower for the period of the most recently ended four full consecutive fiscal quarters	$

Ratio:	___________

Must be no greater than: (see appropriate period in Section 6.14)	___________

2. Consolidated Interest Coverage Ratio

The ratio of

(i) Consolidated EBITDA of the Borrower for the period of the most recently ended four full consecutive fiscal quarters	$

To

(ii) Consolidated Interest Expense for such period that is required to be paid in cash	$

Ratio:	___________

Must be no less than: (see appropriate period in Section 6.14)	___________

[3. Excess Cash Flow]

SCHEDULE II

Immaterial Subsidiaries

EXHIBIT D

[FORM OF]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of                     , 20    , is entered into between                                 , a                          (the “New Subsidiary”) and CREDIT SUISSE AG, as administrative agent and collateral agent (in such capacities, the “Agent”), under that certain Credit Agreement, dated as of December 6, 2010 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TransDigm Inc., a Delaware corporation (the “Borrower”), TransDigm Group Incorporated, a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders from time to time party thereto and the Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a Loan Guarantor for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Subsidiary Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement (to the extent made or deemed made on or after the effective date hereof), (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in the Guarantee and Collateral Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in the Guarantee and Collateral Agreement, hereby absolutely and unconditionally guarantees, jointly and severally with the other Guarantors, to the Agent and the Lenders, the prompt payment of the Additional Obligations in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with Guarantee and Collateral Agreement.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as reasonably requested by the Agent in accordance with the Credit Agreement.

3. The New Subsidiary hereby waives acceptance by the Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

5. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

2

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

by
Name:
Title:

Acknowledged and accepted:

CREDIT SUISSE AG, as Agent

by
Name:
Title:

by
Name:
Title:

3

EXHIBIT E

[FORM OF]

BORROWING REQUEST

Credit Suisse AG,

    as Agent for the Lenders referred to below,

One Madison Avenue

New York, NY 10010

Attention: Agency Group

Fax: (212) 322-2291

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of December 6, 2010, among TransDigm Inc., a Delaware corporation (the “Borrower”), TransDigm Group Incorporated, a Delaware corporation, the subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto, and Credit Suisse AG, as administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing
(which shall be a Business Day)
(B)	Principal Amount of Borrowing
(C)	Class of Borrowing [1]
(D)	Type of Borrowing [2]
(E)	Interest Period and the last day thereof [3]
(F)	Account Number and Location

[1]	Specify a Term Borrowing, Incremental Term Borrowing, Revolving Credit Borrowing, or Incremental Revolving Credit Borrowing.
[2]	Specify a LIBO Rate Borrowing or an ABR Borrowing.
[3]	The initial Interest Period applicable to a LIBO Rate Borrowing shall be subject to the definition of “Interest Period”.

TRANSDIGM INC.

By:
Name:
Title:

2

EXHIBIT F

[FORM OF]

TERM LOAN NOTE

$[ ]	New York, New York
[—], 20[——]

FOR VALUE RECEIVED, the undersigned, TRANSDIGM INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [    ] (the “Lender”) or its registered assigns, at the office of Credit Suisse AG (the “Agent”) at One Madison Avenue, New York, New York 10010, on the dates and in the amounts set forth in the Credit Agreement dated as of December 6, 2010 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, TransDigm Group Incorporated, a Delaware corporation, the subsidiaries of the Borrower from time to time party thereto, the lenders from time to time party thereto and the Agent, in lawful money of the United States of America in immediately available funds, the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and to pay interest from the date of such Term Loans on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement. Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from the due dates at a rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this promissory note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This promissory note is one of the promissory notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This promissory note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Loan Documents referred to in the Credit Agreement. THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

TRANSDIGM INC.

By:
Name:
Title:

Schedule A to Term Loan Note

LOANS, CONVERSIONS, AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to LIBO Rate Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B to Term Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBO RATE LOANS

Date	Amount of LIBO Rate Loans	Amount Converted to LIBO Rate Loans	Interest Period and Adjusted LIBO With Respect Thereto	Amount of Principal of LIBO Rate Loans Repaid	Amount of LIBO Rate Loans Converted to ABR Loans	Unpaid Principal Balance of LIBO Rate Loans	Notation Made By

[FORM OF]

REVOLVING LOAN NOTE

$[ ]	New York, New York
[•], 20[••]

FOR VALUE RECEIVED, the undersigned, TRANSDIGM INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [ ] (the “Lender”) or its registered assigns, at the office of Credit Suisse AG (the “Agent”) at One Madison Avenue, New York, New York 10010, on the dates and in the amounts set forth in the Credit Agreement dated as of December 6, 2010 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, TransDigm Group Incorporated, a Delaware corporation, the subsidiaries of the Borrower from time to time party thereto, the lenders from time to time party thereto and the Agent, in lawful money of the United States of America in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement and to pay interest from the date of such Revolving Loans on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement. Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from the due dates at a rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this promissory note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This promissory note is one of the promissory notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This promissory note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Loan Documents referred to in the Credit Agreement. THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

TRANSDIGM INC.

By:
Name:
Title:

Schedule A to Revolving Loan Note

LOANS, CONVERSIONS, AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to LIBO Rate Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

6

Schedule B to Revolving Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBO RATE LOANS

Date	Amount of LIBO Rate Loans	Amount Converted to LIBO Rate Loans	Interest Period and Adjusted LIBO With Respect Thereto	Amount of Principal of LIBO Rate Loans Repaid	Amount of LIBO Rate Loans Converted to ABR Loans	Unpaid Principal Balance of LIBO Rate Loans	Notation Made By

EXHIBIT G

[FORM OF]

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1. I am the chief financial officer of TransDigm Group Incorporated (“Holdings”) and TransDigm Inc. (“Borrower”).

2. I have reviewed the terms of Article IV of the Credit Agreement dated as of December 6, 2010 (the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, Holdings, the subsidiaries of the Borrower from time to time party thereto, various financial institutions as Lenders (the “Lenders”), and Credit Suisse AG, as Administrative Agent and Collateral Agent, and the definitions and provisions contained in such Credit Agreement relating thereto, and I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify, on behalf of Borrower, that as of the date hereof:

(i) No Event of Default or Default has occurred and is continuing.

(ii) Since December 31, 2009, there has not occurred any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(iii) The Specified Representations are true and correct on and as of the Closing Date in all material respects; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(iv) The Acquisition and the other transactions contemplated by the Purchase Agreement have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, consummated in accordance with any Requirement of Law and on the terms described in the Purchase Agreement, without giving effect to any material amendment, waiver or modification thereof, or consent thereunder, that would be adverse in any material respect to the Lenders or any Joint Lead Arranger, unless approved to in writing by the Joint Lead Arrangers.

(v) After giving effect to the Transactions and the other transactions contemplated by the Loan Agreement, Holdings, the Borrower and the Subsidiaries shall not have any outstanding Indebtedness or preferred stock other than (a) the Indebtedness under the Credit Agreement, (b) Indebtedness under the Existing Borrower Credit Agreement in an aggregate principal amount not to exceed $530,000,000, (c) the Senior Subordinated Notes in an aggregate principal amount not to exceed $1,550,000,000, (d) the Existing Notes in an aggregate principal amount not to exceed $1,000,000,000 and (e) Indebtedness set forth on Schedule 1.01(d) of the Credit Agreement.

4. Attached hereto as Annex B are true, complete and correct copies of (a) the Historical Financial Statements and (b) the Pro Forma Financial Statements.

The foregoing certifications are made and delivered as of December 6, 2010.

[Remainder of page left intentionally blank]

TRANSDIGM INC. TRANSDIGM GROUP INCORPORATED

Name: Greg Rufus
Title: Chief Financial Officer

EXHIBIT H

[FORM OF]

SOLVENCY CERTIFICATE

TRANSDIGM GROUP INCORPORATED

THIS SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with, and pursuant to Section 4.02 of, the Credit Agreement dated as of December 6, 2010 (the “Credit Agreement”), among TransDigm Inc., a Delaware corporation (the “Borrower”), TransDigm Group Incorporated, a Delaware corporation (“Holdings”), the subsidiaries of the Borrower from time to time party thereto, various financial institutions as Lenders (the “Lenders”), and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used herein and not defined shall have the meanings attributed to them in the Credit Agreement.

The undersigned Financial Officer of Holdings hereby certifies on behalf of Holdings, the Borrower and its Subsidiaries, in his corporate capacity as Chief Financial Officer and not his individual capacity, to the solvency of Holdings, the Borrower and its Subsidiaries on consolidated basis after giving effect to the consummation of the Acquisition and other Transactions contemplated to occur on the Closing Date and further certifies as follows.

1.	The undersigned, Greg Rufus, is the duly qualified and acting Chief Financial Officer of Holdings and in such capacity is the senior financial officer of Holdings and has the responsibility for the management of Holdings’s financial affairs. The undersigned is familiar with Holdings’s and its Subsidiaries’ financial and accounting matters and the terms and conditions of the financings proposed to be arranged pursuant to the Credit Agreement and the Acquisition and the other Transactions proposed to be consummated on the Closing Date.

2.	The undersigned has carefully reviewed the contents of this Certificate and all other information and documentation that the undersigned has determined is reasonably necessary to make the statements contained in this Certificate. The statements made herein are made in good faith and are based upon the personal knowledge of the undersigned, or upon reports and other information given to the undersigned by supervisory personnel of Holdings and its Subsidiaries having responsibility for the reports and the information given, and who, in the opinion of the undersigned, are reliable and entitled to be relied upon.

Based on the foregoing, the undersigned hereby certifies that immediately after giving effect to the consummation of the Acquisition and other Transactions contemplated to occur on the Closing Date:

1.	The fair value of the assets of the Loan Parties on a consolidated basis, at fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis.

2.	The present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3.	The Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.	The Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the date hereof.

The undersigned understands that the Lenders and the Agent are relying upon the foregoing statements in this Certificate in connection with the consummation of the Acquisitions and the other Transactions.

Executed as of December 6, 2010.

Name: Gregory Rufus
Title: Executive Vice President, Chief Financial Officer and Secretary